Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

ATLANTIC COASTAL ACQUISITION CORP.,

ALPHA MERGER SUB 1, INC.

AND

ESSENTIUM, INC.

DATED AS OF NOVEMBER 30, 2021

i

Exhibits:

Exhibit A	Form of Registration Rights Agreement
Exhibit B	Form of Lock-Up Agreement
Exhibit C	Form of Second Amended and Restated Certificate of Incorporation of ACAH
Exhibit D	Form of Second Amended and Restated Bylaws of ACAH

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of November 30, 2021, is made by and among Atlantic Coastal Acquisition Corp., a Delaware corporation (“ACAH”), Alpha Merger Sub 1, Inc., a Delaware corporation (“Merger Sub”), and Essentium, Inc., a Delaware corporation (the “Company”). ACAH, Merger Sub and the Company shall be referred to herein from time to time individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

WHEREAS, (a) ACAH is a blank check company incorporated as a Delaware corporation on December 7, 2020 for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses, and (b) Merger Sub is, as of the date of this Agreement, a wholly-owned Subsidiary of ACAH that was formed for purposes of consummating the transactions contemplated by this Agreement and the applicable Ancillary Documents;

WHEREAS, on the Closing Date (as defined herein), Merger Sub will merge with and into the Company, with the Company as the surviving company in the merger and, after giving effect to such merger, the Company will be a wholly-owned Subsidiary of ACAH;

WHEREAS, prior to the Effective Time, (i) the outstanding Company Convertible Notes will be converted into a number of Company Preferred Shares in accordance with their respective terms (the “Company Note Conversion”), (ii) the outstanding Other Company Warrants (if any) will be converted into a number of Company Preferred Shares in accordance with their respective terms (the “Company Warrant Conversion”), and (iii) immediately following the Company Note Conversion and the Company Warrant Conversion, each Company Preferred Share will be converted into one Company Common Share (the “Company Preferred Conversion”);

WHEREAS, at the Effective Time, each Company Common Share (including Company Common Shares resulting from the Company Note Conversion and the Company Preferred Conversion) will be automatically converted into the right to receive a portion of the Aggregate Share Consideration, in each case, on the terms and subject to the conditions set forth in this Agreement and in accordance with Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, pursuant to the Governing Documents of ACAH, ACAH is required to provide an opportunity for its stockholders to have their outstanding ACAH Class A Shares redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the ACAH Stockholder Approval;

WHEREAS, as of the date of this Agreement, Atlantic Coastal Acquisition Management, LLC, a Delaware limited liability company (the “ACAH Sponsor”), owns 8,425,000 ACAH Class B Shares and 6,066,667 ACAH Warrants;

WHEREAS, concurrently with the execution of this Agreement, the ACAH Sponsor, ACAH, the Company and certain individuals party thereto are entering into a sponsor letter agreement (the “Sponsor Letter Agreement”), pursuant to which the ACAH Sponsor and/or each such other individual, as applicable, has agreed to, among other things, vote in favor of this Agreement and the transactions contemplated hereby (including the Merger), on the terms and subject to the conditions set forth in the Sponsor Letter Agreement;

WHEREAS, concurrently with the execution of this Agreement, each of the Supporting Company Stockholders is executing and delivering to ACAH a transaction support agreement (collectively, the “Transaction Support Agreements”), pursuant to which each such Supporting Company Stockholder has agreed to, among other things, (a) support and vote in favor of the approval and adoption of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger), and approve and effect the Company Preferred Conversion, as applicable, and (b) take, or cause to be taken, any actions necessary or advisable to cause certain agreements to be terminated effective as of the Closing;

WHEREAS, concurrently with the execution of this Agreement, certain investors (the “PIPE Investors”) are entering into subscription agreements (collectively, the “PIPE Subscription Agreements”), pursuant to which, among other things, each PIPE Investor has agreed to subscribe for and purchase on the Closing Date, and ACAH has agreed to issue and sell to each such PIPE Investor on the Closing Date, the number of ACAH New Common Shares set forth in the applicable PIPE Subscription Agreement in exchange for the purchase price set forth therein (the aggregate ACAH Shares issued to the PIPE Investors under all the PIPE Subscription Agreements, collectively, the “PIPE Shares”, and the aggregate purchase price under all PIPE Subscription Agreements, together with the Company Convertible Note Amount, collectively, the “PIPE Financing”), in each case, on the terms and subject to the conditions set forth in the applicable PIPE Subscription Agreement;

WHEREAS, at the Closing, each of ACAH, the ACAH Sponsor and certain of the Company Stockholders shall enter into a registration rights agreement, substantially in the form attached hereto as Exhibit A (the “Registration Rights Agreement”), pursuant to which, among other things, each of the ACAH Sponsor and such Company Stockholders will be granted certain registration rights with respect to their respective ACAH Shares, on the terms and subject to the conditions set forth therein;

WHEREAS, at the Closing, each of ACAH, the ACAH Sponsor and certain of the Company Stockholders shall enter into a lock-up agreement, substantially in the form attached hereto as Exhibit B (the “Lock-Up Agreement”), pursuant to which, among other things, each of the ACAH Sponsor and such Company Stockholders will agree not to effect any sale or distribution of any Equity Securities of ACAH held by any of them during the lock-up period described therein, on the terms and subject to the conditions set forth therein;

WHEREAS, the board of directors of ACAH (the “ACAH Board”) has (a) determined that it is fair to and in the best interests of ACAH and the stockholders of ACAH, and declared it advisable, to enter into this Agreement, the Ancillary Documents to which ACAH is or will be a party and to consummate the transactions contemplated hereby and thereby (including the Merger), (b) adopted and approved the execution, delivery and performance by ACAH of this Agreement, the Ancillary Documents to which ACAH is or will be a party and the transactions contemplated hereby and thereby (including the Merger), (c) resolved to recommend that the holders of ACAH Shares entitled to vote thereon vote in favor of each Transaction Proposal, and (d) directed that each Transaction Proposal be submitted to the holders of ACAH Shares for approval and adoption;

WHEREAS, the board of directors of Merger Sub has (a) determined that it is fair to and in the best interests of Merger Sub and ACAH (as its sole stockholder), and declared it advisable, to enter into this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and to consummate the transactions contemplated hereby and thereby (including the Merger), (b) adopted and approved the execution, delivery and performance by Merger Sub of this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger), (c) resolved to recommend that ACAH (as its sole stockholder) approve and adopt this Agreement, and (d) directed that this Agreement be submitted to ACAH (as its sole stockholder) for approval and adoption;

WHEREAS, ACAH, as the sole stockholder of Merger Sub, has approved and adopted this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the Merger;

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) determined that it is in the best interests of the Company and the Company Stockholders, and declared it advisable, to enter into this Agreement, the Ancillary Documents to which the Company is or will be a party and to consummate the transactions contemplated hereby and thereby (including the Merger), (b) adopted and approved the execution, delivery and performance by the Company of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger), (c) resolved to recommend that the Company Stockholders entitled to vote thereon approve and adopt this Agreement, and (d) directed that this Agreement be submitted to the Company Stockholders for approval and adoption; and

WHEREAS, it is intended for U.S. federal and applicable state and local income Tax purposes that the Merger will be treated as qualifying as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”). By executing this Agreement, the Parties hereby adopt a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3.

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

Article 1.

CERTAIN DEFINITIONS

Section 1.1.       Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“ACAH” has the meaning set forth in the introductory paragraph to this Agreement.

“ACAH Acquisition Proposal” means (a) any transaction or series of related transactions under which ACAH or any of its controlled Affiliates, directly or indirectly, (i) acquires or otherwise purchases any other Person(s), (ii) engages in a business combination with any other Person(s) or (iii) acquires or otherwise purchases all or a material portion of the assets, Equity Securities or businesses of any other Person(s) (in the case of each of clause (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, purchase of assets, tender offer or otherwise) or (b) any equity or similar investment in ACAH or any of its controlled Affiliates. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall constitute an ACAH Acquisition Proposal.

“ACAH Board” has the meaning set forth in the recitals to this Agreement.

“ACAH Board Recommendation” has the meaning set forth in Section 5.8(a).

“ACAH Change in Recommendation” has the meaning set forth in Section 5.8(b).

“ACAH Class A Shares” means, at all times prior to the Effective Time, shares of ACAH Class A common stock, par value $0.0001 per share.

“ACAH Class B Shares” means, at all times prior to the Effective Time, shares of ACAH Class B common stock, par value $0.0001 per share.

“ACAH Common Shares” means the ACAH Class A Shares and the ACAH Class B Shares.

“ACAH D&O Persons” has the meaning set forth in Section 5.13(a).

“ACAH Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by ACAH on the date of this Agreement.

“ACAH Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, and that are due and payable (and not otherwise expressly allocated to the Company or any Company Stockholder pursuant to the terms of this Agreement or any Ancillary Document) by any ACAH Party in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, placement agents, or other agents or service providers of any ACAH Party and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to an ACAH Party pursuant to this Agreement or any Ancillary Document. Notwithstanding the foregoing or anything to the contrary herein, ACAH Expenses shall not include any Company Expenses.

“ACAH Financial Statements” means all of the financial statements of ACAH included in the ACAH SEC Reports.

“ACAH Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Authority), Section 4.4 (Brokers) and Section 4.6 (Capitalization of the ACAH Parties).

“ACAH Equity Incentive Plan” has the meaning set forth in Section 5.21.

“ACAH ESPP” has the meaning set forth in Section 5.21.

“ACAH Liabilities” means, as of any determination time, the aggregate amount of Liabilities that are actually due and payable by the ACAH Parties as of such time. Notwithstanding the foregoing or anything to the contrary herein, ACAH Liabilities shall not include (a) any ACAH Expenses, (b) any Liabilities of the ACAH Parties that have been paid or otherwise satisfied or (c) any Liabilities arising out of, or related to, any Proceeding related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, including any shareholder demand or other shareholder Proceedings (including derivative claims) arising out of, or related to, any of the foregoing.

“ACAH Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, is reasonably likely to, individually or in the aggregate, prevent or materially delay (or has so prevented or materially delayed) the ability of any ACAH Party to consummate the Merger in accordance with the terms of this Agreement.

“ACAH New Common Shares” means, at all times at or after the Effective Time, shares of ACAH’s common stock, par value $0.0001 per share.

“ACAH Parties” means, collectively, ACAH and Merger Sub.

“ACAH Related Party” has the meaning set forth in Section 4.9.

“ACAH Related Party Transactions” has the meaning set forth in Section 4.9.

“ACAH Sale” means the occurrence of any of the following events (which, for the avoidance of doubt, shall not include the transactions contemplated hereby): (a) any Person, or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provision thereto, is or becomes the beneficial owner, directly or indirectly, of securities of ACAH representing more than fifty percent (50%) of the combined voting power of ACAH’s then outstanding voting securities; (b) the consummation of a merger or consolidation of ACAH with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the members of the ACAH Board immediately prior to such merger or consolidation do not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of ACAH immediately prior to such merger or consolidation do not continue to represent or are not converted into more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or (c) the shareholders of ACAH approve a plan of complete liquidation or dissolution of ACAH or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by ACAH of all or substantially all of the assets of ACAH and its Subsidiaries, taken as a whole, other than such sale or other disposition by ACAH of all or substantially all of the assets of ACAH and its Subsidiaries, taken as a whole, to an entity at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by shareholders of ACAH in substantially the same proportions as their ownership of ACAH immediately prior to such sale.

“ACAH SEC Reports” has the meaning set forth in Section 4.7.

“ACAH Share Value” means $10.00.

“ACAH Shares” means (a) at all times prior to the Effective Time, collectively, the ACAH Class A Shares and the ACAH Class B Shares and (b) at or at all times at or after the Effective Time, the ACAH New Common Shares. Any reference to ACAH Shares in this Agreement or any Ancillary Document shall be deemed to refer to clause (a) and/or clause (b) of this definition, as the context so requires.

“ACAH Sponsor” has the meaning set forth in the recitals to this Agreement.

“ACAH Stockholder Approval” means, collectively, the Required ACAH Stockholder Approval and the Other ACAH Stockholder Approval.

“ACAH Stockholder Redemption” means the right of the holders of ACAH Class A Shares to redeem all or a portion of their ACAH Class A Shares (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in the Governing Documents of ACAH.

“ACAH Stockholders Meeting” has the meaning set forth in Section 5.8.

“ACAH Warrants” means each warrant to purchase one ACAH Class A Share (or, following the Effective Time, one ACAH New Common Share) at a price of $11.50 per share, subject to adjustment.

“ACM” means ACM ARRT VII C LLC, a Delaware liability company.

“Additional ACAH SEC Reports” has the meaning set forth in Section 4.7.

“Adjusted Equity Value” means (a) the Equity Value, plus (b) the Aggregate Company Options Exercise Price, plus (c) the Company Convertible Note Amount, plus (d) the Aggregate SVB Warrant Exercise Price.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Aggregate Closing PIPE Proceeds” means the aggregate cash proceeds actually received by the ACAH Parties in respect of the PIPE Financing (whether prior to or on the Closing Date). For the avoidance of doubt, any cash proceeds received by ACAH or any of its Affiliates in respect of any amounts funded under a PIPE Subscription Agreement prior to the Closing Date shall constitute, and be taken into account for purposes of determining, the Aggregate Closing PIPE Proceeds (without, for the avoidance of doubt, giving effect to, or otherwise taking into account the use of any such proceeds).

“Aggregate Company Options Exercise Price” means the aggregate exercise price that would be paid to the Company in respect of all Company Options (whether or not vested) if all such Company Options were exercised in full immediately prior to the Effective Time (without giving effect to any “net” exercise or similar concept). For the avoidance of doubt, all references to the exercise price of Company Options shall be to the exercise price of the applicable Company Option immediately prior to the Effective Time, in accordance with the applicable option agreement.

“Aggregate SVB Warrant Exercise Price” means the aggregate exercise price that would be paid to the Company in respect of the SVB Warrant (whether vested or unvested) if the SVB Warrant were exercised in full immediately prior to the Effective Time (without giving effect to any “net” exercise or similar concept). For the avoidance of doubt, all references to the exercise price of the SVB Warrant shall be to the exercise price of the SVB Warrant immediately prior to the Effective Time, in accordance with the terms of the SVB Warrant.

“Aggregate Share Consideration” means an aggregate number of ACAH Shares equal to the quotient of (a) the Adjusted Equity Value, divided by (b) the ACAH Share Value.

“Aggregate Transaction Proceeds” means an amount equal to the sum of (a) the aggregate cash proceeds available for release to any ACAH Party (or any designees thereof, including for the avoidance of doubt ACM pursuant to the Forward Purchase Agreement) from the Trust Account in connection with the transactions contemplated hereby (for the avoidance of doubt, after giving effect to the ACAH Stockholder Redemption) and (b) the Aggregate Closing PIPE Proceeds.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Allocation Schedule” has the meaning set forth in Section 2.6(a).

“Alternative Transaction Structure” has the meaning set forth in Section 5.5(a).

“Ancillary Documents” means the Registration Rights Agreement, the Lock-Up Agreement, the Sponsor Letter Agreement, the PIPE Subscription Agreements, the Transaction Support Agreements and each other agreement, document, instrument and/or certificate contemplated by this Agreement executed or to be executed in connection with the transactions contemplated hereby.

“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act (FCPA), (b) the UK Bribery Act 2010 and (c) any other applicable anti-bribery or anti-corruption Laws or Orders related to combatting bribery, corruption and money laundering.

“Business” means the business of developing and manufacturing three-dimensional printers, filaments and other consumables for use in three-dimensional printers and the development and provision of related software, materials and services for use by customers in various industries and applications.

“Business Combination Proposal” has the meaning set forth in Section 5.8(a).

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business.

“Business Intellectual Property” has the meaning set forth in Section 3.15(c).

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act and any similar or conforming legislation in any U.S. jurisdiction, and any subsequent legislation relating to COVID-19.

“CBA” means any collective bargaining agreement or other Contract with any labor union, labor organization, or works council.

“Certificate of Merger” has the meaning set forth in Section 2.1(b).

“Certificates” has the meaning set forth in Section 2.1(h).

“CFIUS” means the Committee on Foreign Investment in the United States or each member agency thereof acting in such capacity.

“CFIUS Approval” means (a) a determination by CFIUS in writing that none of the transactions contemplated by this Agreement singly or collectively constitutes a “covered transaction” as defined under the DPA and therefore none of them is subject to review under the DPA; (b) receipt by the Parties of a written notice from CFIUS stating that CFIUS has concluded all action under the DPA with respect to the transactions contemplated by this Agreement and has determined that there are no unresolved national security concerns; (c) upon CFIUS sending a report to the Office of the President of the United States requesting the President’s decision, the announcement by the Office of the President of the United States not to take any action to suspend or prohibit or place any limitation on the transactions contemplated by this Agreement; or (d) the lapse of the period of time permitted by law for any action to be taken by CFIUS with respect to the transactions contemplated by this Agreement.

“CFIUS Notice” means a joint voluntary notice with respect to the transactions contemplated by this Agreement prepared by the parties and submitted to CFIUS in accordance with the requirements of the DPA.

“Change of Control Payment” means (a) any success, change of control, retention, transaction bonus or other similar payment or amount to any Person as a result of or in connection with this Agreement or the transactions contemplated hereby or any other Change of Control Transaction (including any such payments or similar amounts that may become due and payable based upon the occurrence of one or more additional circumstances, matters or events) or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, or any fees, expenses or other payments owing or that will become owing in respect of, any Company Related Party Transaction (in the case of each of clause (a) and (b), regardless of whether paid or payable prior to, at or after the Closing or in connection with or otherwise related to this Agreement or any Ancillary Document). Notwithstanding the foregoing or anything to the contrary herein, the ACAH Shares to be issued on the terms and subject to the conditions of this Agreement shall not constitute Change of Control Payments.

“Change of Control Transaction” means any transaction or series of related transactions (a) under which any Person(s), directly or indirectly, acquires or otherwise purchases (i) another Person or any of its Affiliates or (ii) all or a material portion of assets, businesses or equity securities of another Person, (b) that results, directly or indirectly, in the shareholders of a Person as of immediately prior to such transaction holding, in the aggregate, less than fifty percent (50%) of the voting shares of such Person (or any successor or parent company of such Person) immediately after the consummation thereof (in the case of each of clauses (a) and (b), whether by merger, consolidation, tender offer, recapitalization, purchase or issuance of equity securities, tender offer or otherwise), or (c) under which any Person(s) makes any equity or similar investment in another Person.

“Closing” has the meaning set forth in Section 2.5.

“Closing Company Financial Statements” has the meaning set forth in Section 3.5(b).

“Closing Date” has the meaning set forth in Section 2.5.

“Closing Filing” has the meaning set forth in Section 5.4(b).

“Closing Press Release” has the meaning set forth in Section 5.4(b).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Acquisition Proposal” means (a) any transaction or series of related transactions under which any Person(s), directly or indirectly, acquires or otherwise purchases (i) the Company or any of its controlled Affiliates or (ii) all or a material portion of assets, Equity Securities or businesses of the Company or any of its controlled Affiliates (in the case of each of clauses (i) and (ii), whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, purchase of assets, tender offer or otherwise), or (b) any equity or similar investment in the Company or any of its controlled Affiliates (other than the issuance of the applicable class of shares of capital stock of the Company upon the exercise or conversion of any Company Options or any Company Restricted Shares outstanding on the date of this Agreement in accordance with the terms of the Company Equity Plan and the underlying grant, award or similar agreement). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents, or the transactions contemplated hereby or thereby shall constitute a Company Acquisition Proposal.

“Company Board” has the meaning set forth in the recitals to this Agreement.

“Company Board Recommendation” has the meaning set forth in Section 5.12(a).

“Company Common Shares” means shares of common stock, par value $0.0001 per share, of the Company designated as “Common Stock” pursuant to the Amended and Restated Certificate of Incorporation of the Company, as amended (including, for the avoidance of doubt, the Company Restricted Shares); provided that, immediately from and after the consummation of the Company Note Conversion, the Company Warrant Conversion and the Company Preferred Conversion, “Company Common Shares” shall be deemed (including for all purposes under Article 2) to include the Company Common Shares issued in connection with the Company Note Conversion, the Company Warrant Conversion and the Company Preferred Conversion.

“Company Convertible Note Amount” means the aggregate outstanding principal amount of the Company Convertible Notes, plus any accrued and unpaid interest and fees due on the Company Convertible Notes, in each case, as of immediately prior to the Effective Time.

“Company Convertible Note Purchase Agreement” means that certain Note Purchase Agreement, dated as of August 27, 2021, by and among the Company, QSHGP, Inc., a Texas corporation, as collateral agent, and each of the purchasers party thereto, as amended.

“Company Convertible Notes” means the Subordinated Secured Convertible Promissory Notes issued pursuant to the Company Convertible Note Purchase Agreement with an aggregate principal amount equal to $34,322,612.

“Company Convertible Securities” means, collectively, the Company Options, the Company Warrants, the Company Convertible Notes and any other options, warrants or rights to subscribe for or purchase any capital stock of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital stock of the Company.

“Company Convertible Warrants” means any warrants to acquire Company Preferred Shares issued pursuant to the terms of the Company Convertible Notes.

“Company D&O Persons” has the meaning set forth in Section 5.14(a).

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to ACAH by the Company on the date of this Agreement.

“Company Equity Plan” means the Essentium Inc. 2018 Stock Plan, as amended, and each other plan that provides for the award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Company or any Company Subsidiary of rights of any kind to receive Equity Securities of the Company or benefits measured in whole or in part by reference to Equity Securities of the Company.

“Company Equityholders” means, collectively, the Company Stockholders and the holders of Company Convertible Securities, in each case, as of any determination time prior to the Effective Time.

“Company Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, the Company in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of the Company, and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to the Company pursuant to this Agreement or any Ancillary Document. Notwithstanding the foregoing or anything herein to the contrary, Company Expenses shall not include any ACAH Expenses.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1(a), Section 3.1(b) and Section 3.1(c) (Organization and Qualification), Section 3.2 (Subsidiaries and Equity Investments), Section 3.3(a) and Section 3.3(c) (Capitalization of the Company and the Company Subsidiaries), Section 3.4 (Authority), Section 3.10(a) (Absence of Changes), and Section 3.19 (Brokers).

“Company IT Systems” means all computer systems, Software and hardware, communication systems, equipment, network equipment, electronic data processing, communication equipment, networks, platforms, peripherals and other systems and related documentation, including any outsourced systems and processes, in each case, used or owned by the Company.

“Company Licensed Intellectual Property” means Intellectual Property Rights owned by any Person (other than the Company) that is licensed to the Company.

“Company Material Adverse Effect” means any change, event, effect, facts, development, circumstance or occurrence that, individually or in the aggregate with any other change, event, effect, fact, development, circumstance or occurrence, has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, results of operations or condition (financial or otherwise) of the Company or (b) the ability of the Company to consummate the Merger in accordance with the terms of this Agreement; provided, however, that, in the case of clause (a), none of the following (or the effect of any of the following) shall be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a “Company Material Adverse Effect”: any change, event, effect, fact, development, circumstance or occurrence from, or resulting from, (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws or GAAP or any interpretation thereof, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which the Company primarily operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of the Company with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 3.6(b) to the extent that its purpose is to address the consequences resulting from the execution, public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 6.2(a) to the extent it relates to such representations and warranties), (vii) any failure by the Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (provided that the underlying facts and circumstances resulting in such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19 and any COVID-19 Measures) or quarantines, acts of God or other natural disasters or force majeure or other comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or (viii) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has had or would reasonably be expected to have a disproportionate adverse effect on the Company relative to other participants operating in the industries or markets in which the Company operates.

“Company Note Conversion” has the meaning set forth in the recitals to this Agreement.

“Company Option” means, as of any determination time, each option to purchase Company Common Shares that is outstanding and unexercised, whether granted under a Company Equity Plan or otherwise.

“Company Owned Intellectual Property” means all Intellectual Property Rights that are owned by the Company.

“Company Preferred Conversion” has the meaning set forth in the recitals to this Agreement.

“Company Preferred Shares” means, collectively, shares of preferred stock, par value $0.0001 per share, of the Company designated as “Series A Preferred Stock,” “Series A-1 Preferred Stock,” “Series A-2 Preferred Stock,” “Series A-3 Preferred Stock,” “Series B Preferred Stock” and “Series B-1 Preferred Stock” pursuant to the Amended and Restated Certificate of Incorporation of the Company, as amended.

“Company Product” means all products or services, including (a) machines, systems, raw materials and consumable materials, (b) Software products, tools, or applications, in the case of each of clauses (a) and (b), from which the Company has derived within two years preceding the date hereof or is currently deriving revenue from the sale, license, subscription, provision, support or maintenance thereof.

“Company Product in Development” means products, services, Software, tools or applications enabling the deployment of HSE, IDEX, Flash Fuse, the component services, systems, software, processes and materials required to satisfy a digital suite offering, proprietary metals printing technologies and metals materials systems, programmable tooling, and data capture.

“Company Registered Intellectual Property” means all Registered Intellectual Property owned by the Company.

“Company Related Party” has the meaning set forth in Section 3.21.

“Company Related Party Transactions” has the meaning set forth in Section 3.21.

“Company Requisite Approval” means the adoption of this Agreement by (a) holders of a majority of the voting power of the outstanding Company Shares (treated as Company Common Stock on an as-converted basis) voting together as a single class and (b) holders of a majority of the outstanding Company Preferred Shares (treated as Company Common Shares on an as-converted basis) voting together as a single class.

“Company Restricted Shares” shall mean outstanding Company Common Shares (including shares acquired by the early exercise of a Company Option) that are unvested or are subject to a repurchase option or a risk of forfeiture.

“Company Securities” means, collectively, the Company Shares and the Company Convertible Securities outstanding immediately prior to the Effective Time.

“Company Shares” means, collectively, the Company Preferred Shares and the Company Common Shares.

“Company Stockholder Written Consent” has the meaning set forth in Section 5.12(a).

“Company Stockholder Written Consent Deadline” has the meaning set forth in Section 5.12(a).

“Company Stockholders” means, collectively, the holders of Company Shares as of any determination time prior to the Effective Time.

“Company Stockholders Agreements” means, collectively, (a) that certain Amended and Restated Investors’ Rights Agreement, dated as of September 25, 2020, by and among the Company and the other parties thereto, as amended, (b) that certain Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of September 25, 2020, by and among the Company and the other parties thereto, and (c) that certain Amended and Restated Voting Agreement, dated as of September 25, 2020, by and among the Company and the other parties thereto.

“Company Subsidiary” has the meaning set forth in Section 3.2(a).

“Company Warrants” means any warrants to acquire Equity Securities of the Company, including (i) the SVB Warrant and (ii) the Company Convertible Warrants.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated June 15, 2021, in effect between the Company and ACAH.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, clearance, consent, approval or waiting period expiration or termination to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Contract” means any legally binding agreement, contract, license, lease, obligation, undertaking or other commitment or arrangement.

“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.

“COVID-19” means SARS-CoV-2 or COVID-19 and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, or other directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19, including, the Coronavirus Aid, Relief, and Economic Security Act (CARES).

“Creator” has the meaning set forth in Section 3.15(d).

“D&O Policy” has the meaning set forth in Section 5.14(c).

“DGCL” has the meaning set forth in the recitals to this Agreement.

“Dissenting Shares” has the meaning set forth in Section 2.8.

“Dissenting Stockholder” has the meaning set forth in Section 2.8.

“DPA” has the meaning set forth in Section 3.23(g).

“Draft CFIUS Notice” has the meaning set forth in Section 5.2(a).

“Earnout Escrow Property” has the meaning set forth in Section 2.4(a).

“Earnout Exchange Ratio” means, with respect to each Triggering Event, the quotient determined by dividing (a) 15,000,000 ACAH New Common Shares (as adjusted appropriately in light of any stock dividend, share recapitalization, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event related to the ACAH New Common Shares) by (b) the Fully Diluted Shares Outstanding.

“Earnout Period” means the period beginning on the date that is 150 days after the Closing Date and ending on the date that is three years after the Closing Date.

“Earnout Pre-Closing Company Securityholders” has the meaning set forth in Section 2.4(b).

“Earnout Pro Rata Share” means, with respect to each Earnout Pre-Closing Company Securityholder, a percentage equal to the quotient of (a) the sum of (i) the aggregate number of Company Common Shares that are held by such Earnout Pre-Closing Company Securityholder immediately prior to the Effective Time (for the avoidance of doubt, following the Company Note Conversion, the Company Warrant Conversion and the Company Preferred Conversion) plus (ii) the aggregate maximum number of Company Common Shares that would otherwise be issuable assuming full exercise and immediate settlement immediately prior to the Effective Time of all Company Options and the SVB Warrant that are held by such Earnout Pre-Closing Company Securityholder (on a net exercise basis, settled in the applicable number of Company Common Shares, rounded down to the nearest whole share) immediately prior to the Effective Time; divided by (b) the Fully Diluted Shares Outstanding.

“Earnout RSU” has the meaning set forth in Section 2.4(c).

“Earnout Shares” has the meaning set forth in Section 2.4(a).

“Effective Time” has the meaning set forth in Section 2.1(b).

“Eligible Holder” has the meaning set forth in Section 2.4(c)(i).

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each pension, retirement, equity or equity-based compensation, profit sharing, savings, bonus, incentive, commission, employment, consulting, stock option or stock purchase, severance, change in control, retention, deferred compensation, welfare, accident, disability, health, salary continuation, vacation, sick pay or paid time off, and any other benefit or compensatory plan, program, policy, agreement, arrangement, or Contract (whether or not written) that the Company or any Company Subsidiary maintains, sponsors or contributes to, or under or with respect to which the Company or any Company Subsidiary has any potential or actual Liability, excluding any statutory plan, program or arrangement that is both required under applicable Laws and maintained by a Governmental Entity.

“Environmental Laws” means all Laws concerning (a) pollution, protection of the environment, or public or worker health or safety (to the extent relating to exposure to Hazardous Substances) or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal, or remediation of any Hazardous Substances. The term “Environmental Laws” includes, without limitation, the following federal statutes, as well as any state or local counterparts: the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Equity Plans Proposal” has the meaning set forth in Section 5.8(a).

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Equity Value” means $800,000,000.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person that, together with the Company or any Company Subsidiary, is (or at any relevant time has been or would be) treated as a single employer under Section 414 of the Code.

“Escrow Agent” has the meaning set forth in Section 2.4(a).

“Escrow Agreement” has the meaning set forth in Section 2.4(a).

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning set forth in Section 2.7(a).

“Exchange Agent Agreement” has the meaning set forth in Section 2.7(a).

“Exchange Documentation” has the meaning set forth in Section 2.7(d).

“Exchange Fund” has the meaning set forth in Section 2.7(b).

“Exchange Ratio” means the quotient of (a) the Aggregate Share Consideration divided by (b) the Fully Diluted Shares Outstanding.

“Exchanged Option” has the meaning set forth in Section 2.2(a).

“Exchanged Restricted Shares” has the meaning set forth in Section 2.1(h).

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

“Financial Statements” has the meaning set forth in Section 3.5(a).

“Fixtures and Equipment” has the meaning set forth in Section 3.20(c).

“Forfeiture Ratio” means, with respect to a Company Equityholder, a fraction, the numerator of which is the aggregate number of ACAH New Common Shares issuable to such Company Equityholder in accordance with Section 2.2 and as set forth in the Allocation Schedule pursuant to Section 2.6 and the denominator of which is the Aggregate Share Consideration.

“Forfeiture Shares” has the meaning set forth in Section 2.3.

“Forward Purchase Agreement” means that certain letter agreement, dated as of the date hereof, by and between ACAH and ACM.

“Fully Diluted Shares Outstanding” means (a) the aggregate number of Company Common Shares (for clarity, after having given effect to the Company Note Conversion, the Company Warrant Conversion and the Company Preferred Conversion) outstanding immediately prior to the Effective Time (other than Company Shares owned by the Company which are to be cancelled and retired in accordance with Section 2.1(i)), plus (b) the aggregate number of Company Common Shares issuable upon the exercise in full of all Company Options (whether vested or unvested) outstanding immediately prior to the Effective Time, plus (c) the aggregate number of Company Common Shares issuable upon the exercise in full of the SVB Warrant, to the extent not exercised prior to the Effective Time, immediately prior to the Effective Time (whether or not then vested or exercisable). For the avoidance of doubt, any Company Common Shares reserved for issuance pursuant to the Company Stock Plan, but not issued to any Company Equityholder, shall not be deemed to be issued or outstanding for the purposes of the calculation of “Fully Diluted Shares Outstanding.”

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation.

“Government Contract” means any Contract (a) between the Company and any Governmental Entity, including under the Small Business Innovative Research (“SBIR”) program or (b) by or between the Company as a subcontractor at any tier and any other Person, including resellers and distributors, in connection with any Contract with a Governmental Entity.

“Governmental Entity” means any, whether in the United States or otherwise, (a) multinational, national, federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, legislature or entity and any court or other judicial body or tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal (public or private).

“Governmental Sponsor” means any (a) Governmental Entity or (b) university, college, other educational institution, research center, nonprofit organization, or private source.

“Government Proposal” means an application, bid, quote, tender, offer or proposal which, if accepted, would result in a Government Contract, including under the SBIR program.

“Hazardous Substance” means (a) any material, substance or waste that is listed, defined, or regulated as a “hazardous substance,” “hazardous waste,” “toxic substance,” “hazardous material,” or word of similar import or regulatory effect under Environmental Laws; (b) petroleum products or byproducts, including derivatives and fraction thereof, asbestos, lead-based paint, polychlorinated biphenyls, per- and polyfluoroalkyl substances, radiation, radon, and toxic mold; and (c) any material that is otherwise regulated by, or may give rise to Liability pursuant to, any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Incentive Stock Option” means a Company Option intended to be an “incentive stock option” (as defined in Section 422 of the Code).

“Indebtedness” means, as of any time, without duplication, with respect to any Person, any obligations, contingent or otherwise (together with accrued and unpaid interest thereon and any prepayment premium or other penalties and any costs, fees and expenses arising thereunder due upon repayment thereof) in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money (including accrued interest and any per diem interest accruals or cost associated with prepaying any such indebtedness), (b) the principal of and premium (if any) other obligations evidenced by any note, bond, debenture or other debt security, loans, credit agreements and similar instruments (c) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (d) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payables arising in the ordinary course of business), (e) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (f) capitalized lease obligations under GAAP, (g) the termination value of derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, (h) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (a) through (g), and (h) any of the obligations of any other Person of the type referred to in clauses (a) through (h) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person, jointly or severally.

“Intellectual Property Rights” means all intellectual property rights protected, created or arising under the Laws of the United States or any other jurisdiction, including all (a) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, extensions of any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (c) copyrights and works of authorship, copyrightable works, database and design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing (collectively, “Copyrights”); (d) trade secrets and confidential information (collectively, “Trade Secrets”); (e) rights in or to Software; and (f) any other intellectual property rights protectable, arising under any of the foregoing.

“Intended Tax Treatment” has the meaning set forth in the recitals to this Agreement.

“Investment Company Act” means the Investment Company Act of 1940.

“IPO” has the meaning set forth in Section 8.18.

“ITAR” means the International Traffic in Arms Regulations (22 CFR 120-130).

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Latest Balance Sheet” has the meaning set forth in Section 3.5(a).

“Law” means any, whether with respect to the United States or otherwise, federal, state, local, foreign, national or supranational statute, law (including common law and fiduciary duties), act, ordinance, treaty, rule, code, regulation, Order, or other binding directive or guidance issued, promulgated or enforced by, in each case, any Governmental Entity.

“Leased Real Property” has the meaning set forth in Section 3.20(b).

“Letter of Transmittal” has the meaning set forth in Section 2.7(c).

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge, or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).

“Lock-Up Agreement” has the meaning set forth in the recitals to this Agreement.

“Marks” has the meaning set forth in the definition of Intellectual Property Rights.

“Material Contracts” has the meaning set forth in Section 3.8(a).

“Material Permits” has the meaning set forth in Section 3.7.

“Merger” has the meaning set forth in Section 2.1(a).

“Merger Sub” has the meaning set forth in the introductory paragraph to this Agreement.

“Multiemployer Plan” has the meaning set forth in Section (3)37 or Section 4001(a)(3) of ERISA.

“Nasdaq” means The Nasdaq Stock Market.

“Newco” has the meaning set forth in Section 5.5(a).

“Net Option Common Share Amount” means the number of Company Common Shares that would have been issued in respect of Company Options held by the Eligible Holder in the event such Company Options were exercised into shares of Company Common Shares on a net exercise basis as of immediately prior to the Effective Time, rounded down to the nearest whole share and without regard to any tax withholding.

“OFAC” has the meaning set forth in the definition of Sanctioned Person.

“Off-the-Shelf Software” means any Software that is made generally available to the public on a commercial basis and is licensed to the Company on a non-exclusive basis under standard terms and conditions.

“Order” means any writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.

“Other ACAH Stockholder Approval” means the approval of each Other Transaction Proposal by the affirmative vote of the holders of the requisite number of ACAH Shares entitled to vote thereon, whether in person or by proxy at the ACAH Stockholders Meeting (or any adjournment or postponement thereof), in accordance with the Governing Documents of ACAH and applicable Law.

“Other Company Warrants” means any Company Warrants, including the Company Convertible Warrants, but excluding the SVB Warrant.

“Other Transaction Proposal” means each Transaction Proposal, other than the Required Transaction Proposals.

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Patents” has the meaning set forth in the definition of Intellectual Property Rights.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” means any approvals, authorizations, clearances, licenses, registrations, permits, certificates, exemptions, or waivers issued by a Governmental Entity.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet due and payable or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) of record affecting title to such real property that do not prohibit or materially interfere with the Company’s use or occupancy of such real property, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the current use or occupancy of such real property or the operation of the business of the Company and do not prohibit or materially interfere with the Company’s use or occupancy of such real property, (e) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable; (f) grants by the Company of non-exclusive rights in Intellectual Property Rights in the ordinary course of business consistent with past practice; and (g) other Liens that are not, individually or in the aggregate, material to the value, use or operation of the asset subject thereto.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, Governmental Entity or other similar entity, whether or not a legal entity.

“Personal Data” means any data or information relating to an identified or identifiable natural person and/or any such information as may be defined as constituting “personal data,” “personal information,” “nonpublic personal information,” or other similar terms as they are used in or that are otherwise subject to applicable Privacy Laws.

“PIPE Financing” has the meaning set forth in the recitals to this Agreement.

“PIPE Investors” has the meaning set forth in the recitals to this Agreement.

“PIPE Shares” has the meaning set forth in the recitals to this Agreement.

“PIPE Subscription Agreements” has the meaning set forth in the recitals to this Agreement.

“Post-Closing ACAH Certificate of Incorporation” has the meaning set forth in Section 2.1(e).

“PPP Lender” means Silicon Valley Bank.

“PPP Loan” means the loan made to the Company by the PPP Lender pursuant to the PPP Loan Agreement, for the principal amount of $1,087,652, pursuant to the requirements of the Paycheck Protection Program under the CARES Act.

“PPP Loan Agreement” means the documents signed by the Company related to the PPP Loan which is evidenced by the note dated April 21, 2020 issued by the Company to the PPP Lender.

“Pre-Closing ACAH Stockholders” means the holders of ACAH Shares as of any determination time prior to the Effective Time.

“Privacy and Data Security Policies” has the meaning set forth in Section 3.22(b).

“Privacy and Security Requirements” means any of the following to the extent relating to the Processing of Personal Data, privacy, data protection, cybersecurity, data security and the security of the information technology systems of the Company and each Company Subsidiary: (a) all applicable Laws related to privacy, data protection, data security or the collection, storage, handling, disclosure, transfer, use or processing of Personal Data (“Privacy Laws”); and (b) applicable provisions of Contracts concerning privacy, data protection, data security, the collection, storage, handling, disclosure, transfer or use of Personal Data to which the Company or a Company Subsidiary is legally bound.

“Proceeding” means any lawsuit, litigation, action, audit, examination or investigation, claim, complaint, charge, proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending in court or arbitration or by, before or otherwise involving any Governmental Entity.

“Process” (or “Processing” or “Processes”) means the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Prospectus” has the meaning set forth in Section 8.18.

“Public Software” means any Software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including under any terms or conditions that impose any requirement that any Software using, linked with, incorporating, distributed with or derived from such Public Software (a) be made available or distributed in source code form; (b) be licensed for purposes of making derivative works; or (c) be redistributable at no, or a nominal, charge.

“Public Stockholders” has the meaning set forth in Section 8.18.

“Real Property Leases” means all leases, sub-leases, licenses, concessions or other agreements, in each case, pursuant to which the Company or any Company Subsidiary leases, sub-leases or otherwise uses or occupies any Leased Real Property.

“Registered Intellectual Property” means all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights, and Internet domain name registrations owned by the Company.

“Registration Rights Agreement” has the meaning set forth in the recitals to this Agreement.

“Registration Statement / Proxy Statement” means a registration statement on Form S-4 relating to the transactions contemplated by this Agreement and the Ancillary Documents and containing a prospectus and proxy statement of ACAH.

“Representatives” means (a) with respect to any Party or other Person (in each case, other than the Company prior to the Closing), such Party’s or Person’s, as applicable, Affiliates and its and such Affiliates’ respective directors, officers, employees, members, owners, accountants, consultants, advisors, attorneys, agents and other representatives, and (b) with respect to the Company prior to the Closing, the Company’s Affiliates and the Company’s and its Affiliates’ respective equityholders, directors, officers, employees, members, owners, accountants, consultants, advisors, attorneys, agents and other representatives.

“Required ACAH Stockholder Approval” means the approval of each Required Transaction Proposal by the affirmative vote of the holders of the requisite number of ACAH Shares entitled to vote thereon, whether in person or by proxy at the ACAH Stockholders Meeting (or any adjournment or postponement thereof), in accordance with the Governing Documents of ACAH and applicable Law.

“Required Governing Document Proposal” has the meaning set forth in Section 5.8(a).

“Required Transaction Proposals” means, collectively, the Business Combination Proposal, the Equity Plans Proposal and the Required Governing Document Proposal.

“Sanctioned Country” means any country or region that is, or in the past five years has been, the subject or target of economic sanctions or a comprehensive embargo under Sanctions and Export Control Laws (including Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine).

“Sanctioned Person” means (i) a Person who is on the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury’s List of Specially Designated Nationals and Blocked Persons or any other list of Persons who are the subject of U.S. sanctions administered by the Office of Foreign Assets Control or any other U.S. federal agency, including but not limited to OFAC’s Non-SDN Chinese Military-Industrial Complex Companies List; (ii) OFAC’s Sectoral Sanctions Identifications List, (iii) any legal entity that is, directly or indirectly, 50%-or-more owned by one or more Persons identified in the foregoing subparagraph (i) or (iii); (iv) the government of Crimea, Cuba, Iran, North Korea, Sudan or Syria or any Person who is a national or resident thereof or domiciled or headquartered therein; or (v) a Person on the Bureau of Industry and Security Denied Persons List, Entity List, Military End Use, or Unverified List; (vi) a Person acting or purporting to act, directly or indirectly, on behalf of, or a legal entity owned or controlled by, any of the Persons identified in any of the foregoing subparagraphs (i), (ii), (iii), (iv), or (v).

“Sanctions and Export Control Laws” means any applicable U.S. or non-U.S. Law related to (a) import and export controls, including the U.S. Export Administration Regulations, the ITAR, the EU Dual-Use Regulation (428/2009), the UK’s Export Control Order 2008, or such other controls administered by the U.S. Customs and Border Protection or the Bureau of Industry and Security of the U.S. Department of Commerce, (b) economic or trade sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the U.S. Department of Defense, Canada, the European Union, any European Union Member State, the United Nations, Her Majesty’s Treasury of the United Kingdom, or any other relevant Governmental Authority, or (c) anti-boycott measures.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedules” means, collectively, the Company Disclosure Schedules and the ACAH Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws.

“Security Incident” means a breach of security that results in the unauthorized access, collection, use, processing, storage, sharing, distribution, transfer, or destruction of, any Company IT Systems, Personal Data, Company Trade Secrets, or any confidential information of the Company.

“Signing Filing” has the meaning set forth in Section 5.4(b).

“Signing Press Release” has the meaning set forth in Section 5.4(b).

“Software” shall mean any and all (a) computer programs, applications and software, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code or executable code; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Sponsor Letter Agreement” has the meaning set forth in the recitals to this Agreement.

“Stock Price Level” has the meaning set forth in the definition of Triggering Event.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Supporting Company Stockholder” means each Company Stockholder set forth on Section 1.1(a) of the Company Disclosure Schedules.

“Surviving Company” has the meaning set forth in Section 2.1(a).

“SVB Warrant” means the Warrant to Purchase Common Stock dated October 20, 2020, exercisable for up to 29,670 Company Common Shares, issued by the Company to Silicon Valley Bank.

“Tax” means any United States federal, state, local or non-United States income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, unclaimed property, escheat, turnover, windfall profits or other taxes of any kind whatsoever, whether disputed or not, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto.

“Tax Authority” means any Governmental Entity responsible for the collection or administration of Taxes or Tax Returns.

“Tax Proceeding” has the meaning set forth in Section 3.18(c).

“Tax Return” means returns, information returns, statements, declarations, claims for refund, schedules, attachments and reports relating to Taxes filed or required to be filed with any Governmental Entity, including any amendment of any of the foregoing.

“Termination Date” has the meaning set forth in Section 7.1(d).

“Trading Day” means any day on which the Trading Market is open for trading.

“Trading Market” means the national stock exchange on which the ACAH Shares are listed for trading, which shall be Nasdaq.

“Transaction Financing” has the meaning set forth in Section 2.3.

“Transaction Litigation” has the meaning set forth in Section 5.2(e).

“Transaction Proposals” has the meaning set forth in Section 5.8(a).

“Transaction Support Agreements” has the meaning set forth in the recitals to this Agreement.

“Transactions” means the transactions contemplated by this Agreement to occur at or immediately prior to the Closing, including the Merger.

“Triggering Event” means the occurrence of any of the following events:

(a)          a $15.00 Stock Price Level is reached during the Earnout Period; or

(b)          a $20.00 Stock Price Level is reached during the Earnout Period.

Each Stock Price Level described above shall be adjusted appropriately in light of any stock dividend, share capitalization, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event related to the ACAH New Common Shares, and the applicable “Stock Price Level” will be considered achieved when, but only when, the volume-weighted average price of ACAH New Common Shares is greater than or equal to the applicable threshold over any twenty (20) Trading Days within any thirty (30) consecutive Trading Days during the specified time period. For the avoidance of doubt, (i) a Triggering Event may not occur on more than one occasion under each of clause (a) and clause (b) above and (ii) each Triggering Event may be achieved at the same time or over the same overlapping Trading Days.

“Trust Account” has the meaning set forth in Section 8.18.

“Trust Account Released Claims” has the meaning set forth in Section 8.18.

“Trust Agreement” has the meaning set forth in Section 4.8.

“Trustee” has the meaning set forth in Section 4.8.

“Unpaid ACAH Expenses” means the ACAH Expenses that are unpaid as of immediately prior to the Closing.

“Unpaid Company Expenses” means the Company Expenses that are unpaid as of immediately prior to the Closing.

“Unvested Company Option” means each Company Option outstanding as of immediately prior to the Effective Time that is not a Vested Company Option.

“Vested Company Option” means each Company Option outstanding as of immediately prior to the Effective Time that is vested as of immediately prior to the Effective Time or will vest solely as a result of the consummation of the Merger.

“WARN” means the Worker Adjustment Retraining and Notification Act of 1988, as well as similar foreign, state or local Laws.

Article 2.

MERGER

Section 2.1.          The Merger; Effects of the Merger.

(a)                           On the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time on the Closing Date, Merger Sub shall merge with and into the Company (the “Merger”). Upon consummation of the Merger, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving company of the Merger (the “Surviving Company”) and a wholly-owned subsidiary of ACAH.

(b)                           At the Closing, the Parties shall cause a certificate of merger, in a form reasonably satisfactory to the Company and ACAH (the “Certificate of Merger”), to be executed and filed with the Secretary of State of the State of Delaware. The Merger shall become effective on the date and time at which the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date and/or time as is agreed by ACAH and the Company and specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).

(c)                           The Merger shall have the effects set forth in Section 251 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Company, in each case, in accordance with the DGCL.

(d)                           At the Effective Time, the Governing Documents of Merger Sub (which shall be in the forms mutually agreed to by ACAH and the Company) shall be the Governing Documents of the Surviving Company, in each case, until thereafter changed or amended as provided therein or by applicable Law.

(e)                           At the Effective Time, the Governing Documents of ACAH shall, subject to obtaining the Required ACAH Stockholder Approval, be amended and restated substantially to the forms attached hereto as Exhibit C and Exhibit D (with such changes as may be agreed in writing by ACAH and the Company), respectively, and such shall be the certificate of incorporation (“Post-Closing ACAH Certificate of Incorporation”) and bylaws of ACAH until thereafter amended as provided therein and under the DGCL.

(f)                            At the Effective Time, the directors and officers of the Company immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Company, each to hold office in accordance with the Governing Documents of the Surviving Company until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

(g)                           At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and converted into one share of common stock, par value $0.0001, of the Surviving Company.

(h)                           At the Effective Time (and, for the avoidance of doubt, following the Company Note Conversion, the Company Warrant Conversion and the Company Preferred Conversion), by virtue of the Merger and without any action on the part of any Party or any other Person or the holders of any Company Securities or the holders of any shares of capital stock of ACAH or Merger Sub, each Company Common Share (including Company Common Shares resulting from the Company Note Conversion, the Company Warrant Conversion and the Company Preferred Conversion, but excluding any Dissenting Shares, the Company Common Shares cancelled and extinguished pursuant to Section 2.1(i)), issued and outstanding as of immediately prior to the Effective Time shall be automatically canceled and extinguished and converted, based on the Exchange Ratio, into the right to receive the number of ACAH New Common Shares. From and after the Effective Time, each Company Stockholder’s certificates (the “Certificates”), if any, evidencing ownership of the Company Common Shares and the Company Common Shares issued and outstanding immediately prior to the Effective Time shall each cease to have any rights with respect to such Company Common Shares except as otherwise expressly provided for herein or under applicable Law. If any Company Common Shares outstanding immediately prior to the Effective Time are Company Restricted Shares, then the number of ACAH New Common Shares issued in exchange for such Company Restricted Shares (the “Exchanged Restricted Shares”) will have the same terms and conditions as were applicable to such Company Restricted Shares immediately prior to the Effective Time (including with respect to vesting and termination-related provisions). The Company shall take all actions that may be necessary to ensure that, from and after the Effective Time, ACAH is entitled to exercise any such repurchase option or other right set forth in the applicable agreement governing such Company Restricted Shares.

(i)                            At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each Company Share held immediately prior to the Effective Time by the Company as treasury stock shall be automatically canceled and extinguished, and no consideration shall be paid with respect thereto.

Section 2.2.          Treatment of Company Options and Company Warrants.

(a)                           At the Effective Time, by virtue of the Merger and without any action of any Party or any other Person (but subject to, in the case of the Company, Section 2.2(d)), each Company Option (whether a Vested Company Option or an Unvested Company Option) shall be converted into an option to purchase a number of shares of ACAH New Common Shares upon substantially the same terms and conditions (but taking into account any accelerated vesting provided for in the Company Equity Plan or in any award agreement by reason of this Agreement or the transactions contemplated hereby) as are in effect with respect to such Company Option immediately prior to the Effective Time, including with respect to vesting and termination-related provisions (such option, an “Exchanged Option”), except that (i) each such Exchanged Option shall represent the right to purchase that whole number of ACAH New Common Shares (rounded down to the nearest whole number) equal to the product of (A) the number of shares of Company Common Shares subject to such Company Option immediately prior to the Effective Time multiplied by (B) the Exchange Ratio, and (ii) the exercise price per share for each such Exchanged Option (rounded up to the nearest whole cent) shall be equal to the quotient of (A) the exercise price per share of such Company Option immediately prior to the Effective Time divided by (B) the Exchange Ratio. The conversion of the Company Options will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that such conversion will not constitute a “modification” of such Company Options for purposes of Section 409A or Section 424 of the Code. As of the Effective Time, all Company Options shall no longer be outstanding and each holder of an Exchanged Option will cease to have any rights with respect to such Company Options except as set forth herein.

(b)                           Following the Effective Time, no new awards will be granted under the Company Equity Plan.

(c)                           At the Effective Time, by virtue of the Merger and without any action of any Party or any other Person (but subject to, in the case of the Company, Section 2.2(d)), the SVB Warrant, to the extent not exercised prior to the Effective Time, shall cease to represent a warrant to purchase Company Shares and will be converted automatically into a warrant for ACAH Shares exercisable on the terms and conditions set forth therein for the portion of the Aggregate Share Consideration which such holder would have received if it had exercised such SVB Warrant immediately prior to the Effective Time (after giving effect to the Company Note Conversion, the Company Warrant Conversion and the Company Preferred Conversion).

(d)                           Prior to the Closing, the Company shall take, or cause to be taken, all necessary or appropriate actions (including adopting resolutions by the Company Board or a committee thereof) under the Company Equity Plan, or other applicable instruments under the underlying grant, award, warrant or similar agreement and otherwise to give effect to the provisions of this Section 2.2. Prior to such adoption, the Company will provide ACAH with drafts of, and a reasonable opportunity to comment on, all such resolutions.

Section 2.3.          Forfeiture of Shares for Financing. Notwithstanding anything contained in this Agreement to the contrary, ACAH and the Company agree that a portion of the Aggregate Share Consideration otherwise issuable at the Closing equal to up to 5% of the Aggregate Share Consideration (the “Forfeiture Shares”) shall be forfeited by, and shall not be issuable to, the Company Equityholders, if and to the extent such Forfeiture Shares are required to be transferred to sources of financing for the transactions contemplated by this Agreement (including PIPE Investors) (any such financing, “Transaction Financing”) as reasonably and mutually agreed by ACAH and the Company. ACAH and the Company shall each provide commercially reasonable cooperation to each other in implementing terms and conditions that may apply to such Forfeiture Shares as agreed in connection with any such Transaction Financing, including establishing an escrow account for any Forfeiture Shares that will be subject to the achievement of specified conditions following the Closing. Any Forfeiture Shares shall be forfeited by the Company Equityholders in accordance with the Forfeiture Ratio as set forth in the Allocation Schedule. Unless otherwise required by Law, all issuances of Forfeiture Shares to sources of Transaction Financing in accordance with this Section 2.3 shall be treated by the Parties as an adjustment to the Aggregate Share Consideration, with respect to the Company Equityholders and an adjustment to the ACAH Shares to be issued under the respective PIPE Subscription Agreements, with respect to the PIPE Investors.

Section 2.4.          Earnout.

(a)                           At or prior to the Closing, ACAH and Continental Stock Transfer & Trust Company (or such other escrow agent mutually acceptable to ACAH and the Company), as escrow agent (the “Escrow Agent”), shall enter into an escrow agreement, effective as of the Effective Time, in form and substance reasonably satisfactory to ACAH and the Company (the “Escrow Agreement”), pursuant to which ACAH shall issue in the name of the Earnout Pre-Closing Company Securityholders and deposit with the Escrow Agent 30,000,000 ACAH New Common Shares less the number of ACAH New Common Shares that would otherwise be subject to Earnout RSUs issuable to all Eligible Holders in accordance with Section 2.4(c) (which shall be equitably adjusted on account of any subdivision, stock split, reverse stock split, stock dividend, combination, reclassification or similar equity restructuring transaction or any changes in the ACAH New Common Shares as a result of a merger, consolidation, reorganization, recapitalization, business combination or similar transaction involving ACAH) (as adjusted, the “Earnout Shares”) to be held, along with any other dividends, distributions or other income on such Earnout Shares (collectively, the “Earnout Escrow Property”), in a segregated escrow account and disbursed therefrom in accordance with the terms of this Section 2.4 and the Escrow Agreement.

(b)                           Except as otherwise provided in Section 2.4(c), as additional consideration for the Merger, within fifteen (15) Business Days after the occurrence of a Triggering Event during the Earnout Period, ACAH shall issue or cause the Escrow Agent to disburse to each Company Equityholder, in each case as of immediately prior to the Effective Time (other than holders of Dissenting Shares, if any, and Company Options) (collectively, the “Earnout Pre-Closing Company Securityholders”), the number of ACAH New Common Shares (rounded down to the nearest whole ACAH New Common Share) equal to the product of such Earnout Pre-Closing Company Securityholders Earnout Pro Rata Share multiplied by 15,000,000 (which shall be equitably adjusted on account of any subdivision, stock split, reverse stock split, stock dividend, combination, reclassification or similar equity restructuring transaction or any changes in the ACAH New Common Shares as a result of a merger, consolidation, reorganization, recapitalization, business combination or similar transaction involving ACAH). Notwithstanding anything to the contrary contained herein, (i) in no event shall ACAH be required under this Section 2.4 to issue or cause the Escrow Agent to disburse an aggregate number of Earnout Shares and ACAH New Common Shares subject to Earnout RSUs in excess of 30,000,000 ACAH New Common Shares (which shall be equitably adjusted on account of any subdivision, stock split, reverse stock split, stock dividend, combination, reclassification or similar equity restructuring transaction or any changes in the ACAH New Common Shares as a result of a merger, consolidation, reorganization, recapitalization, business combination or similar transaction involving ACAH) and (ii) at the end of the Earnout Period, any Earnout Shares that have not been issued by ACAH or disbursed by the Escrow Agent to Earnout Pre-Closing Company Securityholders in accordance with this Section 2.4 shall be released to the Company by the Escrow Agent and cancelled or disposed of by the Company in the Company’s sole discretion and the Earnout Pre-Closing Company Securityholders shall have no further right to receive any portion thereof. To the extent that any portion of the Earnout Shares issued to a Company Equityholder relates to Exchanged Restricted Shares that remain unvested as of the date of issuance of such Earnout Shares, then such Earnout Shares shall be subject to the same vesting conditions applicable to the corresponding Exchanged Restricted Shares over the remaining vesting schedule of such Exchanged Restricted Shares.

(c)                           Earnout RSUs.

(i)            Notwithstanding anything in this Agreement to the contrary, no holder of a Company Option shall be entitled to receive Earnout Shares. Each holder of an Exchanged Option shall be granted, as soon as reasonably practicable following the Effective Time and ACAH’s filing of a Form S-8 Registration Statement, an award of restricted stock units (an “Earnout RSU”) pursuant to this Section 2.4(c), provided that the holder remains in continuous service to ACAH or an Affiliate as of the grant date of such award (each, an “Eligible Holder”). The number of ACAH New Common Shares subject to each Earnout RSU shall equal the product of (i) the Net Option Common Share Amount, and (ii) the Earnout Exchange Ratio. Each Earnout RSU shall vest on the later to occur of (x) the vesting dates under the remaining vesting schedule applicable to the Exchanged Option in respect of which the Earnout RSU was granted and (y) the occurrence of a Triggering Event (including, for the avoidance of doubt, pursuant to Section 2.4(g)); for the avoidance of doubt, a pro rata portion of ACAH New Common Shares subject to the Earnout RSU shall be allocated to each Triggering Event. The holder of an Earnout RSU shall forfeit any Earnout RSU in the event such holder’s continuous service to ACAH or one of its Affiliates terminates prior to such Earnout RSUs becoming vested. To the extent that any Triggering Event does not occur in accordance with the terms of this Agreement, any Earnout RSUs that would otherwise vest under this Agreement as a result of the occurrence of such Triggering Event shall instead be forfeited and cancelled without the payment of any consideration in respect thereof.

(ii)           All Earnout RSUs to be issued hereunder shall be issued under and pursuant to the terms and conditions of the ACAH Equity Incentive Plan and such plan shall cover a number of ACAH New Common Shares in addition to the share reserve approved for all other awards under such ACAH Equity Incentive Plan. Nothing contained in this Section 2.4 or elsewhere in this Agreement, express or implied, is intended to confer upon any holder of Company Options any right as a third party beneficiary of this Agreement. For the avoidance of doubt, any such Earnout RSUs issued to Eligible Holders shall be granted in addition to, and not in lieu of, any Exchanged Options.

(d)                           Any issuances of Earnout Shares shall be treated as an adjustment to the Aggregate Share Consideration for all Tax purposes, except to the extent otherwise required by applicable Law (including, for the avoidance of doubt, with respect to any amounts required to be treated as interest pursuant to Section 483 of the Code).

(e)                           The right of the Earnout Pre-Closing Company Securityholders to receive the Earnout Shares or have vest the Earnout RSUs (i) is solely a contractual right, will not be evidenced by a certificate or other instrument and does not constitute a security, (ii) may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than upon written notice to ACAH pursuant to a Permitted Transfer, and (iii) does not give the Earnout Pre-Closing Company Securityholders any right to receive interest payments. For purposes of this Agreement, “Permitted Transfer” means: (A) a transfer on death by will or intestacy; (B) a transfer by instrument to an inter vivos or testamentary trust for beneficiaries upon the death of the trustee; (C) a transfer made pursuant to a court order of a court of competent jurisdiction (such as in connection with divorce, bankruptcy or liquidation); (D) a transfer by a partnership or limited liability company through a distribution to its partners or members, as applicable, in each case without consideration; (E) a transfer made by operation of Law (including a consolidation or merger) or as pursuant to the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity or (F) a transfer by an Earnout Pre-Closing Company Securityholder that is a venture capital or investment fund to an Affiliate.

(f)                            There is no guaranty or other assurance of any kind that any Earnout Shares or Earnout RSUs will be payable hereunder (regardless of any projections, models, forecasts or any other financial data generated by, or provided to, the Company, ACAH or their respective Affiliates or Representatives). ACAH shall have sole discretion with regard to all matters relating to the operation of the Company and its businesses and shall have no express or implied obligation to take any action, or omit to take any action, to seek to maximize the number of Earnout Shares or Earnout RSUs issuable to the Earnout Pre-Closing Company Securityholders or cause the Triggering Events to be satisfied.

(g)                           If, during the Earnout Period, ACAH consummates an ACAH Sale that will result in the holders of ACAH New Common Shares receiving a per share price (based on the value of the cash, securities or in-kind consideration being delivered in respect of such ACAH New Common Shares, as determined in good faith by the ACAH Board) equal to or in excess of the applicable Stock Price Level required in connection with any Triggering Event, then immediately prior to the consummation of such ACAH Sale (a) any Triggering Event at such Stock Price Level that has not previously occurred shall be deemed to have occurred and (b) ACAH shall issue the applicable Earnout Shares to the applicable Earnout Pre-Closing Company Securityholders in accordance with their respective Earnout Pro Rata Share, (c) the applicable Earnout RSUs shall vest with respect to the Eligible Holders and (d) such Earnout Pre-Closing Company Securityholders and Eligible Holders shall be eligible to participate in such ACAH Sale. If, during the Earnout Period, there is an ACAH Sale that will result in the holders of ACAH New Common Shares receiving a per share price (based on the value of the cash, securities or in-kind consideration being delivered in respect of such ACAH New Common Shares, as determined in good faith by the ACAH Board) that is less than any applicable Stock Price Level required in connection with any Triggering Event that has not previously occurred, then this Section 2.4 shall terminate and no Earnout Shares shall be issuable (and no Earnout RSUs shall be capable of vesting) hereunder with respect to any such Triggering Event(s) in connection with or following completion of the ACAH Sale.

Section 2.5.          Closing of the Transactions Contemplated by this Agreement. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by exchange of the closing deliverables by the means provided in Section 8.11 as promptly as reasonably practicable, but in no event later than the third (3rd) Business Day, following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) (the “Closing Date”) or at such other place, date and/or time as ACAH and the Company may agree in writing.

Section 2.6.          Allocation Schedule.

(a)                           At least three (3) Business Days prior to the Closing Date, the Company shall deliver to ACAH and the Exchange Agent an allocation schedule (the “Allocation Schedule”) setting forth, as of the date thereof:

(i)            (A) the number of Company Common Shares held by each Company Stockholder (after giving effect to the Company Note Conversion, the Company Warrant Conversion and the Company Preferred Conversion), (B) the number of Company Common Shares subject to each Company Warrant held by each holder thereof, and (C) the number of Company Common Shares subject to each Company Option held by each holder thereof;

(ii)           in the case of the Company Options and Company Warrants, the exercise (or similar) price and, if applicable, the exercise (or similar) date;

(iii)          (A) the Exchange Ratio; (B) the portion of the Aggregate Share Consideration (specifying the number of ACAH New Common Shares) allocated to each Company Common Share pursuant to Section 2.1(h) based on the Exchange Ratio (including, for the avoidance of doubt, the number of ACAH New Common Shares that would be allocated to any such Company Common Shares pursuant to Section 2.1(h) but for such Company Common Shares being Dissenting Shares), (C) the portion of the Aggregate Share Consideration allocated to the SVB Warrant, to the extent not exercised prior to the Effective Time, and (D) the portion of the Aggregate Share Consideration allocated to each Company Option pursuant to Section 2.2(a), as well as, in the case of each of clauses (A) through (D), reasonably detailed calculations with respect to the components and subcomponents thereof (including any exchange (or similar) ratio on which such calculations are based);

(iv)          each Company Stockholder that is a Dissenting Stockholder and the number of Company Common Shares held by such Company Stockholder that are Dissenting Shares;

(v)           the exercise price of each Exchanged Option at the Effective Time, which shall be based on the same exchange (or similar) ratio used for purposes of determining the number of Exchanged Options for which such Company Option is exchanged in clause (iii) of this Section 2.6(a);

(vi)          with respect to each Company Equityholder (after giving effect to the Company Note Conversion, the Company Warrant Conversion and the Company Preferred Conversion), the aggregate number of ACAH New Common Shares issuable to such Company Equityholder based on allocations with respect to each class and type of Company Security held by such Company Equityholder, as set forth in Section 2.6(a)(iii);

(vii)         the Forfeiture Ratio for each Company Equityholder;

(viii)        the estimated number of Earnout Shares and Earnout RSUs issuable to each Earnout Pre-Closing Company Securityholder (after giving effect to the Company Note Conversion, the Company Warrant Conversion and the Company Preferred Conversion) upon the occurrence of a Triggering Event; and

(ix)           a certification, duly executed by the chief executive officer of the Company, that the information and calculations delivered pursuant to clauses (i) through (viii) of this Section 2.6(a) are, and will be as of immediately prior to the Effective Time, (A) true and correct in all respects, (B) in accordance with the applicable provisions of this Agreement, the Governing Documents of the Company, the Company Stockholders Agreements and applicable Laws, (C) in the case of the Company Options and the Company Restricted Shares, in accordance with the Company Equity Plan and any applicable grant or similar agreement with respect to each Company Option and award of Company Restricted Share, and (D) in the case of the SVB Warrant, to the extent not exercised prior to the Effective Time, in accordance with its terms.

The Company will review any comments to the Allocation Schedule provided by ACAH or any of its Representatives and consider in good faith and incorporate any reasonable comments proposed by ACAH or any of its Representatives at least two (2) Business Days prior to the Effective Time.

(b)                           Notwithstanding the foregoing or anything to the contrary herein, the ACAH Parties and the Exchange Agent will be entitled to rely upon the Allocation Schedule for purposes of allocating the transaction consideration to the Company Equityholders under this Agreement or under the Exchange Agent Agreement, as applicable, and upon delivery, payment and issuance of the Aggregate Share Consideration on the Closing Date to the Exchange Agent, ACAH and its respective Affiliates shall be deemed to have satisfied all obligations with respect to the payment of consideration under this Agreement (including with respect to the Aggregate Share Consideration), and none of them shall have (A) any further obligations to the Company, any Company Equityholder or any other Person with respect to the payment of any consideration under this Agreement (including with respect to the Aggregate Share Consideration), or (B) any Liability with respect to the allocation of the consideration under this Agreement, and the Company and the Company Equityholders hereby irrevocably waive and release ACAH and its Affiliates (and, on and after the Closing, the Company and its Affiliates) from any and all claims arising out of or resulting from or related to such Allocation Schedule and the allocation of the Aggregate Share Consideration, as the case may be, among each Company Equityholder as set forth in such Allocation Schedule.

Section 2.7.          Company Stockholder Deliverables.

(a)                           At least three (3) Business Days prior to the Closing Date, ACAH shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) (it being understood and agreed, for the avoidance of doubt, that Continental Stock Transfer& Trust Company (or any of its Affiliates) shall be deemed to be acceptable to the Company) and enter into an exchange agent agreement with the Exchange Agent (the “Exchange Agent Agreement”) for the purpose of exchanging Certificates, if any, representing the Company Common Shares and each Company Common Share held in book-entry form on the stock transfer books of the Company immediately prior to the Effective Time, in either case, for the portion of the Aggregate Share Consideration issuable in respect of such Company Common Shares pursuant to Section 2.1(h) and on the terms and subject to the other conditions set forth in this Agreement. The Company shall reasonably cooperate with ACAH and the Exchange Agent in connection with the appointment of the Exchange Agent, the entry into the Exchange Agent Agreement (including, if necessary or advisable, as determined in good faith by ACAH, by also entering into the Exchange Agent Agreement in the form agreed to by ACAH and the Exchange Agent) and the covenants and agreements in this Section 2.7 (including the provision of any information, or the entry into any agreements or documentation, necessary or advisable, as determined in good faith by ACAH, or otherwise required by the Exchange Agent Agreement for the Exchange Agent to fulfill its duties as the Exchange Agent in connection with the transactions contemplated hereby).

(b)                           At the Effective Time, ACAH shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Company Stockholders and for exchange in accordance with this Section 2.7 through the Exchange Agent, evidence of ACAH New Common Shares in book-entry form representing the portion of the Aggregate Share Consideration issuable pursuant to Section 2.1(h) in exchange for the Company Common Shares outstanding immediately prior to the Effective Time. All shares in book-entry form representing the portion of the Aggregate Share Consideration issuable pursuant to Section 2.1(h) deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund.”

(c)                           Reasonably promptly after the Effective Time (and in any event within two (2) Business Days thereafter), ACAH shall send or shall cause the Exchange Agent to send, to each record holder of Company Common Shares as of immediately prior to the Effective Time, whose Company Common Shares were converted pursuant to Section 2.1(h) into the right to receive a portion of the Aggregate Share Consideration as determined pursuant to Section 2.1(h), (i) a letter of transmittal and instructions (which letter of transmittal will be in customary form) for use in such exchange (each, a “Letter of Transmittal”); provided, however, that the Exchange Agent shall not be required to deliver a Letter of Transmittal to any holder of Company Common Shares that has delivered a Letter of Transmittal with respect to such Company Stockholder’s Company Common Shares to the Exchange Agent at least two (2) Business Days prior to the Closing Date.

(d)                           Each holder of Company Common Shares that has been converted into the right to receive a portion of the Aggregate Share Consideration pursuant to Section 2.1(h) shall be entitled to receive such portion of the Aggregate Share Consideration as determined pursuant to Section 2.1(h) and as set forth in the Allocation Schedule and upon receipt of a duly completed and validly executed Letter of Transmittal with respect to such holder’s Company Common Shares and such other documents as may reasonably be requested by the Exchange Agent (collectively, the “Exchange Documentation”). Promptly following delivery of such holder’s Exchange Documentation, the Exchange Agent will deliver to the holder of such Company Common Shares in exchange therefor such holder’s portion of the Aggregate Share Consideration as determined pursuant to Section 2.1(h) and as set forth in the Allocation Schedule, in each case; provided, however, that if the holder of such Company Common Shares delivers to the Exchange Agent the Exchange Documentation with respect to such holder’s Company Common Shares at least two (2) Business Days prior to the Closing Date, the Exchange Agent shall deliver to the holder of such Company Common Shares in exchange therefor such holder’s portion of the Aggregate Share Consideration as determined pursuant to Section 2.1(h) and as set forth in the Allocation Schedule covered by such Exchange Documentation on the Closing Date or as promptly as practicable thereafter. Such Company Common Shares shall forthwith be cancelled.

(e)            If any portion of the Aggregate Share Consideration is to be issued to a Person other than the Company Stockholder in whose name the surrendered Certificate or the transferred Company Common Share in book-entry form is registered, it shall be a condition to the issuance of the applicable portion of the Aggregate Share Consideration that, in addition to any other requirements set forth in the Exchange Agent Agreement, (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Company Common Share in book-entry form shall be properly transferred and (ii) the Person requesting such consideration pay to the Exchange Agent any transfer or similar Taxes required as a result of such consideration being issued to a Person other than the registered holder of such Certificate or Company Common Share in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer or similar Taxes have been paid or are not payable.

(f)            No interest will be paid or accrued on the Aggregate Share Consideration (or any portion thereof). From and after the Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 2.7, each Company Common Share (excluding any Dissenting Shares and the Company Shares cancelled and extinguished pursuant to Section 2.1(i)) shall solely represent the right to receive a portion of the Aggregate Share Consideration to which such Company Common Share is entitled to receive pursuant to Section 2.1(h).

(g)           At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers of Company Common Shares that were outstanding immediately prior to the Effective Time.

(h)           Any portion of the Exchange Fund that remains unclaimed by the Company Stockholders twelve (12) months following the Closing Date shall be delivered to ACAH or as otherwise instructed by ACAH, and any Company Stockholder who has not exchanged his, her or its Company Common Shares for the applicable portion of the Aggregate Share Consideration in accordance with this Section 2.7 prior to that time shall thereafter look only to ACAH for the issuance of the applicable portion of the Aggregate Share Consideration, without any interest thereon. None of ACAH, the Surviving Company or any of their respective Affiliates shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat, or similar Law. Any portion of the Aggregate Share Consideration remaining unclaimed by the Company Stockholders immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of ACAH free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.8.           Dissenting Stockholder. Notwithstanding anything to the contrary herein, any Company Share for which any Company Stockholder (such Company Stockholder, a “Dissenting Stockholder”) (a) has not voted in favor of the Merger or consented to it in writing and (b) has demanded the appraisal of such Company Shares in accordance with, and has complied in all respects with, Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into the right to receive the applicable portion of Aggregate Share Consideration pursuant to Section 2.1(h). From and after the Effective Time, (i) the Dissenting Shares shall be cancelled and extinguished and shall cease to exist and (ii) the Dissenting Stockholders shall be entitled only to such rights as may be granted to them under Section 262 of the DGCL and shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Company or any of its Affiliates (including ACAH); provided, however, that if any Dissenting Stockholder effectively withdraws or loses such appraisal rights (through failure to perfect such appraisal rights or otherwise), then the Company Shares held by such Dissenting Stockholder (A) shall no longer be deemed to be Dissenting Shares and (B) shall be treated as if they had been converted automatically at the Effective Time into the right to receive the applicable portion of Aggregate Share Consideration pursuant to Section 2.1(h). Each Dissenting Stockholder who becomes entitled to payment for his, her or its Dissenting Shares pursuant to the DGCL shall receive payment thereof from the Company in accordance with the DGCL. The Company shall give ACAH prompt notice of any written demands for appraisal of any Company Share, attempted withdrawals of such demands and any other documents or instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal in accordance with the provisions of Section 262 of the DGCL, and ACAH shall have the opportunity to participate in all negotiations and proceedings with respect to all such demands. The Company shall not, except with the prior written consent of ACAH (prior to the Closing) (such consent not to be unreasonably withheld, conditioned or delayed), make any payment or deliver any consideration (including Company Shares or ACAH New Common Shares) with respect to, settle or offer or agree to settle any such demands.

Section 2.9.           Withholding. ACAH, the Company, the Exchange Agent and any other applicable withholding agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so withheld and remitted to the applicable Tax Authority in accordance with applicable Tax Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Prior to the Effective Time, ACAH, the Exchange Agent or any other applicable withholding agent, as appropriate, shall provide commercially reasonable notice to the Company upon becoming aware of any such withholding obligation. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

Article 3.

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

Subject to Section 8.8, except as set forth in the Company Disclosure Schedules, the Company hereby represents and warrants to the ACAH Parties as follows with respect to the Company and the Company Subsidiaries:

Section 3.1.           Organization and Qualification.

(a)                           The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company has the requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not have a Company Material Adverse Effect.

                (b)                            True and complete copies of the Governing Documents of the Company and the Company Stockholders Agreements have been made available to ACAH, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of the Company and the Company Stockholders Agreements are in full force and effect, and the Company is not in breach or violation of any provision set forth in its Governing Documents or in breach in any material respect of the Company Stockholders Agreements.

(c)                            The Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect.

Section 3.2.           Subsidiaries and Equity Investments.

(a)                            Except for the Subsidiaries of the Company set forth in Section 3.2(a) of the Company Disclosure Schedules (collectively, the “Company Subsidiaries” and each individually a “Company Subsidiary”), the Company does not own, directly or indirectly, have the right to acquire, or have the power to vote, the shares of any capital stock or other Equity Interests of any Person.

(b)                            Each Company Subsidiary is a corporation or other entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization or incorporation, except where the failure to be in good standing would not have a Company Material Adverse Effect. Each Company Subsidiary has the requisite corporate or other legal entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not have a Company Material Adverse Effect.

(c)                            True and complete copies of the Governing Documents of each Company Subsidiary have been made available to ACAH, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of each Company Subsidiary are in full force and effect, and no Company Subsidiary is in breach or violation of any provision set forth in its Governing Documents.

(d)                            Each Company Subsidiary is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect.

(e)                            All of the outstanding capital stock of, or other voting securities (including voting shares) or equity interests in, each Company Subsidiary, is owned by the Company free and clear of any Liens (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or equity interests). All of the capital stock or equity interests of each Company Subsidiary has been issued in material compliance with all applicable Laws.

(f)            There are no outstanding subscriptions, warrants, options, convertible securities or other rights (contingent or otherwise) issued by the Company or any Company Subsidiary or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any Company Subsidiary, including any agreement or commitment obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, shares of capital stock or other securities of any Company Subsidiary or obligating the Company or any Company Subsidiary to grant, extent or enter into any subscription, warrant, option, convertible security or other right (contingent or otherwise) or other similar agreement or commitment with respect to any Company Subsidiary, or obligating any Company Subsidiary to make any payments pursuant to any stock based or stock related plan or award. No Company Subsidiary is subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan, capital contribution or otherwise) to or in any Person.

Section 3.3.           Capitalization of the Company and the Company Subsidiaries.

(a)            Section 3.3(a) of the Company Disclosure Schedules sets forth a true and complete statement as of the date of this Agreement of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding, (ii) the identity of the Persons that are the record and beneficial owners thereof, (iii) with respect to each award of Company Restricted Shares, each Company Option and each Company Warrant, (A) the date of grant or issuance, as applicable, (B) any applicable exercise (or similar) price, (C) any applicable expiration (or similar) date, and (D) any applicable vesting schedule (including acceleration provisions) and (iv) with respect to each Company Option, whether such Company Option is an Incentive Stock Option. All of the Equity Securities of the Company have been duly authorized and validly issued and are fully paid and non-assessable. The Equity Securities of the Company (1) were not issued in violation of the Governing Documents of the Company, the Company Stockholders Agreements or any other Contract to which the Company is party or bound, (2) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person, (3) have been offered, sold and issued in compliance with applicable Law, including Securities Laws and (4) are free and clear of all Liens (other than transfer restrictions under applicable Securities Law or under the Company Stockholders Agreements). Except for the Company Restricted Shares, the Company Options and the Company Warrants set forth on Section 3.3(a) of the Company Disclosure Schedules and those either permitted by Section 5.1(b) or issued, granted or entered into in accordance with Section 5.1(b), the Company has no outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted stock, restricted stock units, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company. Except for the Company Stockholders Agreements, there are no voting trusts, proxies or other Contracts with respect to the voting or transfer of the Company’s Equity Securities.

(b)           (i) Each Company Option has an exercise price at least equal to the fair market value of a Company Common Share on the date such Company Option was granted, (ii) no Company Option has had its exercise date or grant date “back-dated” or materially delayed, and (iii) all Company Options and awards of Company Restricted Shares have been issued in all material respects in compliance with the Company Equity Plan and all applicable Laws and properly accounted for in all material respects in accordance with GAAP.

(c)           Section 3.3(c) of the Company Disclosure Schedules sets forth a list of all Indebtedness of the Company as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.

Section 3.4.           Authority. The Company and each Company Subsidiary has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, as applicable, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Company Stockholder Written Consent, the execution and delivery of this Agreement, the Ancillary Documents to which the Company and each Company Subsidiary is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate (or other similar) action on the part of the Company. The execution, delivery and performance of this Agreement and each Ancillary Document and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Company Board and upon receipt of the Company Requisite Approval, no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or such Ancillary Document or the Company’s performance hereunder or thereunder. This Agreement and each Ancillary Document to which the Company is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by the Company and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Company (assuming that this Agreement and the Ancillary Documents to which the Company is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws generally affecting the enforcement of creditors’ rights and subject to general principles of equity). The Company Requisite Approval constitutes the minimum number of issued and outstanding Company Shares required to approve and adopt this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger), in each case in accordance with the DGCL, the Company’s Governing Documents and the Company Stockholders Agreements.

Section 3.5.           Financial Statements; Undisclosed Liabilities.

(a)            The Company has made available to ACAH a true and complete copy of (i) the unaudited condensed consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2020 and the related unaudited condensed consolidated income statement of the Company and the Company Subsidiaries for the year then ended, (ii) the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2019 and the related audited consolidated statement of operations, changes in redeemable convertible preferred stock and stockholders’ equity and cash flows of the Company and the Company Subsidiaries for the year then ended and (iii) the unaudited balance sheet of the Company as of June 30, 2021 (the “Latest Balance Sheet”) and the related unaudited consolidated statements of operations of the Company and the Company Subsidiaries for the six-month period then ended (the financial statements described in clauses (i) , (ii) and (iii), the “Financial Statements”), which Financial Statements are attached as Section 3.5(a) of the Company Disclosure Schedules. The Financial Statements (including the notes thereto) (A) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be specifically indicated in the notes thereto), (B) fairly present, in all material respects, the financial position and results of operations of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein and (C) were derived from, and accurately reflect in all material respects, the books and records of the Company and the Company Subsidiaries.

(b)           Each of the financial statements or similar reports required to be included in the Registration Statement / Proxy Statement or any other filings to be made by the Company with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document (the financial statements described in this sentence, which the Parties acknowledge shall, with respect to historical financial statements, solely consist of the audited financial statements as of and for the years ended December 31, 2019 and December 31, 2020, along with unaudited financial statements as of and for the applicable quarterly interim periods thereafter, the “Closing Company Financial Statements”) when delivered following the date of this Agreement in accordance with Section 5.20, (i) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except, in the case of any audited financial statements, as may be specifically indicated in the notes thereto and subject to, in the case of any unaudited financial statements, normal year end audit adjustments (none of which is expected to be, individually or in the aggregate, material) and the absence of notes thereto), (ii) will fairly present, in all material respects, the financial position, results of operations, stockholders’ deficit and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein (subject to, in the case of any unaudited financial statements, normal year end audit adjustments (none of which is expected to be, individually or in the aggregate, material)), (iii) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and will contain an unqualified report of the Company’s auditors and (iv) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the date of such delivery (including Regulation S-X or Regulation S-K, as applicable).

(c)            Except (i) as set forth on the face of the Latest Balance Sheet, (ii) for Liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet (none of which are Liabilities related to a breach of Contract, breach of warranty, tort, infringement, Proceeding or violation of applicable Law), (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance by the Company or any Company Subsidiary of its covenants or agreements in this Agreement or any Ancillary Document to which it is or will be a party or the consummation of the transactions contemplated hereby or thereby (including, for the avoidance of doubt, any Liabilities arising out of, or related to, any Proceeding related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, including any stockholder demand or other stockholder Proceedings (including derivative claims) arising out of, or related to, any of the foregoing), and (iv) for Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, neither the Company nor any Company Subsidiary have any Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP.

(d)           The Company has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Company’s assets. The Company maintains and, for all periods covered by the Financial Statements and the Closing Company Financial Statements, has maintained books and records of the Company in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Company and the Company Subsidiaries, in each case, in all material respects.

(e)            Since the Company’s incorporation, neither the Company nor any Company Subsidiary has received any written complaint, allegation, assertion or claim that there is (i) “significant deficiency” in the internal controls over financial reporting of the Company and the Company Subsidiaries, (ii) a “material weakness” in the internal controls over financial reporting of the Company and the Company Subsidiaries or (iii) fraud, whether or not material, that involves management or other employees of the Company or any Company Subsidiary who have a significant role in the internal controls over financial reporting of the Company and the Company Subsidiaries.

Section 3.6.           Consents and Requisite Governmental Approvals; No Violations.

(a)            No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Company or any Company Subsidiary with respect to the Company’s or any such Company Subsidiary’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the Company or such Subsidiary is or will be party or the consummation of the transactions contemplated hereby or thereby, except for (i) compliance with and Consents under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) the filing of the Certificate of Merger or (iv) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which, individually or in the aggregate, would not have a Company Material Adverse Effect.

(b)           None of the execution or delivery by the Company or any Company Subsidiary, to the extent applicable, of this Agreement or any Ancillary Documents to which it is or will be a party, the performance by the Company or any Company Subsidiary of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in a violation or breach of any provision of the Company’s or such Company Subsidiary’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Material Contract to which the Company or such Company Subsidiary is a party or (B) any Material Permits, (iii) violate, or constitute a breach under, any Order or applicable Law to which the Company, any Company Subsidiary or any of their respective properties or assets are subject or bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of the Company or any Company Subsidiary, except, in the case of any of clauses (i) and (iv) above, as would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.7.           Permits. The Company and each Company Subsidiary has all Permits that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to hold the same would not result in a Company Material Adverse Effect (the “Material Permits”). Except as is not and would not reasonably be expected to be material to the Company or any Company Subsidiary, (i) each Material Permit is in full force and effect in accordance with its terms and (ii) no written notice of revocation, cancellation or termination of any Material Permit has been received by the Company or such Company Subsidiary. The Company and each Company Subsidiary is, and since the date of their incorporation has been, in compliance in all material respects with the terms of all the Material Permits. To the Company’s knowledge, no event, circumstance, or state of facts has occurred which (with or without due notice or lapse of time or both) would reasonably be expected to result in the failure of the Company or any Company Subsidiary to be in compliance with the terms of the Material Permits.

Section 3.8.           Material Contracts.

(a)            Section 3.8(a) of the Company Disclosure Schedules sets forth a list of the following Contracts to which the Company or any Company Subsidiary is, as of the date of this Agreement, a party (each Contract required to be set forth on Section 3.8(a) of the Company Disclosure Schedules, together with each Contract entered into after the date of this Agreement that would be required to be set forth on Section 3.8(a) of the Company Disclosure Schedules if entered into prior to the execution and delivery of this Agreement, and each Government Contract required to be set forth on Section 3.8(a) of the Company Disclosure Schedules collectively, the “Material Contracts”):

(i)            any Contract with a Material Supplier;

(ii)           any Contract relating to Indebtedness of the Company or any Company Subsidiary or to the placing of a Lien (other than a Permitted Lien) on any material assets or properties of the Company or any Company Subsidiary;

(iii)          any Contract under which the Company or any Company Subsidiary is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $250,000;

(iv)          any Contract under which the Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by the Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $250,000;

(v)           any joint venture, strategic alliance, profit-sharing, partnership, collaboration, co-promotion, commercialization, research and development or other similar Contract;

(vi)          any (A) Contract with suppliers and/or technical consultants (including those relating to the design, development, manufacture or sale of Company Products or Company Products in Development) for expenditures paid or payable by the Company in excess of $500,000, in the aggregate, over the 12-month period ending December 31, 2020, or (B) material advertising, agency, original equipment manufacturer, dealer, distributors, joint marketing or channel partner Contract;

(vii)         any Contract that, in any material respect, (A) limits or purports to limit the freedom of the Company or any Company Subsidiary to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the operations of ACAH or any of its Affiliates after the Closing, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions or (C) contains any other provisions restricting or purporting to restrict the ability of the Company or any Company Subsidiary to sell, manufacture, develop or commercialize products, directly or indirectly through third parties, or to solicit any potential employee or customer or that would so limit or purports to limit ACAH or any of its Affiliates after the Closing;

(viii)        any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by the Company or any Company Subsidiary in an amount in excess of $500,000 over the term of the agreement;

(ix)           any Contract requiring the Company or any Company Subsidiary to guarantee the Liabilities of any Person (other than the Company or such Company Subsidiary) or pursuant to which any Person (other than the Company or any Company Subsidiary) has guaranteed the Liabilities of the Company, in each case in excess of $250,000;

(x)            any Contract under which the Company or any Company Subsidiary has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person;

(xi)           any Contract required to be disclosed on Section 3.21 of the Company Disclosure Schedules;

(xii)          any Contract with any Person (A) pursuant to which the Company (or ACAH or any of its Affiliates after the Closing) or any Company Subsidiary may be required to achieve milestones, or to pay “earn-out,” royalties or other contingent payments in excess of $500,000 or (B) under which the Company or any Company Subsidiary grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to exclusively license or any other similar rights with respect to any Company Product or any Intellectual Property Rights;

(xiii)         any Contract with any Person (A) relating to the licensing of any material Intellectual Property Rights to the Company or any Company Subsidiary from a third party, including all material Company Licensed Intellectual Property, other than licenses granted in connection with or implied by the sale of a product or service or licenses or subscriptions for Off-the-Shelf Software or Public Software, (B) relating to the licensing of any Company Owned Intellectual Property to a third party from the Company or any Company Subsidiary, other than nonexclusive licenses granted in connection with or implied by the sale of a Company Product in the ordinary course of business consistent with past practice, (C) relating to the acquisition, ownership or development of any Company Owned Intellectual Property (other than non-exclusive licenses granted to employees, consultants or contractors of the Company or its Subsidiaries for the purpose of providing services to the Company or such Subsidiary), (D) that materially affects the Company’s or any Company Subsidiary’s ability to use any material Company Owned Intellectual Property, or (E) requires the Company or any Company Subsidiary to escrow Software owned by it, (A)-(E) in each case, other than non-disclosure agreements;

(xiv)        any Contract (A) governing the terms of, or otherwise related to, the employment, engagement or services of any current director, manager, officer, employee, individual independent contractor or other service provider of the Company or any Company Subsidiary whose annual base salary (or, in the case of an independent contractor, annual base compensation) is in excess of $200,000 (including, for the avoidance of doubt, any Contract providing for severance payments or benefits) that requires prior notice of termination of thirty (30) days or longer, (B) providing for any Change of Control Payment, (C) that could result in material Liability to the Company or any Company Subsidiary if terminated or (D) that requires prior notice of termination of thirty (30) days or longer;

(xv)         any Contract for the disposition of any portion of the equity interests, assets or business of the Company or any Company Subsidiary or for the acquisition by the Company of the equity interests, assets or business of any other Person (other than acquisitions or dispositions made in the ordinary course of business), or under which the Company or any Company Subsidiary has any continuing obligation with respect to an “earn-out,” contingent purchase price or other contingent or deferred payment obligation;

(xvi)        any Contract that will be required to be filed with the Registration Statement under applicable SEC or requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant;

(xvii)       any settlement, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve any payments after the date of this Agreement, (B) with a Governmental Entity or (C) that imposes or is reasonably likely to impose, at any time in the future, any material non-monetary obligations on the Company or any Company Subsidiary (or ACAH or any of its Affiliates after the Closing);

(xviii)      any material CBA;

(xix)         any Contract between the Company or any Company Subsidiary, on the one hand, and any of the Company or the Company Subsidiaries’ present or former directors, officers, contractors or employees (other than at-will employment or consulting arrangements or intellectual property assignment agreements with employees and contractors entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements, or any Company Related Person;

(xx)          any Contract involving any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices; and

(xxi)         any other Contract the performance of which requires either aggregate payments to or from the Company or any Company Subsidiary in excess of $250,000 over the term of the agreement and, in each case, that is not terminable by the Company or such Company Subsidiary without penalty upon less than thirty (30) days’ prior written notice.

(b)           (i) Each Material Contract is valid and binding on the Company or the Company Subsidiary party thereto, and, to the Company’s knowledge, the counterparties thereto, and is in full force and effect and enforceable in accordance with its terms against the Company or such Company Subsidiary and, to the Company’s knowledge, the counterparties thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws generally affecting the enforcement of creditors’ rights and subject to general principles of equity), (ii) the Company or the Company Subsidiary party thereto and, to the Company’s knowledge, the counterparties thereto are not in material breach of, or default under, any Material Contract and (iii) no event has occurred that (with or without due notice or lapse of time or both) would result in a material breach of, or default under, any Material Contract by the Company or any Company Subsidiary or, to the Company’s knowledge, the counterparties thereto. Neither the Company nor any Company Subsidiary has received written notice of the intention of any counterparty to any Material Contract to cancel, terminate or modify in any material respect the terms of any such Material Contract, or materially accelerate the obligations of the Company or any Company Subsidiary thereunder. The Company has made available to ACAH true, correct and complete copies of all Material Contracts in effect as of the date of this Agreement.

Section 3.9.           Government Contracts and Proposals.

(a)           Section 3.9(a) of the Company Disclosure Schedule lists each Government Contract the period of performance of which has not expired or been terminated, which remains subject to audit, or under which the Company developed material Company Owned Intellectual Property, including the Government Contract’s name and number; the name of the other party; the Governmental Entity that is providing the funding (if different from the other contracting party); the total estimated value of the Government Contract; whether the Company represented itself as a small business under the Government Contract; any other special eligibility for the award: the date the Government Contract was awarded; and the scheduled end date of the Government Contract.

(b)           Section 3.9(b) of the Company Disclosure Schedule lists each Government Proposal pending as of the date of this Agreement, including the solicitation number and name; the Governmental Entity that will provide the funding if the Government Proposal were selected for award; the total estimated value of the proposal; whether the Company represented itself as a small business in submitting the Government Proposal; any other special eligibility for the award; and the date of the submission of the Government Proposal. If a Government Proposal results in an award before the Closing date, then the resulting award shall be a Government Contract.

(c)           The Company has made available to ACAH correct and complete copies of all Government Contracts and Government Proposals listed on Section 3.9(a) or Section 3.9(b) of the Company Disclosure Schedule. All Government Contracts listed in Section 3.9(a) of the Company Disclosure Schedule the period of performance of which has not expired, and which has not been otherwise terminated, constitute valid and binding obligations of the Company and, to the knowledge of the Company, the other party or parties thereto, and are fully enforceable against the Company and, to the knowledge of the Company, the other party or parties thereto, in accordance with their respective terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws generally affecting the enforcement of creditors’ rights and subject to general principles of equity).

(d)           Since the Company’s date of incorporation, with respect to each Government Contract (i) the Company has complied with all contract terms and conditions, (ii) all applicable Laws pertaining to each Government Contract, including, but not limited to, the following Laws to the extent applicable: the False Claims Act, the Contract Disputes Act, the Procurement Integrity Act, the Truthful Cost or Pricing Data Act, the Service Contract Act, the Office of Federal Procurement Policy Act, the Federal Property and Administrative Services Act, the Federal Acquisition Regulation, the Cost Accounting Standards, or any other applicable Law; (iii) all proposal representations and certifications were complete and correct as of their effective date, (iv) the Company has not submitted any inaccurate information or document to any person, (v) the Company has no information that any option will not be exercised or that any Government Contract will be terminated or that the scope of any Government Contract is likely to be reduced, (vi) all amounts previously charged to or presently carried as chargeable to each Government Contract are allowable under its terms, (vii) the Company is operating in accordance with each Government Contract’s budget, and there are no projected cost overruns, (viii) the Company has made available to ACAH all written past performance evaluations, comments or reviews by any person that were received by or made available to the Company since the Company’s date of incorporation in connection with any Government Contract, (ix) the Company has made available to ACAH each draft and final audit report received by the Company since the Company’s date of incorporation with respect to an audit by the Government of any Government Contract or of any indirect cost, other cost or cost accounting practice of the Company, affecting any Government Contract, (x) to the knowledge of the Company, no Company employee working under any Government Contract is currently disqualified from bidding for Government Contracts, nor are there are any facts or circumstances that would warrant the institution of suspension or debarment proceedings against any such employee, (xi) there are no outstanding disputes or claims arising under or relating to any Government Contract, (xii) all technical data, computer software and computer software documentation (as those terms are defined under applicable Law and the terms of the Government Contract) developed, delivered, or used under or in connection with the Government Contract have been properly and sufficiently marked and protected so that no more than the minimum rights or licenses required under applicable regulations and Government Contract terms, if any, have been afforded to the Governmental Entity and any third parties, (xiii) the Company has maintained records sufficient to justify the validity of any markings that assert restrictions on the Governmental Entity’s rights with respect to all such technical data, computer software and computer software documentation, and (xiv) all disclosures, elections, and notices required by applicable regulations and contract terms to protect ownership of inventions developed, conceived or first actually reduced to practice under Government Contracts have been made and provided.

(e)            Since the Company’s date of incorporation, with respect to each Government Proposal, (i) the Company has complied with all solicitation terms and conditions and applicable Law, (ii) all proposal representations and certifications were complete and correct as of their effective date, and (iii) the Company has not submitted any inaccurate information or document to any person.

(f)            Since the Company’s date of incorporation, neither any Governmental Entity nor the Company has conducted or initiated any internal investigation with respect to any alleged act or omission arising under or relating to a Government Contract or Government Proposal, nor has the Company made a voluntary disclosure to the Government with respect to any such alleged act or omission.

(g)           Since the Company’s date of incorporation, neither the Company nor any Affiliates, officers, managers or any “Principal” (as defined in FAR 2.101), nor to the knowledge of the Company, any employees, have been debarred, proposed for debarment or suspended from participation in the award of Government Contracts (it being understood that debarment and suspension do not include ineligibility to bid for certain contracts due to generally applicable bidding requirements); nor have any of the foregoing parties been subject to any indictment, lawsuit, subpoena, civil investigative demand, discovery request, search warrant, document request, administrative proceeding, voluntary disclosure, consent decree, judgment, deferred prosecution agreement, Claim, dispute, mediation, arbitration or settlement concerning any material violation of any requirement pertaining to a Government Contract or Government Proposal; nor are any of them listed on the List of Parties Excluded from Federal Procurement and Nonprocurement Programs.

Section 3.10.        Absence of Changes. Since December 31, 2020, (a) no Company Material Adverse Effect has occurred, and (b) except as expressly contemplated by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby and thereby, (i) the Company has conducted its business in the ordinary course in all material respects, and (ii) the Company has not taken any action that would require the consent of ACAH if taken during the period from the date of this Agreement until the Closing pursuant to Section 5.1(b).

Section 3.11.         Litigation. Except as set forth on Section 3.11 of the Company Disclosure Schedules, as of the date of this Agreement, and since the Company’s date of incorporation, there is no material Proceeding pending or, to the Company’s knowledge, threatened against or involving (a) the Company or any Company Subsidiary, (b) any of the Company’s or any Company Subsidiary’s material assets or properties, (c) any of the Company’s or any Company Subsidiary’s managers, officers or directors or, to the Company’s knowledge, any of the Company’s or any Company Subsidiary’s employees, or (d) any of the foregoing in such capacity in a criminal Proceeding. Except as set forth on Section 3.11 of the Company Disclosure Schedules, none of the Company, the Company Subsidiaries, or any of their respective properties or assets is subject to any outstanding Order that would reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries. As of the date of this Agreement, there are (and since the Company’s incorporation and each Company Subsidiary’s organization there have been) no material Proceedings by the Company or any Company Subsidiary pending against any other Person. To the knowledge of the Company, as of the date of this Agreement, neither the Company nor any Company Subsidiary has any cause of action, nor is the Company aware of any set of facts, that would require the Company or any Company Subsidiary to institute, or consider instituting, any Proceeding against any other Person. Except as set forth on Section 3.11 of the Company Disclosure Schedules, there is no unsatisfied judgment or any open injunction binding upon the Company or any Company Subsidiary which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company or the Company Subsidiaries to consummate the Transactions.

Section 3.12.         Compliance with Applicable Law.

(a)            The Company and each Company Subsidiary (i) conducts (and since the Company’s incorporation and each Company Subsidiary’s incorporation or organization, as applicable, has conducted) its business in accordance in all material respects with all Laws applicable to the Company or such Company Subsidiary and is not in violation in any material respect of any such Law and (ii) has not received any written communications or, to the Company’s knowledge, any other communications from a Governmental Entity that alleges that the Company or such Company Subsidiary is not in compliance in all material respects with any such Law.

(b)           The Company’s application for the PPP Loan, including all representations and certifications contained therein, was true, correct and complete in all respects when made and was otherwise completed in accordance with all guidance issued in respect of the CARES Act and Payroll Protection Program and no misleading statements were made in connection with, nor material information omitted from, such application. The Company has used the proceeds of the PPP Loan solely for the purposes permitted by the CARES Act and Payroll Protection Program and has complied in all respects with all requirements of the CARES Act and Payroll Protection Program in connection therewith. Section 3.12(b) of the Company Disclosure Schedules sets forth (i) the original amount of the PPP Loan received by the Company, (ii) the name of the PPP Lender, (iii) the outstanding amount of the PPP Loan as of the date hereof, and (iv) and the portion (if any) of the PPP Loan that has been forgiven as of the date hereof.

Section 3.13.         Employee Plans.

(a)            Section 3.13(a)(i) of the Company Disclosure Schedules sets forth a true and complete list of all material Employee Benefit Plans. With respect to each material Employee Benefit Plan, the Company has provided or made available to ACAH true and complete copies of the following documents, to the extent applicable: (i) the most recent favorable determination or opinion letter issued by the Internal Revenue Service with respect to each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code; (ii) the current plan and trust documents and all amendments thereto (and for any unwritten plan, a summary of the material terms); (iii) the most recent summary plan description and all summaries of material modifications thereto; (iv) the most recent IRS Form 5500 annual report (with all schedules and attachments thereto); and (v) any non-routine and material correspondence with any Governmental Entity since December 31, 2018. Except as set forth in Section 3.13(a)(ii) of the Company Disclosure Schedules, neither the Company nor any Company Subsidiary currently has, nor has the Company or any Company Subsidiary had, the obligation to maintain, establish, sponsor, participate in or contribute to any Employee Benefit Plan or similar arrangement that is subject to any Law or applicable custom or rule of any jurisdiction outside of the United States.

(b)           Neither the Company or any Company Subsidiary nor an ERISA Affiliate maintains, sponsors, contributes to or has any obligation to contribute to or has any Liability with respect to or under, or at any time in the six (6) years preceding the date hereof has maintained, sponsored, contributed to, or had any Liability with respect to or under: (i) a Multiemployer Plan; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or a plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 or 430 of the Code; (iii) a “multiple employer plan” within the meaning of Section of 413(c) of the Code or Section 210 of ERISA; or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). No Employee Benefit Plan provides and neither the Company nor any Company Subsidiary has any Liabilities or potential obligation to provide any retiree or post-termination or post-ownership health or life insurance or other welfare-type benefits to any Person, except (i) health continuation coverage pursuant to COBRA or similar Law, for which the recipient pays the full premium cost of coverage, (ii) coverage through the end of the calendar month in which a termination of employment occurs, or (iii) pursuant to an Employee Benefit Plan listed on Section 3.13(a) of the Company Disclosure Schedules requiring the Company or any Company Subsidiary to pay or subsidize COBRA premiums for a terminated employee following the employee’s termination. Neither the Company nor any Company Subsidiary has or is reasonably expected to have any material Liability by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.

(c)            Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a current favorable determination or opinion or advisory letter from the Internal Revenue Service as to its qualification and, to the Company’s knowledge, no events have occurred or circumstances exist that could reasonably be expected to adversely affect such qualified status. Neither the Company nor any Company Subsidiary has incurred (whether or not assessed) or is reasonably expected to incur or to be subject to any material penalty or Tax under the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010 and including any guidance issued thereunder, including under Sections 4980H, 4980B, 4980D, 6055, 6056, 6721 or 6722 of the Code.

(d)           Except as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company and the Company Subsidiaries, each Employee Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in operational compliance with, and is in documentary compliance with, Section 409A of the Code. Each Company Option intended to qualify as an Incentive Stock Option so qualifies.

(e)            Except as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company and the Company Subsidiaries, taken as a whole, (i) each Employee Benefit Plan (and each related trust, insurance Contract, or fund) has been maintained, funded and administered in accordance with its terms and in compliance with the applicable requirements of ERISA, the Code, and other applicable Laws, (ii) all contributions (including all employer contributions and employee salary reduction contributions), distributions, reimbursements and premium payments that are due have been timely made in accordance with the terms of the Employee Benefit Plan and in compliance with the requirements of applicable Law, and, to the extent not yet due, have been properly accrued in accordance with GAAP, and (iii) no unfunded Liability exists with respect to any Employee Benefit Plan.

(f)            (i) No event has occurred and no condition exists with respect to any Employee Benefit Plan that could result in a material Tax, penalty or other Liability or obligation of the Company; (ii) there are no pending or, to the Company’s knowledge, threatened claims or Proceedings with respect to any Employee Benefit Plan (other than routine claims for benefits), and there is no fact or circumstance that would reasonably be expected to give rise to any such claim or Proceeding; (iii) there have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA; and (iv) no breaches of fiduciary duty (as determined under ERISA) by the Company with respect to any Employee Benefit Plan have occurred that, in the case of clauses (i) through (iv), either individually or in the aggregate, could reasonably be expected to result in material liability to the Company and the Company Subsidiaries, taken as a whole.

(g)           Except as set forth in Section 3.13(g) of the Company Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event) could (i) result in any payment or benefit becoming due to or result in the forgiveness of any indebtedness of any current or former director, manager, officer, employee, individual independent contractor or other service providers of the Company or any Company Subsidiary under any Employee Benefit Plan, (ii) increase the amount of any compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service providers of the Company or any Company Subsidiary under any Employee Benefit Plan, (iii) result in the acceleration of the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of any compensation or benefits to any current or former director, manager, officer, employee, individual independent contractor or other service providers of the Company or any Company Subsidiary under any Employee Benefit Plan, or (iv) limit or restrict the right of any of the Company or any Company Subsidiary to merge, amend or terminate any Employee Benefit Plan.

(h)           No amount that could be received (whether in cash or property or the vesting of property) by any “disqualified individual” (as defined in Section 280G of the Code and the regulations thereunder) of any of the Company or any Company Subsidiary under any Employee Benefit Plan or otherwise as a result of the consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event) could, separately or in the aggregate, be nondeductible under Section 280G of the Code or subjected to an excise tax under Section 4999 of the Code.

(i)            The Company has no obligation to make a “gross-up” or similar payment in respect of any taxes that may become payable under Section 4999 or 409A of the Code.

Section 3.14.         Environmental Matters. Except as set forth in Section 3.14 of the Company Disclosure Schedule:

(a)           The Company and each Company Subsidiary is, and since the Company’s incorporation and each Company Subsidiary’s organization has been, operating in compliance in all material respects with all Environmental Laws.

(b)           The Company has obtained all material Permits required under applicable Environmental Laws for the operation of the Business, is in compliance in all material respects with the terms and provisions of such Permits, and, to the Company’s knowledge, there are no facts or circumstances, including pending or threatened Proceedings, which would reasonably be expected to give rise to the rescission, cancellation, or early termination of any such material Permit.

(c)           There has been no release of, contamination by, or exposure of any Person to, any Hazardous Substances at the Leased Property or, to the Company’s knowledge, at any property formerly owned, operated, or leased by the Company or any property to which materials generated or used by the Company at the Leased Property or any other property formerly owned, operated, or leased by the Company have been sent for disposal, recycling, or reuse, which has resulted or could result in a material Liability of the Company under Environmental Law.

(d)           Neither the Company nor any Company Subsidiary has received any written communication or notice from any Governmental Entity or any other Person regarding any actual, alleged, or potential material violation of, or material Liability under, any Environmental Laws;

(e)           There is no Proceeding or Order pending or, to the Company’s knowledge, threatened against the Company or any Company Subsidiary in respect to any material violation of Environmental Law;

(f)            The Company has not assumed by contract or, to the Company’s knowledge, by operation of Law, any material Liabilities arising under Environmental Laws of any other Person; and

(g)           The Company has made available to ACAH true, correct, and complete copies of all material environmental assessments, audits and reports and all other material environmental, health and safety documents that are in the Company’s possession or control relating to the current or former operations, properties or facilities of the Company and each Company Subsidiary, actual or potential liabilities under Environmental Laws, and Hazardous Substances at the Leased Real Property and any other real property formerly owned, leased, or operated by the Company or any Company Subsidiary.

Section 3.15.         Intellectual Property.

(a)            Section 3.15(a) of the Company Disclosure Schedules sets forth a true and complete list of (i) all currently issued or pending Company Registered Intellectual Property, (ii) material unregistered Marks, and (iii) material Company Products, in each case, as of the date of this Agreement. Section 3.15(a) of the Company Disclosure Schedules lists, for each item of Company Registered Intellectual Property as of the date of this Agreement (A) the record owner of such item, (B) the jurisdictions in which such item has been issued or registered or filed, (C) the issuance, registration or application date, as applicable, for such item and (D) the issuance, registration or application number, as applicable, for such item.

(b)           As of the date of this Agreement, (i) all necessary fees and filings with respect to any Company Registered Intellectual Property have been timely submitted to the relevant intellectual property office or Governmental Entity and Internet domain name registrars to maintain such Company Registered Intellectual Property in full force and effect, except as would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Company’s knowledge, as of the date of this Agreement, no issuance or registration obtained and no application filed by the Company for any Intellectual Property Rights has been cancelled, abandoned, allowed to lapse or not renewed, except where the Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application. As of the date of this Agreement, there are no Proceedings pending, including litigations, interference, re-examination, inter parties review, reissue, opposition, nullity, or cancellation proceedings involving the Company and that relate to any of the Company Registered Intellectual Property and, to the Company’s knowledge, no such Proceedings are threatened in writing by any Governmental Entity or any other Person, except in each case as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)           The Company exclusively owns all right, title and interest in and to all material Company Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens). For all material Patents owned by the Company, each inventor of the Patent has assigned their rights to the Company. The Company exclusively owns or has a valid and enforceable right to use all Intellectual Property Rights that are used in, material to or necessary for the operation of the Business and the Company as presently conducted, free and clear of all Liens (other than Permitted Liens) (together with the Company Owned Intellectual Property, the “Business Intellectual Property”). Immediately following the Closing, the material Business Intellectual Property will be owned by, licensed to or available for use by the Company on the terms and conditions substantially similar to those immediately prior to the Closing. Except as set forth on Section 3.15(c), the Company has not (i) transferred ownership of, or granted any exclusive license with respect to, any Company Owned Intellectual Property to any other Person or (ii) granted any customer the right to use any material Company Product on anything other than a non-exclusive basis in the ordinary course of business. The Company has valid rights under all Contracts for Company Licensed Intellectual Property to use, sell, license and otherwise exploit, as the case may be, all Company Licensed Intellectual Property licensed pursuant to such Contracts as the same is currently used, sold, licensed and otherwise exploited by the Company in connection with the Company’s business, except as would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company Registered Intellectual Property is subsisting and, to the Company’s knowledge, all of the Company’s rights in and to the Company Owned Intellectual Property and the Company Licensed Intellectual Property, are valid and enforceable (in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws generally affecting the enforcement of creditors’ rights and subject to general principles of equity).

(d)           Pursuant to valid and, to the knowledge of the Company, enforceable written agreements, the Company’s employees and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Company Owned Intellectual Property (each such person, a “Creator”) have agreed to maintain and protect the confidential information of the Company. Pursuant to valid and, to the knowledge of the Company, enforceable written agreements, each of the Creators have assigned or have agreed to a present tense assignment to the Company of all Intellectual Property Rights authored, invented, created, improved, modified or developed by such person in the course of such Creator’s employment or other engagement with the Company with respect to such Company Owned Intellectual Property.

(e)            No material Company Owned Intellectual Property was (in whole or in part) authored, created, conceived, developed, or reduced to practice by or on behalf of, or with or using any personnel, grants, funds, facilities, Intellectual Property Rights or other resources of, a Governmental Sponsor, and, to the knowledge of the Company, no Person who created or developed any such Company Owned Intellectual Property was employed by or under contract to perform services for any Governmental Sponsor during a period of time during which such Person was also employed by the Company related to the development of such Company Owned Intellectual Property. No Governmental Sponsor has any claim of ownership in or to any Company Owned Intellectual Property.

(f)            The Company has taken commercially reasonable steps to safeguard and maintain the secrecy of any material Trade Secrets, know-how and other confidential information owned by the Company. Without limiting the foregoing, the Company has not disclosed any such material Trade Secrets, know-how or confidential information to any other Person unless such disclosure was under a written non-disclosure agreement containing limitations on use and disclosure. To the Company’s knowledge, there has been no unauthorized access to or disclosure of any Trade Secrets, know- how or confidential information of the Company, or of violation or breach of any written obligations with respect to such, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g)           None of the Company Owned Intellectual Property and, to the Company’s knowledge, none of the Company Licensed Intellectual Property is subject to any outstanding Order that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by the Company or affects the validity, use or enforceability of any such Company Owned Intellectual Property, except as is not and would not reasonably be expected to be, individually or in the aggregate, a Company Material Adverse Effect.

(h)           To the Company’s knowledge, neither the conduct of the business of the Company nor any of the Company Products offered, marketed, licensed, provided, sold, distributed or otherwise exploited by the Company, nor any of the Company Products in Development that are currently under development by the Company, infringes, constitutes or results from an unauthorized use or misappropriation of, dilutes or otherwise violates, or has, since the Company’s date of incorporation, infringed, constituted or resulted from an unauthorized use or misappropriation of, diluted or otherwise violated any Intellectual Property Rights of any other Person, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(i)            Since the Company’s date of incorporation, there have been no and there are not currently any Proceedings pending nor has the Company received any written communications (i) alleging that the Company has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any other Person, or (ii) challenging the validity, enforceability, use or exclusive ownership of any Company Owned Intellectual Property, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(j)            To the Company’s knowledge, no Person is infringing, misappropriating, misusing, diluting or otherwise violating, or has, since the Company’s date of incorporation, infringed, misappropriated, misused, diluted or otherwise violated, any Company Owned Intellectual Property. Since the Company’s date of incorporation, the Company has not made any written claim against any Person alleging any infringement, misappropriation, dilution or other violation of any Company Owned Intellectual Property, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(k)           The Company has a valid right to use all of the Company IT Systems that are used by the Company in connection with the Business, except as is not and would not reasonably be expected have, individually or in the aggregate, a Company Material Adverse Effect. The Company has not disclosed or delivered to any escrow agent or any other Person, other than employees or contractors who are subject to confidentiality obligations, any of the source code that is material Company Owned Intellectual Property, and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code. To the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or could reasonably be expected to, result in the delivery, license or disclosure of any material source code that is owned by the Company or otherwise constitutes Company Owned Intellectual Property to any Person who is not, as of the date the event occurs or circumstance or condition comes into existence, currently subject to confidentiality obligations with respect thereto.

(l)            The Company has not used, modified, linked to, created derivative works from or incorporated any Public Software into any Company Product that is ready to be commercialized, or into other Company Owned Intellectual Property, in each case in a manner that (i) requires any Company Owned Intellectual Property to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form and/or for the purpose of making derivative works, for any reason, (ii) grants, or requires the Company to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Company Owned Intellectual Property, (iii) limits in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of any Company Owned Intellectual Property or (iv) otherwise imposes any limitation, restriction or condition on the right or ability of the Company to use, hold for use, license, host, distribute or otherwise dispose of any Company Owned Intellectual Property, other than compliance with notice and attribution requirements, (i)-(iv), in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.16.         Labor Matters.

(a)           Since the Company’s date of incorporation, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, (i) neither the Company nor any Company Subsidiary (A) has had any Liability for any failure to pay or delinquency in paying wages or other compensation for services (including all wages and salaries, wage premiums, commissions, severance, termination payments, fees, bonuses, and any other compensation that has come due and payable to any current or former employees and independent contractors under applicable Law, Contract or Company policy), or any penalties, fines, interest, or other sums, and (B) has not had any Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of the Company (other than routine payments to be made in the normal course of business and consistent with past practice); and (ii) the Company and each Company Subsidiary has withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries and other payments to employees, individual independent contractors or other service providers of the Company and each Company Subsidiary.

(b)           Since the Company’s date of incorporation, there has been no “mass layoff” or “plant closing” as defined by WARN related to the Company or any Company Subsidiary where any material Liability remains outstanding, and neither the Company nor any Company Subsidiary has incurred any material Liability under WARN.

(c)           There are no material Proceedings pending or, to the Company’s knowledge, threatened, against the Company or any Company Subsidiary, by or on behalf of any current or former director, manager, officer, employee, individual independent contractor or other service providers or government or administrative authority relating to employment or employment practices, including any claims relating to actual or alleged harassment, discrimination, or retaliation, or similar tortious conduct, wage and hour law violations, breach of contract, interference with contract, aiding and abetting breach of contract, including any contract related to any trade secret, confidentiality or nondisclosure obligation, noncompetition obligation, nonsolicitation obligation, noninterference obligation, or other restrictive covenant obligation, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with actual or prospective economic disadvantage, salary differences, and social security contributions and taxes. Neither the Company nor any Company Subsidiary is bound by any consent decree with, or citation by, any Governmental Entity relating to any employment practices.

(d)           Except as set forth on Section 3.16(d) of the Company Disclosure Schedule, to the Company’s knowledge, (i) since the Company’s date of incorporation, no allegations of sexual harassment, other harassment or discrimination, or retaliation have been reported in accordance with the Company’s reporting policies and procedures with respect to any officer of the Company at the level of vice president or higher, (ii) since the Company’s date of incorporation, the Company has reasonably investigated all sexual harassment, or other harassment or discrimination, retaliation or policy violation allegations raised in accordance with the Company’s reporting policies and procedures, and (iii) there are no allegations relating to officers, directors, employees, contractors, or agents of the Company or any Company Subsidiary that, if known to the public, would reasonably be expected to bring the Company or any Company Subsidiary into material disrepute. With respect to clauses (i) and (ii), for any such allegation with potential merit, the Company has taken prompt corrective action that is reasonably calculated to prevent further potentially improper action or reasonably determined with the advice of counsel that the allegation was without merit or basis such that no corrective action is possible or warranted.

(e)           Neither the Company nor any Company Subsidiary is a party to or bound by any CBA and no employees of the Company or any Company Subsidiary are represented by any labor union, labor organization, works council, employee delegate, representative or other employee collective group with respect to their employment. There is no duty on the part of the Company or any Company Subsidiary to bargain with any labor union, labor organization, works council, employee delegate, representative or other employee collective group, including in connection with the execution and delivery of this Agreement, the Ancillary Documents or the consummation of the transactions contemplated hereby or thereby. Since the Company’s incorporation, there has been no actual or, to the Company’s knowledge, threatened unfair labor practice charges, material grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, handbilling or other material labor disputes against or affecting the Company or any Company Subsidiary. Since the Company’s incorporation, no labor union, works council, other labor organization, or group of employees of the Company or any Company Subsidiary has made a demand for recognition or certification with respect to the employees of the Company or any Company Subsidiary, and there are no representation or certification proceedings presently pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority with respect to the employees of the Company or any Company Subsidiary. To the Company’s knowledge, since the Company’s incorporation, there have been no labor organizing activities with respect to any employees of the Company or any Company Subsidiary.

(f)            No material employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees of the Company or any Company Subsidiary has occurred since January 1, 2020, or is currently contemplated, planned or announced, including as a result of COVID-19 or any Law, Order, directive, guideline or recommendation by any Governmental Entity in connection with or in response to COVID-19. Neither the Company nor any Company Subsidiary has otherwise experienced any material employment-related liability with respect to or arising out of COVID-19 or any Law, Order, directive, guideline or recommendation by any Governmental Entity in connection with or in response to COVID-19.

(g)           No current or former employee of the Company or any Company Subsidiary with annualized compensation at or above $250,000 is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, noninterference agreement, restrictive covenant or other obligation: (i) owed to the Company or any Company Subsidiary; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the Company or any Company Subsidiary.

(h)           (i) To the Company’s knowledge, no current employee of the Company or any Company Subsidiary with annualized compensation at or above $250,000 intends to terminate his or her employment prior to the one (1) year anniversary of the Closing and (ii) neither the Company nor any Company Subsidiary has a present intention to terminate the employment of any such employee. The employment of all employees of the Company and each Company Subsidiary who provide services in the United States is “at will” and may be terminated by the Company or any Company Subsidiary at any time, for any reason or no reason, in accordance with applicable Law.

(i)             Except where the failure to be, or to have been, in compliance with such Laws has not, and would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole, since the Company’s incorporation, the Company has been in compliance with all applicable Laws respecting labor, employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), employment harassment, discrimination or retaliation, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs (including WARN), employee trainings and notices, workers’ compensation, labor relations, employee leave issues, COVID-19, affirmative action and unemployment insurance.

Section 3.17.         Insurance. Section 3.17 of the Company Disclosure Schedules sets forth a list of all policies of fire, liability, workers’ compensation, property, cyber, casualty and other forms of insurance owned or held by the Company and each Company Subsidiary as of the date of this Agreement. All such policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement, and true and complete copies of all such policies have been made available to ACAH. As of the date of this Agreement, no claim by the Company or any Company Subsidiary is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company.

Section 3.18.        Tax Matters.

(a)           The Company has prepared and filed all income and other material Tax Returns required to have been filed by it, all such Tax Returns are true, correct and complete in all material respects, and the Company has paid all income and other material Taxes required to have been paid by it (whether or not shown on a Tax Return).

(b)           The Company has withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder, or other third-party.

(c)            The Company is not currently the subject of a Tax audit, examination, claim, proceeding, or investigation with respect to a material amount of Taxes (a “Tax Proceeding”), and the Company has not received written notice from any Tax Authority of the commencement or anticipated commencement of any Tax Proceeding that has not been resolved or completed. No deficiency for any Tax has been asserted or assessed by a Governmental Entity in writing against the Company that has not been satisfied by payment, settled, or withdrawn.

(d)           The Company has not consented to extend or waive any statute of limitations in respect of Taxes or extend the time in which any material Tax may be assessed or collected by any Tax Authority, other than pursuant to any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business, and no request for any such waiver or extension is pending.

(e)            The Company is not and has not been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(f)            There are no Liens for material Taxes on any assets of the Company other than Liens for Taxes not yet due and delinquent.

(g)           During the two (2)-year period ending on the date of this Agreement, the Company was not a distributing corporation or a controlled corporation in a transaction purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(h)           The Company (i) is not a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes), (ii) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company or any of its current Affiliates) or (iii) does not have any Liability for the Taxes of any Person (other than the Company or any of its current Affiliates) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-United States Law), as a transferee or successor, by Contract (other than any Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes), or otherwise by operation of Law.

(i)            The Company has not received a written claim from any Tax Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(j)            The Company does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise have an office or fixed place of business in a country other than the country in which it is organized.

(k)           The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in, or use of an improper, method of accounting for a taxable period ending on or prior to the Closing Date, (ii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-United States Law), (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-United States Law) executed on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date outside the ordinary course of business. The Company will not be required to make any payment after the Closing Date as a result of an election under Section 965 of the Code.

(l)            The Company is, and at all times since its formation has been, a corporation for U.S. federal and all applicable state and local income Tax purposes.

(m)          The Company has not taken or agreed to take any action, nor is it (subject to the representations of the ACAH Parties in Section 4.15(m) being true as of the date of this Agreement) aware of any facts or circumstances (other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or related to any act or omission occurring after the signing date by any ACAH Party or any of their respective Affiliates not contemplated by this Agreement and/or any of the Ancillary Documents), in each case, that would reasonably be likely to prevent or impede, the Merger (or, if applicable, the Alternative Transaction Structure) from qualifying for the Intended Tax Treatment.

Section 3.19.         Brokers. Except for fees (including a good faith estimate of the amounts due and payable assuming the Closing occurs) set forth on Section 3.19 of the Company Disclosure Schedules (which fees shall be the sole responsibility of the Company), no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates for which the Company has any obligation.

Section 3.20.         Real and Personal Property.

(a)           Owned Real Property. Neither the Company nor any Company Subsidiary owns any real property. Neither the Company nor any Company Subsidiary is a party to any purchase and sale agreement, letter of intent, or option with respect to the purchase of any real property.

(b)                             Leased Real Property. Section 3.20(b) of the Company Disclosure Schedules sets forth a true and complete list (including street addresses) of all material real property leased, subleased, licensed or similarly used or occupied by the Company (the “Leased Real Property”) and all material Real Property Leases pursuant to which the Company or any Company Subsidiary is either a tenant or landlord as of the date of this Agreement. True and complete copies of all Real Property Leases (including all material amendments, extensions, renewals and guaranties with respect thereto) have been made available to ACAH. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the Company or such Company Subsidiary, enforceable in accordance with its terms against the Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws generally affecting the enforcement of creditors’ rights and subject to general principles of equity). There is no material breach or default by the Company, any Company Subsidiary or, to the Company’s knowledge, any counterparty under any Real Property Lease, and, to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default under any Real Property Lease (by any party under any such Real Property Lease) or would permit termination of, or a material modification or acceleration thereof, by any counterparty to any Real Property Lease. The Company’s or such Company Subsidiary’s possession and quiet enjoyment of the Leased Real Property under any Real Property Lease has not been materially disturbed, and to the Company’s knowledge, there are no material disputes with respect to any Real Property Lease. With respect to each of the Real Property Leases, except as set forth in Section 3.20(b) of the Company Disclosure Schedules: (i) the Company (or the applicable Company Subsidiary party thereto) has not subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Real Property or any portion thereof; (ii) the Company (or the applicable Company Subsidiary party thereto) has not collaterally assigned or granted any other security interest in any real Property Lease or any interest therein; and (iii) the Company (or the applicable Company Subsidiary party thereto) is not performing any work or tenant improvements at the applicable demised premises. The Leased Real Property comprises all of the real property used or intended to be used in, or otherwise related to, the Business. To the extent that any Real Property Lease requires that the Company (or the applicable Company Subsidiary party thereto) obtain the consent of its landlord to consummate the Transactions, then such consent has been, or prior to Closing will be, obtained.

(c)                             Personal Property. The Company has good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material assets and properties of the Company reflected in the Financial Statements or thereafter acquired by the Company, except for assets disposed of in the ordinary course of business. Each of the Company and the Company Subsidiaries (as applicable) has good title to, or a valid leasehold interest in, the material tangible personal property, equipment, improvements, fixtures, and other personal property and appurtenances that are used by the Company or the Company Subsidiaries in connection with the conduct of its business (the “Fixtures and Equipment”). The Fixtures and Equipment are structurally sound, are in good operating condition and repair, are adequate for the uses to which they are being put, are not in need of maintenance or repairs except for ordinary, routine maintenance and repairs and are sufficient for the conduct of the Company’s and/or the Company Subsidiaries’ businesses (as applicable) in the manner as conducted prior to the Closing, in each case, in all material respects. Each of the Company and the Company Subsidiaries owns all of its Fixtures and Equipment free and clear of all material Liens except for (a) Liens for current taxes not yet due and (b) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto.

(d)                             Assets. Immediately after the Effective Time, the assets (which, for the avoidance of doubt, shall include any assets held pursuant to a valid leasehold interest, license or other similar interests or right to use any assets) of the Company and the Company Subsidiaries will constitute all of the assets necessary for the continued conduct of the Business after the Closing in all material respects as it is conducted on the date of this Agreement.

Section 3.21.       Transactions with Affiliates. Section 3.21 of the Company Disclosure Schedules sets forth all Contracts between (a) the Company and each Company Subsidiary, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of the Company or any family member of the foregoing Persons, on the other hand (each Person identified in this clause (b), a “Company Related Party”), other than (i) Contracts with respect to a Company Related Party’s employment with (including benefit plans and other ordinary course compensation from) the Company or such Company Subsidiary entered into in the ordinary course of business, (ii) the Company Stockholders Agreements and (iii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b). No Company Related Party (A) owns any interest in any material asset or property used in the Company’s or any Company Subsidiary’s business, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a supplier, vendor, partner, customer, lessor or other material business relation of the Company or any Company Subsidiary, (C) is a supplier, vendor, partner, customer, lessor, or other material business relation of the Company or any Company Subsidiary or (D) owes any material amount to, or is owed any material amount by, the Company or any Company Subsidiary (other than accrued compensation, employee benefits, employee or director expense reimbursement, in each case, in the ordinary course of business or pursuant to any transaction entered into after the date of this Agreement that is either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b)). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 3.21 (including, for the avoidance of doubt, pursuant to the second sentence of this Section 3.21) are referred to herein as “Company Related Party Transactions.”

Section 3.22.        Data Privacy and Security.

(a)                             Except as would not be reasonably be expected to be material to the Company, taken as a whole, the Company and each Company Subsidiary are, and since the Company’s date of incorporation has been, in compliance with all applicable Privacy and Security Requirements. The transactions contemplated by this Agreement will not result in any liabilities in connection with any Privacy and Security Requirements, except where any such liability would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)                             The Company and each Company Subsidiary has implemented policies relating to the Processing of Personal Data, privacy, data protection, cybersecurity, data security and the security of the Company’s and each Company Subsidiaries’ information technology systems, as and to the extent required by applicable Privacy Law (“Privacy and Data Security Policies”).

(c)                             Since the Company’s incorporation and each Company Subsidiary’s organization, there has been no Proceeding, there is no Proceeding pending and there is no Proceeding threatened in writing against the Company or any Company Subsidiary initiated by any Person (including (i) the United States Federal Trade Commission, any state attorney general or similar state official, or (ii) any other Governmental Entity, foreign or domestic) that, in each case, alleged that any Processing of Personal Data by or on behalf of the Company or any Company Subsidiary is or was in violation of any Privacy and Security Requirements or any Privacy and Data Security Policies.

(d)                             To the Company’s knowledge, since the Company’s date of incorporation, (i) there have been no Security Incidents that have adversely affected the business or operations of the Company or any Company Subsidiary, and (ii) neither the Company nor any Company Subsidiary has notified, or has been required to notify, any Person of any (A) loss, theft or damage of, or (B) other unauthorized access to, or use, disclosure, or other Processing of Personal Data, except with respect to (i) and (ii) as would not be reasonably be expected to be material to the Company or any Subsidiary, taken as a whole. The Company and each Company Subsidiary takes reasonable action to protect the security of the software, databases, systems, networks, Internet sites and confidential information under their control from any unauthorized use, interruption, access or modification and comply with all Privacy and Security Requirements with regard to the transmission and storage of such information. The Company and each Company Subsidiary maintains reasonable disaster recovery, data breach and security plans, procedures and facilities consistent in all material respects with industry standards and practices.

(e)                             The Company owns or has a valid right to use the Company IT Systems as necessary to operate the business of the Company and each Company Subsidiary as currently conducted. To the knowledge of the Company, the Company IT Systems owned by the Company are:

(i)            free from any material defect, bug, virus or programming, design or documentation error; and

(ii)           in good working condition to perform all material information technology operations necessary for the operation of the Business (except for ordinary wear and tear) as currently conducted in all material respects. The Company has taken commercially reasonable steps designed to protect the confidentiality, integrity and security of the Company IT Systems and all material information stored or contained therein or transmitted thereby from any theft, corruption, loss or unauthorized use, access, interruption or modification by any Person. To the Company’s knowledge, since the Company’s date of incorporation, there have not been any material failures or continued substandard performance of any Company IT Systems that have caused a material failure of the Company IT Systems.

Section 3.23.        Compliance with International Trade & Anti-Corruption Laws.

(a)                              None of the Company, its subsidiaries, any of its officers, directors, managers, or employees or, to the Company’s knowledge, its other Representatives, or any other Persons acting for or on behalf of any of the foregoing, is, or has been, within the past five (5) years, (i) a Sanctioned Person; (ii) located, organized or resident in a Sanctioned Country; (iii) an entity owned, directly or indirectly, by one or more Sanctioned Persons or a Person described in clause (ii); (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) through (iii); or (v) otherwise in violation of any applicable Sanctions and Export Control Laws.

(b)                              Neither the Company, its subsidiaries, nor any of its officers, directors, managers, or employees, nor, to the knowledge of the Company, any agents or third party representatives is in violation of the Sanctions and Export Control Laws, or in the last five (5) years has violated the Sanctions and Export Control Laws.

(c)                              None of the Company, its subsidiaries, any of its officers, directors, managers, or employees or, to the Company’s knowledge, any of its other Representatives, or any other Persons acting for or on behalf of any of the foregoing has within the past five (5) years, (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made, authorized, solicited, promised, or paid any contributions, payment of money, or other thing of value (including any fee, gift, sample, travel expense, or entertainment), bribe, unlawful rebate, payoff, influence payment, or kickback, directly or indirectly, to a domestic or foreign political party or candidate or (iii) otherwise made, offered, received, authorized, promised or paid gifts, entertainment, hospitality, travel, unlawful expenses, or any improper payment under any Anti-Corruption Laws.

(d)                              There are not now, nor have there been in the past five (5) years, any Proceedings, filings, notices, Orders, inquiries or governmental investigations alleging any violations of Anti-Corruption Laws or Sanctions and Export Control Laws by the Company or, to the Company’s knowledge, any of its Representatives or any other Persons in each case to the extent acting for or on behalf of any of the Company, and, to the Company’s knowledge, no such Proceedings, filings, Orders, inquiries or governmental investigations have been threatened or are pending.

(e)                              The Company currently maintains, and within the past five (5) years has maintained, proper internal controls and record keeping in reasonable detail in compliance with all applicable Anti-Corruption Laws.

(f)                               The Company has maintained compliance with and proper registration under the ITAR. Neither the Company, nor its Subsidiaries, officers, directors, managers, or employees have taken any action that would jeopardize the Company’s ITAR registration status.

(g)                              Neither the Company nor any Company Subsidiary engages in (a) the design, fabrication, development, testing, production or manufacture of one or more “critical technologies” within the meaning of Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”), other than critical technology classified under export control classification number 1C010; (b) the ownership, operation, maintenance, supply, manufacture, or servicing of “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800); or (c) the maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA. Neither the Company nor any Company Subsidiary has any intention to engage in the above activities in the future.

Section 3.24.        Information Supplied. None of the information supplied or to be supplied by, or on behalf of, the Company or any Company Subsidiary for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing ACAH Stockholders or at the time of the ACAH Stockholders Meeting, and in the case of any amendment or supplement thereto, at the time of such amendment or supplement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.25.        Customers and Suppliers. (a) Section 3.25(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of the top ten (10) customers (the “Material Customers”) of the Company and the Company Subsidiaries (based on the revenue from such customer during the 12-month period ended June 30, 2021) and (b) Section 3.25(b) of the Company Disclosure Schedules sets forth a true, correct and complete list of the top ten (10) suppliers (the “Material Suppliers”) of the Company and the Company Subsidiaries (based on the amounts paid to such suppliers during the 12-month period ended June 30, 2021). The relationships of the Company and each Company Subsidiary with the Material Customers and the Material Suppliers are good commercial working relationships and as of the date of this Agreement and no Material Customer or Material Supplier (a) has cancelled or otherwise terminated any contract with the Company or any Company Subsidiary prior to the expiration of the contract term, (b) has returned, or threatened in writing to return, a substantial amount of any of the Company Products, equipment, goods and services purchased from the Company or any Company Subsidiary, or (c) to the Company’s knowledge, has threatened or intends to cancel or otherwise terminate its relationship with the Company or its Company Subsidiaries or to reduce substantially its purchase from or sale to the Company or to any Company Subsidiary any Company Products, equipment, goods or services, as applicable. Neither the Company nor any Company Subsidiary has (i) breached, in any material respect, any Material Contract with or (ii) engaged in any fraudulent conduct with respect to, any Material Customer or Material Supplier. Neither the Company nor any Company Subsidiary has been engaged in any material dispute with any Material Customer or Material Supplier, and, to the Company’s knowledge, the consummation of the transactions contemplated in this Agreement and the Ancillary Documents will not adversely affect the relationship of the Company or any Company Subsidiary with any Material Customer or Material Supplier.

Section 3.26.        Product Warranty; Product Liability.

(a)                             To the knowledge of the Company:

(i)            each Company Product that has been made commercially available by the Company or the Company Subsidiaries since the Company’s incorporation and each Company Subsidiary’s organization conforms in all material respects with applicable express and implied warranties;

(ii)           there are no material design or manufacturing defects with respect to any Company Product that may materially affect the performance of such Company Product; and

(iii)         each Company Product made commercially available since the Company’s incorporation and each Company Subsidiary’s organization contains warnings in compliance with all Laws applicable at the time such Company Product was made commercially available.

(b)                             To the knowledge of the Company, there are no claims alleging bodily injury, breach of express or implied warranty, or a failure to warn, which seek the recovery of damages, injunctive relief, or penalties or indemnification in excess of two hundred fifty thousand dollars ($250,000) in the aggregate as a result of any Company Product.

Section 3.27.        Investigation; No Other Representations.

(a)                             The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the ACAH Parties and (ii) it has been furnished with or given access to such documents and information about the ACAH Parties and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b)                              In entering into this Agreement and the Ancillary Documents to which it is or will be a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of any ACAH Party or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party, none of the ACAH Parties or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 3.28.         EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY ACAH PARTY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 3 OR THE ANCILLARY DOCUMENTS, NEITHER THE COMPANY NOR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE COMPANY THAT HAVE BEEN MADE AVAILABLE TO ANY ACAH PARTY OR ANY OF THEIR REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE COMPANY BY THE MANAGEMENT OR ON BEHALF OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY ANY ACAH PARTY IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 3 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF THE COMPANY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY ANY ACAH PARTY IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Article 4.

REPRESENTATIONS AND WARRANTIES RELATING TO THE ACAH PARTIES

(a)                              Subject to Section 8.8, except as set forth on the ACAH Disclosure Schedules, or (b) except as set forth in the Prospectus (or in any exhibits and schedules thereto, as they have been supplemented, modified or amended since the time of filing, or any other information incorporated therein), or any ACAH SEC Reports, each ACAH Party hereby represents and warrants to the Company, in each case, as of the date of this Agreement and as of the Closing Date, as follows:

Section 4.1.           Organization and Qualification. Each ACAH Party is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.

Section 4.2.           Authority. Each ACAH Party has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the ACAH Stockholder Approval, the execution and delivery of this Agreement, the Ancillary Documents to which an ACAH Party is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate, limited liability company or other similar action on the part of such ACAH Party. This Agreement has been and each Ancillary Document to which an ACAH Party is or will be a party will be, upon execution thereof, duly and validly executed and delivered by such ACAH Party and constitutes or will constitute, upon execution thereof, as applicable, a valid, legal and binding agreement of such ACAH Party (assuming this Agreement has been and the Ancillary Documents to which such ACAH Party is or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto), enforceable against such ACAH Party in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws generally affecting the enforcement of creditors’ rights and subject to general principles of equity).

Section 4.3.          Consents and Requisite Governmental Approvals; No Violations.

(a)                              No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of an ACAH Party with respect to such ACAH Party’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the transactions contemplated hereby or thereby, except for (i) compliance with and Consents under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) such filings with and approvals of Nasdaq to permit the ACAH New Common Shares to be issued in connection with the transactions contemplated by this Agreement and the other Ancillary Documents to be listed on Nasdaq, (iv) the filing of the Certificate of Merger, (v) the filing of the Post-Closing ACAH Certificate of Incorporation, (vi) the ACAH Stockholder Approval or (vii) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have an ACAH Material Adverse Effect.

(b)                              None of the execution or delivery by an ACAH Party of this Agreement or any Ancillary Document to which it is or will be a party, the performance by an ACAH Party of its obligations hereunder or thereunder or the consummation by an ACAH Party of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in a violation or breach of any provision of the Governing Documents of an ACAH Party, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which an ACAH Party is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which any such ACAH Party or any of its properties or assets are subject or bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of an ACAH Party, except in the case of any of clauses (ii) through (iv) above, as would not have an ACAH Material Adverse Effect.

Section 4.4.          Brokers. Except for fees (including a good faith estimate of the amounts due and payable assuming the Closing occurs) set forth on Section 4.4 of the ACAH Disclosure Schedules (which fees shall be the sole responsibility of the ACAH, except as otherwise provided in Section 8.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any ACAH Party for which an ACAH Party has any obligation.

Section 4.5.          Information Supplied. None of the information supplied or to be supplied by, or on behalf of, any ACAH Party expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing ACAH Stockholders or at the time of the ACAH Stockholders Meeting, and in the case of any amendment or supplement thereto, at the time of such amendment or supplement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.6.          Capitalization of the ACAH Parties.

(a)                              Section 4.6(a) of the ACAH Disclosure Schedules sets forth a true and complete statement, as of the date of this Agreement, of the number and class or series (as applicable) of the issued and outstanding ACAH Shares and ACAH Warrants. All outstanding Equity Securities of ACAH have been duly authorized and validly issued and are fully paid and non-assessable. Such Equity Securities (i) were not issued in violation of the Governing Documents of ACAH and (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of ACAH) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person. Except for the ACAH Shares and the ACAH Warrants set forth on Section 4.6(a) of the ACAH Disclosure Schedules (assuming that no ACAH Stockholder Redemptions are effected), and, immediately prior to Closing and before giving effect to the Transactions, there shall be no other Equity Securities of ACAH issued and outstanding.

(b)                              Immediately after the Effective Time, (i) the authorized capital stock of ACAH will consist of such number of ACAH New Common Shares, par value $0.0001 per share as set forth in the Post-Closing ACAH Certificate of Incorporation, and (ii) any and all of the issued and outstanding ACAH New Common Shares, including for the avoidance of doubt, the Aggregate Share Consideration, (A) will be duly authorized, validly issued, fully paid and nonassessable, (B) will have been issued in compliance in all material respects with applicable Law and (C) will not have been issued in breach or violation of any, and not subject to any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under ACAH’s Governing Documents, or any Contract to which ACAH is a party or otherwise bound.

(c)                              Except (i) for the ACAH Warrants or (ii) as expressly contemplated by this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby or as otherwise mutually agreed to by ACAH and the Company or either permitted pursuant to Section 5.9 or issued, granted or entered into, as applicable, in accordance with Section 5.9, there are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require ACAH to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of ACAH.

(d)                              The Equity Securities of Merger Sub outstanding as of the date of this Agreement (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, and (iii) were not issued in breach or violation of any preemptive rights or Contract to which Merger Sub is a party or bound. All of the outstanding Equity Securities of Merger Sub are owned directly by ACAH free and clear of all Liens (other than transfer restrictions under applicable Securities Law). As of the date of this Agreement, ACAH has no Subsidiaries other than Merger Sub and does not own, directly or indirectly, any Equity Securities in any Person other than Merger Sub.

Section 4.7.          SEC Filings. ACAH has timely filed (subject to extensions to filing deadlines, as applicable) or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its initial public offering (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “ACAH SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement / Proxy Statement, the “Additional ACAH SEC Reports”). Each of the ACAH SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied and each of the Additional ACAH SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the ACAH SEC Reports or the Additional ACAH SEC Reports (for purposes of the Additional ACAH SEC Reports, assuming that the representation and warranty set forth in Section 3.24 is true and correct in all respects with respect to all information supplied by or on behalf of the Company expressly for inclusion or incorporation by reference therein). As of their respective dates of filing, the ACAH SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading (for the purposes of the Additional ACAH SEC Reports, assuming that the representation and warranty set forth in Section 3.24 is true and correct in all respects with respect to all information supplied by or on behalf of the Company expressly for inclusion or incorporation by reference therein). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the ACAH SEC Reports.

Section 4.8.           Trust Account. As of the date of this Agreement, ACAH has an amount in cash in the Trust Account equal to at least $345,000,000. The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations and (b) held in trust pursuant to that certain Investment Management Trust Agreement, dated March 3, 2021 (the “Trust Agreement”), between ACAH and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”). The Trust Agreement is valid and in full force and effect and enforceable against ACAH in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws generally affecting the enforcement of creditors’ rights and subject to general principles of equity) and has not been amended or modified. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the ACAH SEC Reports to be inaccurate in any material respect or, to ACAH’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the Pre-Closing ACAH Stockholders who shall have elected to redeem their ACAH Class A Shares pursuant to the Governing Documents of ACAH or (iii) if ACAH fails to complete a business combination within the allotted time period set forth in the Governing Documents of ACAH and liquidates the Trust Account, subject to the terms of the Trust Agreement, ACAH (in limited amounts to permit ACAH to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of ACAH) and then the Pre-Closing ACAH Stockholders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of ACAH and the Trust Agreement. As of the date of this Agreement, ACAH has performed all material obligations required to be performed by it, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement, and, to ACAH’s knowledge, no event has occurred which (with due notice or lapse of time or both) would constitute a material default under the Trust Agreement. As of the date of this Agreement, there are no Proceedings pending with respect to the Trust Account. Since March 3, 2021, until the date of this Agreement, ACAH has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby (including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) to the Pre-Closing ACAH Stockholders who have elected to redeem their ACAH Class A Shares pursuant to the Governing Documents of ACAH, each in accordance with the terms of and as set forth in the Trust Agreement), ACAH shall have no further obligation under either the Trust Agreement or the Governing Documents of ACAH to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

Section 4.9.           Transactions with Affiliates. Section 4.9 of the ACAH Disclosure Schedules sets forth all Contracts between (a) ACAH, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of ACAH or the ACAH Sponsor, on the other hand (each Person identified in this clause (b), an “ACAH Related Party”), other than (i) Contracts with respect to an ACAH Related Party’s employment with, or the provision of services to, ACAH entered into in the ordinary course of business (including benefit plans, indemnification arrangements and other ordinary course compensation) and (ii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.9 or entered into in accordance with Section 5.9. Except as otherwise set forth in Section 4.9 of the ACAH Disclosure Schedules, no ACAH Related Party (A) owns any interest in any material asset or property used in the business of ACAH, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, vendor, partner, customer, lessor or other material business relation of ACAH or (C) owes any material amount to, or is owed any material amount by, ACAH (other than accrued compensation, employee benefits, employee or director expense reimbursement, in each case, in the ordinary course of business or pursuant to a transaction entered into after the date of this Agreement that is either permitted pursuant to Section 5.9 or entered into in accordance with Section 5.9). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 4.9 (including, for the avoidance of doubt, pursuant to the second sentence of this Section 4.9) are referred to herein as “ACAH Related Party Transactions.”

Section 4.10.        Litigation. As of the date of this Agreement, there is (and since its incorporation there has been) no Proceeding pending or, to ACAH’s knowledge, threatened against or involving any ACAH Party that, if adversely decided or resolved, would have an ACAH Material Adverse Effect. As of the date of this Agreement, none of the ACAH Parties nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by any ACAH Party pending against any other Person.

Section 4.11.        Compliance with Applicable Law. Each ACAH Party is (and since its incorporation, has been) in compliance with all applicable Laws, except as would not have an ACAH Material Adverse Effect.

Section 4.12.        Business Activities.

(a)                              Since its incorporation through the date of this Agreement, ACAH has not conducted any business activities other than activities (i) in connection with or incident or related to its incorporation or continuing corporate (or similar) existence, (ii) directed toward the accomplishment of a business combination, including those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative, ministerial or otherwise immaterial in nature. Except as set forth in ACAH’s Governing Documents, there is no Contract binding upon any ACAH Party or to which any ACAH Party is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it or its Subsidiaries, any acquisition of property by it or its Subsidiaries or the conduct of business by it or its Subsidiaries (including, in each case, following the Closing), other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have an ACAH Material Adverse Effect.

(b)                              Since its incorporation, Merger Sub has not conducted any business activities other than activities directed toward the accomplishment of the Merger. Except as set forth in Merger Sub’s organizational documents, there is no agreement, commitment or Order binding upon Merger Sub or to which Merger Sub is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Merger Sub or any acquisition of property by Merger Sub or the conduct of business by Merger Sub as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Merger Sub to enter into and perform its obligations under this Agreement.

Section 4.13.        Financial Statements; Internal Controls.

(a)                              The ACAH SEC Reports contain true and complete copies of the applicable ACAH Financial Statements. The ACAH Financial Statements (i) fairly present in all material respects the financial position of ACAH as at the respective dates thereof, and the results of its operations, stockholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of notes thereto), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods indicated (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of notes thereto), (iii) in the case of the audited ACAH Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(b)                              Each director and executive officer of ACAH has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. ACAH has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c)                              ACAH has established and maintains systems of internal accounting controls. Such internal controls are sufficient to provide reasonable assurance regarding the reliability of ACAH’s financial reporting and the preparation of ACAH’s financial statements for external purposes in accordance with GAAP.

(d)                              Except as set forth in ACAH SEC Reports filed prior to the date of this Agreement, ACAH has not identified or been made aware of, and has not received from any independent auditor of ACAH any written notification of, (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by ACAH, (ii) any fraud, whether or not material, that involves ACAH’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by ACAH or (iii) any written claim or allegation regarding any of the foregoing.

Section 4.14.         Listing. Since March 3, 2021, ACAH has complied in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq Capital Market (“NASDAQ”). The ACAH Class A Common Shares, the public ACAH Warrants, and the ACAH units sold in ACAH’s initial public offering are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ. There is no Proceeding pending or, to the knowledge of ACAH, threatened against ACAH by NASDAQ or the SEC with respect to any intention by such entity to delist or to deregister the ACAH Class A Common Shares, the public ACAH Warrants or the ACAH units sold in ACAH’s initial public offering. None of the ACAH Parties or their respective Affiliates has taken any action in an attempt to terminate the registration or listing of the ACAH Class A Common Shares, the public ACAH Warrants or the ACAH units sold in ACAH’s initial public offering under the Exchange Act or on NASDAQ, as applicable, except as contemplated by this Agreement.

Section 4.15.        Tax Matters.

(a)                              Each of the ACAH Parties has prepared and filed all income and other material Tax Returns required to have been filed by it, all such Tax Returns are true, correct and complete in all material respects, and each of the ACAH Parties has paid all income and other material Taxes required to have been paid by it (whether or not shown on a Tax Return).

(b)                              Each of the ACAH Parties has withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder, or other third- party.

(c)                              None of the ACAH Parties is currently the subject of a Tax Proceeding, and no ACAH Party has received written notice from any Tax Authority of the commencement or anticipated commencement of any Tax Proceeding that has not been resolved or completed. No deficiency for any Tax has been asserted or assessed by a Governmental Entity in writing against the ACAH Parties that has not been satisfied by payment, settled, or withdrawn.

(d)                              None of the ACAH Parties has consented to extend or waive any statute of limitations in respect of Taxes or extend the time in which any material Tax may be assessed or collected by any Tax Authority, other than pursuant to any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business, and no request for any such waiver or extension is pending.

(e)                              None of the ACAH Parties is nor has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(f)                              There are no Liens for material Taxes on any assets of the ACAH Parties other than Liens for Taxes not yet due and delinquent.

(g)                             During the two (2)-year period ending on the date of this Agreement, none of the ACAH Parties was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(h)                             None of the ACAH Parties (i) is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes), (ii) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was ACAH or any of its current Affiliates) or (iii) has any Liability for the Taxes of any Person (other than ACAH or any of its current Affiliates) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-United States Law), as a transferee or successor, by Contract (other than any Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes), or otherwise by operation of Law.

(i)                              None of the ACAH Parties has received a written claim from any Tax Authority in a jurisdiction where such ACAH Party does not file Tax Returns that an ACAH Party is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(j)                              None of the ACAH Parties has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise have an office or fixed place of business in a country other than the country in which it is organized.

(k)                              None of the ACAH Parties will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in, or use of an improper, method of accounting for a taxable period ending on or prior to the Closing Date, (ii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-United States Law), (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-United States Law) executed on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date outside the ordinary course of business. None of the ACAH Parties will be required to make any payment after the Closing Date as a result of an election under Section 965 of the Code.

(l)                              ACAH is, and at all times since its formation has been, a corporation for U.S. federal and all applicable state and local income Tax purposes.

(m)                             None of the ACAH Parties has taken or agreed to take any action, nor, to the knowledge of the ACAH Parties, is any of the ACAH Parties (subject to the representations of the Company in Section 3.18(m) being true as of the date of this Agreement) aware of any facts or circumstances (other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or related to any act or omission occurring after the signing date by the Company or a Company Stockholder or any of their respective Affiliates not contemplated by this Agreement and/or any of the Ancillary Documents), in each case, that would reasonably be likely to prevent or impede, the Merger (or, if applicable, the Alternative Transaction Structure) from qualifying for the Intended Tax Treatment.

Section 4.16.         JOBS ACT. ACAH constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 4.17.         Absence of Changes. Except as set forth in ACAH SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby or thereby, since March 3, 2021 to the date of this Agreement, (a) ACAH has conducted its business in all material respects in the ordinary course, (b) there has not occurred any ACAH Material Adverse Effect and (c) there has not been any action taken or agreed upon by any ACAH Party that would be prohibited by Section 5.9 if such action were taken on or after the date hereof without the consent of the Company.

Section 4.18.        No Undisclosed Liabilities. Except for any fees and expenses payable by any ACAH Party as a result of or in connection with the consummation of the transactions contemplated hereby, there is no other liability, debt (including Indebtedness) or obligation of, or claim or judgment against, any ACAH Party (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due) required by GAAP to be included on a consolidated balance sheet of any ACAH Party, except for liabilities, debts (including Indebtedness), obligations, claims or judgement (a) reflected or reserved for on the ACAH Financial Statements or expressly disclosed in the notes thereto or otherwise in the ACAH SEC Reports, (b) that have arisen since the date of the most recent balance sheet included in the ACAH Financial Statements in the ordinary course of business of the ACAH Parties, or (c) which would not be, or would not reasonably be expected to be, individually or in the aggregate, material to ACAH.

Section 4.19.        Compliance with International Trade & Anti-Corruption Laws.

(a)                              In the past five (5) years, none of ACAH, any of its officers, directors, or employees or, to the ACAH’s knowledge, its other Representative, or any other Persons acting for or on behalf of any of the foregoing, is or has been; (i) a Sanctioned Person, (ii) located, organized, or resident in a Sanctioned Country; (iii) an entity owned, directly or indirectly, 50% or more, by one or more Sanctioned Persons or a Person described in clause (ii); (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) through (iii); or (v) otherwise in violation of any applicable Sanctions and Export Control Laws.

(b)                              In the past five (5) years, none of ACAH, any of its officers, directors or employees or, to ACAH’s knowledge, its other Representatives or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.

Section 4.20.        Investigation; No Other Representations.

(a)                              Each ACAH Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects, of the Company and (ii) it has been furnished with or given access to such documents and information about the Company and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b)                              In entering into this Agreement and the Ancillary Documents to which it is or will be a party, each ACAH Party has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 3 and the Ancillary Documents to which it is or will be a party and no other representations or warranties of the Company or any other Person, either express or implied, and each ACAH Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party, neither the Company nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 4.21.        EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 4 OR THE ANCILLARY DOCUMENTS, NONE OF THE ACAH PARTIES OR ANY OTHER PERSON MAKES, AND EACH ACAH PARTY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE ACAH PARTIES THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE ACAH PARTIES BY OR ON BEHALF OF THE MANAGEMENT OF ANY ACAH PARTY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY OF ITS REPRESENTATIVES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 4 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ANY ACAH PARTY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF ANY ACAH PARTY, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY OF ITS REPRESENTATIVES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Article 5.

COVENANTS

Section 5.1.           Conduct of Business of the Company.

(a)                              From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law (including COVID-19 Measures), as set forth on Section 5.1(a) of the Company Disclosure Schedules, or as consented to in writing by ACAH (which consent shall not be unreasonably conditioned, withheld, delayed or denied) use commercially reasonable efforts (i) to operate the business of the Company in the ordinary course in all material respects and (ii) to maintain and preserve intact the business organization, assets, properties and business relations of the Company in all material respects.

(b)                              Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law (including COVID-19 Measures), as set forth on Section 5.1(b) of the Company Disclosure Schedules or as consented to in writing by ACAH (which consent shall not be unreasonably conditioned, withheld, delayed or denied), not do any of the following:

(i)            declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of any Company or repurchase or redeem any outstanding Equity Securities of the Company;

(ii)           (A) merge, consolidate, combine or amalgamate the Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;

(iii)          adopt any amendments, supplements, restatements or modifications to the Company’s Governing Documents or the Company Stockholders Agreements;

(iv)          (A) sell, assign, abandon, lease, license or otherwise dispose of any material assets or properties of the Company or inventory or obsolete equipment not in the ordinary course of business, or (B) create, subject or incur any Lien on any material assets or properties of the Company (other than any Permitted Liens);

(v)            (A) sell, assign, abandon, let lapse, lease, license, let expire (other than expiration of material Intellectual Property Rights in accordance with its maximum statutory term), other than non-exclusive licenses granted in the ordinary course of business, (B) disclose any material Trade Secrets (other than pursuant to a written confidentiality agreement entered into in the ordinary course of business), or (C) make any material adverse change to the operation or security of any material Company IT Systems with respect to the Privacy and Security Requirements or Personal Data, (A)-(C) in each case, that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(vi)          (A) transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a Lien, (1) any Equity Securities of the Company or (2) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating the Company to issue, deliver or sell any Equity Securities of the Company, other (x) than the issuance of Company Common Shares upon the exercise of any Company Options outstanding as of the date of this Agreement in accordance with the terms of the Company Equity Plan and the underlying grant, award or similar agreement and (y) the issuance of Company Options under the Company Stock Plan, as amended, in effect on the date hereof in connection with the hiring of any employee of the Company or any Company Subsidiary in the ordinary course of business whose annual compensation opportunities are less than or equal to $250,000 or (B) adjust, split, combine or reclassify any Equity Securities of the Company or other rights exercisable therefor or convertible into;

(vii)         incur, create or assume any Indebtedness, other than ordinary course trade payables, in an amount not to exceed $30,000,000 in the aggregate;

(viii)        (A) amend, modify or terminate any Real Property Lease or any Material Contract (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any Material Contract pursuant to its terms or entering into additional work or purchase orders pursuant to, and in accordance with the terms of, any Material Contract), (B) waive any material benefit or right under any Material Contract or (C) enter into any Contract that would constitute a Material Contract;

(ix)           make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than the reimbursement of expenses of employees in the ordinary course of business consistent with past practice;

(x)            except as required under the terms of any Employee Benefit Plan in effect on the date hereof or as required by applicable Law, (A) amend, modify, adopt, enter into or terminate any Employee Benefit Plan or any benefit or compensation plan, policy, program or Contract that would be an Employee Benefit Plan if in effect as of the date of this Agreement, except amendments or modifications in the ordinary course of business consistent with past practice, (B) increase or decrease, or agree to increase or decrease, the compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Company or any Company Subsidiary, except in the ordinary course of business consistent with past practice for any employee of the Company or any Company Subsidiary whose annual compensation opportunities does not exceed $200,000, (C) take any action to accelerate any payment, right to payment or benefit, vesting of any right to payment of benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Company or any Company Subsidiary, (D) hire or engage any director, manager, officer or employee of the Company or any Company Subsidiary whose annual compensation opportunities exceeds or would exceed $250,000, or terminate (other than for cause, death or disability), furlough or temporarily layoff any director, manager, officer or employee of the Company or any Company Subsidiary whose annual compensation opportunities exceeds or would exceed $200,000, (E) amend, modify, negotiate, adopt, enter into, extend, renew or terminate any CBA or other Contract with any labor organization, works council or labor union, employee delegate, representative or other employee collective group that is representing any employee of the Company any Company Subsidiary, (F) recognize or certify any labor organization, works council, labor union or group of employees of the Company or any Company Subsidiary as the bargaining representative for any employees of the Company or any Company Subsidiary, (G) with respect to the Company or any Company Subsidiary or any employees of the Company or any Company Subsidiary, engage in or announce any employee layoffs, furloughs, reductions in force, reductions in compensation, hours or benefits, work schedule changes or similar actions that could implicate WARN, or (H) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure, or other restrictive covenant obligation of any current employee of the Company or any Company Subsidiary with annualized compensation at or above $250,000;

(xi)           make, change or revoke any Tax election, amend any Tax Return, change any method of accounting, enter into any closing agreement with respect to Taxes, settle any Tax claim or assessment, affirmatively surrender any right to claim a refund of Taxes or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment (other than any such extension of time to file Tax Returns that is obtained in the ordinary course of business);

(xii)          (A) enter into any settlement, conciliation or similar Contract the performance of which would involve the payment by the Company in excess of $250,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on the Company (or ACAH or any of its Affiliates after the Closing), or (B) commence any lawsuit, litigation, action, demand, examination, hearing, claim, charge, complaint, suit or arbitration;

(xiii)        authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction;

(xiv)        change the Company’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;

(xv)         enter into any Contract with any broker, finder, investment banker, advisor or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission or fees in connection with the transactions contemplated by this Agreement or any Ancillary Document;

(xvi)        make any Change of Control Payment that is not set forth on Section 5.1 of the Company Disclosure Schedules;

(xvii)       enter into, conduct, engage in or otherwise operate any new line of business, change its operating policies in any material respect or discontinue or make any material change to the business of the Company; or

(xvii)        enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.1.

Notwithstanding anything in this Section 5.1 or this Agreement to the contrary, (a) nothing set forth in this Agreement shall give ACAH, directly or indirectly, the right to control or direct the operations of the Company prior to the Closing and (b) any actions taken (or omitted to be taken) in good faith by the Company or any Company Subsidiary to the extent reasonably believed to be necessary to (x) comply with Law (including Orders) related to COVID-19 or (y) maintain and preserve in all material respects the business organization, assets, properties and material business relations of the Company shall be deemed not to constitute a breach of the requirements set forth in this Section 5.1. The Company shall notify ACAH in writing of any such actions taken in accordance with the foregoing proviso and shall use commercially reasonable efforts to mitigate any negative effects of such actions on the business of the Company and the Company Subsidiaries, in consultation with ACAH whenever reasonably practicable.

Section 5.2.          Efforts to Consummate; Litigation.

(a)                             Subject to the terms and conditions herein provided, each of the Parties shall, and shall cause its Affiliates to, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the Transactions (including (i) the satisfaction, but not waiver, of the closing conditions set forth in Article 6 and, in the case of any Ancillary Document to which such Party will be a party after the date of this Agreement, to execute and deliver such Ancillary Document when required pursuant to this Agreement and (ii) using reasonable best efforts to obtain the Transaction Financing on the terms and subject to the conditions set forth in the PIPE Subscription Agreement or applicable Transaction Financing agreement). Without limiting the generality of the foregoing, each of the Parties shall, and shall cause its Affiliates to, use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities or other Persons necessary, proper or advisable to consummate the Transactions. Each of the Company and ACAH shall bear 50% of all filing fees in connection with (i) filings under the HSR Act, (ii) obtaining CFIUS Approval and (iii) unless waived by ACAH, submitting a notice of the transaction with details on the Company's post-Closing ownership pursuant to the requirements of ITAR§ 122.4(b) to the U.S. Department of State Directorate of Defense Trade Controls sixty (60) days prior to Closing, with input from ACAH. The Company and ACAH shall use best efforts to (i) provide promptly as practicable to each other’s counsel and to CFIUS any additional or supplemental information and documentary material as may be necessary, proper, or advisable in connection with preparation and submission of a declaration or notice, and thereafter to achieve CFIUS Approval; (ii) permit the other party to review reasonably in advance any communication (subject to mutually acceptable appropriate redactions to maintain confidentiality of business information) proposed to be given by it to CFIUS, and consult with each other in advance of any meeting or conference with CFIUS, and, to the extent permitted by CFIUS, give the other party reasonable opportunity to attend and participate in any such meeting or conference; and (iii) keep each other timely apprised of the status of any communications with, and any inquiries or requests for additional information or documentary material from, CFIUS, in each case (i) – (iii), to the extent permitted by applicable law and subject to customary and mutually acceptable confidentiality practices and all applicable privileges (including the attorney-client privilege). Without limiting the foregoing, the Company and ACAH shall cooperate to submit a draft joint voluntary notice to CFIUS with respect to the transactions contemplated by this Agreement (the “Draft CFIUS Notice”) as soon as practicable after the date of this Agreement. After receipt of confirmation that CFIUS has no further comments or inquiries related to the Draft CFIUS Notice, the Company and ACAH shall submit the CFIUS Notice as soon as practicable. Each Party shall, and shall cause its Affiliates to, (x) make all required filings pursuant to the HSR Act with respect to the Transactions promptly (and in any event within ten (10) Business Days) following the date of this Agreement, (y) make all required filings to obtain CFIUS Approval promptly following the date of this Agreement and (z) respond as promptly as reasonably practicable to any requests by any Governmental Entity for additional information and documentary material that may be requested pursuant to the HSR Act or in connection with obtaining CFIUS Approval. ACAH shall promptly inform the Company of any communication between any ACAH Party or its Affiliates, on the one hand, and any Governmental Entity, on the other hand, and the Company shall promptly inform ACAH of any communication between the Company or its Affiliates, on the one hand, and any Governmental Entity, on the other hand, in either case, regarding the Transactions. Without limiting the foregoing, (1) the Parties agree to request early termination of the applicable waiting period under the HSR Act, and (2) each Party and its Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the Transactions, except with the prior written consent of ACAH and the Company. Notwithstanding anything herein to the contrary, ACAH shall have no obligation to, and ACAH shall not, without the Company’s prior written consent, propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture, disposition or license (or similar arrangement) of, or limit ACAH’s freedom of action with respect to, any of the businesses, product lines or assets of ACAH or the Company, or otherwise propose, proffer or agree to any other requirement, obligation, condition, limitation or restriction on any of the businesses, product lines or assets of ACAH or the Company. Notwithstanding anything to the contrary herein, ACAH shall not be required to take any action which would have a material impact on the value of the Company.

(b)                            From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, the ACAH Parties, on the one hand, and the Company, on the other hand, shall, and shall cause their Affiliates to, give counsel for the Company (in the case of any ACAH Party) or ACAH (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity relating to the Transactions. Each of the Parties agrees not to, and shall cause its Affiliates not to, participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the Transactions unless it consults with, in the case of any ACAH Party, the Company, or, in the case of the Company, ACAH in advance and, to the extent not prohibited by such Governmental Entity, gives, in the case of any ACAH Party, the Company, or, in the case of the Company, ACAH, the opportunity to attend and participate in such meeting or discussion. Materials required to be provided pursuant to this Section 5.2 may be restricted to outside counsel and redacted (i) to remove references concerning the valuation of the Company, (ii) as necessary to comply with contractual arrangements (iii) and as necessary to address attorney-client or other privilege concerns.

(c)                            Prior to the Closing, the ACAH Parties shall not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets or entity, if such acquisition or agreement would reasonably be expected to delay obtaining or increase the risk of not obtaining, any Consents of any Governmental Entity necessary to consummate the Transactions or the expiration or termination of any applicable waiting period.

(d)                            Notwithstanding anything to the contrary in this Agreement, in the event that this Section 5.2 conflicts with any other covenant or agreement in this Article 5 that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

(e)                            From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, ACAH, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any stockholder demands or other stockholder Proceedings (including derivative claims) relating to this Agreement, any Ancillary Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of ACAH, any of the ACAH Parties or any of their respective Representatives (in their capacity as a representative of an ACAH Party) or, in the case of the Company, the Company or any of its Representatives (in their capacity as a representative of the Company). ACAH and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other with respect to any such Transaction Litigation. Subject to the Company’s compliance with, and the rights of ACAH set forth in, the immediately preceding sentence, the Company shall control the negotiation, defense and settlement of any such Transaction Litigation commenced against the Company or any of its Representatives (in their capacity as a representative of the Company); provided, however, that in no event shall the Company or any of its Representatives settle or compromise any Transaction Litigation without the prior written consent of ACAH (not to be unreasonably withheld, conditioned or delayed). Subject to ACAH’s compliance with, and the rights of the Company set forth in, the second preceding sentence, ACAH shall control the negotiation, defense and settlement of any such Transaction Litigation commenced against any ACAH Party or any of their respective Representatives (in their capacity as a representative of such ACAH Party); provided, however, that in no event shall ACAH or any of its Representatives settle or compromise any Transaction Litigation without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), unless such settlement (other than immaterial, procedural or ministerial matters or matters ancillary to the following clauses (A) and (B)) is limited to (A) supplemental disclosures furnished to or filed with the SEC and related to the transactions contemplated by this Agreement and/or the Ancillary Documents or (B) monetary payments that are not materially in excess of the amounts otherwise covered under the insurance policies of ACAH Parties (for this purpose ignoring any deductible, retention or similar amounts thereunder), in which case, the prior written consent of the Company shall not be required.

Section 5.3.          Confidentiality and Access to Information.

(a)                             The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 5.3(a) or the Confidentiality Agreement conflicts with any other covenant or agreement contained in this Agreement or any Ancillary Document that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained in this Agreement or such Ancillary Document, as applicable, shall govern and control to the extent of such conflict.

(b)                             From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to ACAH and its Representatives during normal business hours reasonable access to the directors, officers, books and records and properties of the Company (in a manner so as to not interfere with the normal business operations of the Company); provided that the Company shall not be required to provide such access if the Company in good faith determines that such access would violate any COVID-19 Measures. Notwithstanding the foregoing, the Company shall not be required to provide to ACAH or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which the Company is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of the Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to the Company under the attorney-client privilege or the attorney work product doctrine (provided that, in the case of each of clauses (A) through (D), the Company shall use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if the Company, on the one hand, and any ACAH Party or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law. For the avoidance of doubt, the Company shall not be obligated under this Section 5.3(b) to permit ACAH or any of its Representatives to conduct any invasive, intrusive or subsurface sampling or testing of any media at the Company’s properties.

(c)                             From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, ACAH shall provide, or cause to be provided, to the Company and its Representatives during normal business hours reasonable access to the directors, officers, books and records of the ACAH Parties (in a manner so as to not interfere with the normal business operations of the ACAH Parties). Notwithstanding the foregoing, ACAH shall not be required to provide, or cause to be provided to, the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any ACAH Party is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of any ACAH Party with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any ACAH Party under the attorney-client privilege or the attorney work product doctrine (provided that, in the case of each of clauses (A) through (D), ACAH shall use, and shall cause the other ACAH Parties to use, reasonable best efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if an ACAH Party or the ACAH Sponsor, on the one hand, and the Company or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that ACAH shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law.

(d)                             The Parties hereby acknowledge and agree that the Confidentiality Agreement shall be automatically terminated effective as of the Closing without any further action by any Party or any other Person.

Section 5.4.          Public Announcements.

(a)                             Subject to Section 5.4(b), Section 5.7 and Section 5.8, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of, prior to the Closing, the Company and ACAH or, after the Closing, ACAH and the ACAH Sponsor; provided, however, that each Party, the ACAH Sponsor and their respective Representatives may issue or make, as applicable, any such press release, public announcement or other communication (i) if such press release, public announcement or other communication is required by applicable Law, in which case (A) prior to the Closing, the disclosing Party or its applicable Representatives shall, unless and to the extent prohibited by such applicable Law, (x) if the disclosing Person is an ACAH Party or a Representative of an ACAH Party, reasonably consult with the Company in connection therewith and provide the Company with an opportunity to review and comment on such press release, public announcement or communication and shall consider any such comments in good faith, or (y) if the disclosing Party is the Company or a Representative of the Company, reasonably consult with ACAH in connection therewith and provide ACAH with an opportunity to review and comment on such press release, public announcement or communication and shall consider any such comments in good faith, or (B) after the Closing, the disclosing Party or its applicable Representatives shall, unless and to the extent prohibited by such applicable Law, (x) if the disclosing Person is the ACAH Sponsor or a Representative of the ACAH Sponsor, reasonably consult with ACAH in connection therewith and provide ACAH with an opportunity to review and comment on such press release, public announcement or communication and consider any such comments in good faith, (y) if the disclosing Person is the Company or a Representative of the Company, reasonably consult with ACAH and the ACAH Sponsor in connection therewith and provide ACAH and the ACAH Sponsor with an opportunity to review and comment on such press release, public announcement or communication and consider any such comments in good faith, and (z) if the disclosing Person is ACAH or a Representative of ACAH, reasonably consult with the ACAH Sponsor in connection therewith and provide the ACAH Sponsor with an opportunity to review and comment on such press release, public announcement or communication and consider any such comments in good faith, (ii) to the extent such press release, public announcements or other communications contain only information previously disclosed in a press release, public announcement or other communication previously made in accordance with this Section 5.4 and (iii) to Governmental Entities in connection with any Consents required to be made under this Agreement, the Ancillary Documents or in connection with the transactions contemplated hereby or thereby. Notwithstanding anything to the contrary in this Section 5.4 or otherwise in this Agreement, the Parties agree that the ACAH Parties, the ACAH Sponsor and their respective Representatives may provide general information about the subject matter of this Agreement and the transactions contemplated hereby to any direct or indirect current or prospective investor (including in connection with any Transaction Financing) or in connection with normal fund raising or related marketing or informational or reporting activities, provided the recipients of such information are subject to customary confidentiality obligations prior to the receipt of such information..

(b)                         The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and ACAH prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement. Promptly after the execution of this Agreement, ACAH shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and ACAH shall consider such comments in good faith. The Company, on the one hand, and ACAH, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or ACAH, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date (or such other date as may be mutually agreed to in writing by ACAH and the Company prior to the Closing), the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), ACAH shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws, which Closing Filing shall be mutually agreed upon by the Company and ACAH prior to the Closing (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or ACAH, as applicable). In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

Section 5.5.         Tax Matters.

(a)                         Tax Treatment. The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 354, 361 and the 368 of the Code and Treasury Regulations Section 1.368-2(g), and agree (i) to file all Tax Returns on a basis consistent with the Intended Tax Treatment (including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with the U.S. federal income Tax Returns of the Company and ACAH for the taxable year that includes the Merger) and retain such information as shall be required under Treasury Regulations Section 1.368-3, (ii) to take no position inconsistent with the Intended Tax Treatment (whether in audits, Tax Returns or otherwise), in the case of each of clauses (i) and (ii), unless otherwise required by a Governmental Entity as a result of a “determination” within the meaning of Section 1313(a) of the Code, (iii) to use reasonable best efforts to cause the Merger to qualify for the Intended Tax Treatment (including if ACAH and the Company mutually determine in good faith that the Merger is not reasonably expected to qualify for the Intended Tax Treatment, using commercially reasonable efforts to restructure the transactions contemplated hereby (such restructured transactions, the “Alternative Transaction Structure”) in a manner that is reasonably expected to cause the Alternative Transaction Structure to so qualify, including by adding a second step merger to take place immediately after the Merger whereby the surviving company would merge with an into a new limited liability company that is a wholly-owned Subsidiary of ACAH (“Newco”), with Newco being the surviving company in such Merger), (iv) not to take any action or knowingly fail to take any action where such action or failure to act would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment, and (v) to reasonably cooperate in good faith with each other and their respective counsel to document and support the Intended Tax Treatment, including customary tax representation letters. Each Party shall use reasonable best efforts to promptly notify the other Party in writing if, before the Closing Date, such Party knows or has reason to believe that the Merger may not qualify for the Intended Tax Treatment.

(b)                         Tax Matters Cooperation. Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any audit or Tax proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any Tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Section 5.6.         Exclusive Dealing.

(a)                          From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause its Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Company Acquisition Proposal; (iv) make any filings with the SEC in connection with a public offering of any Equity Securities or other securities of the Company (or any Affiliate or successor of the Company); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person (other than the ACAH Parties) to do or seek to do any of the foregoing. The Company agrees to (A) notify ACAH promptly upon receipt of any Company Acquisition Proposal by the Company, and to describe the material terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal) and (B) keep ACAH reasonably informed on a current basis of any modifications to such offer or information.

(b)                         From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the ACAH Parties shall not, and each of them shall cause their Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to an ACAH Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, an ACAH Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding an ACAH Acquisition Proposal; or (iv) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person (other than the Company) to do or seek to do any of the foregoing. ACAH agrees to (A) notify the Company promptly upon receipt of any ACAH Acquisition Proposal by any ACAH Party, and to describe the material terms and conditions of any such ACAH Acquisition Proposal in reasonable detail (including the identity of any person or entity making such ACAH Acquisition Proposal) and (B) keep the Company reasonably informed on a current basis of any modifications to such offer or information.

For the avoidance of doubt, it is understood and agreed that the covenants and agreements contained in this Section 5.6 shall not prohibit the Company, any ACAH Party or any of their respective Representatives from taking any actions in the ordinary course that are not otherwise in violation of this Section 5.6 (such as answering phone calls) or informing any Person inquiring about a possible Company Acquisition Proposal or ACAH Acquisition Proposal, as applicable, of the existence of the covenants and agreements contained in this Section 5.6.

Section 5.7.         Preparation of Registration Statement / Proxy Statement; Preparation of Registration Statement. As promptly as reasonably practicable following the date of this Agreement, ACAH and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either of ACAH or the Company, as applicable), and, following delivery of the Closing Company Financial Statements to ACAH pursuant to Section 5.20(a), ACAH shall file with the SEC, the Registration Statement / Proxy Statement (it being understood that the Registration Statement / Proxy Statement shall include a proxy statement / prospectus of ACAH, which will be included therein and which will be used for the ACAH Stockholders Meeting to adopt and approve the Transaction Proposals and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by ACAH’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and Nasdaq). Each of ACAH and the Company shall use its reasonable best efforts to (a) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Company, the provision of financial statements of, and any other information with respect to, the Company for all periods, and in the form, required to be included in the Registration Statement / Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC); (b) promptly notify the others of, reasonably cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (c) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (d) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement. The Company and its legal counsel shall be given reasonable opportunity to review and comment on the Registration Statement / Proxy Statement, including all amendments and supplements thereto, prior to the filing thereof with the SEC, and on the response to any comments of the SEC prior to the filing thereof with the SEC. ACAH, on the one hand, and the Company, on the other hand, shall promptly furnish, or cause to be furnished, to the other all information concerning such Party and its Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 5.7 or for inclusion in any other statement, filing, notice or application made by or on behalf of ACAH to the SEC or Nasdaq in connection with the transactions contemplated by this Agreement or the Ancillary Documents. In the event the SEC requests or requires a tax opinion with respect to the Intended Tax Treatment in connection with the Registration Statement / Proxy Statement, each Party shall use reasonable best efforts to execute and deliver customary tax representation letters to the applicable counsel delivering such a tax opinion (in form and substance reasonably satisfactory to the counsel). If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement / Proxy Statement, then (i) such Party shall promptly inform, in the case of any ACAH Party, the Company, or, in the case of the Company, ACAH, thereof; (ii) such Party shall prepare and mutually agree upon with, in the case of ACAH, the Company, or, in the case of the Company, ACAH (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), an amendment or supplement to the Registration Statement / Proxy Statement; (iii) ACAH shall file such mutually agreed upon amendment or supplement with the SEC; and (iv) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the Pre-Closing ACAH Stockholders. ACAH shall as promptly as reasonably practicable advise the Company of the time of effectiveness of the Registration Statement / Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of ACAH New Common Shares for offering or sale in any jurisdiction, and ACAH and the Company shall each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use reasonable best efforts to ensure that none of the information related to him, her or it or any of his, her or its Representatives, supplied by or on his, her or its behalf for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, at the time the Registration Statement / Proxy Statement is initially filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.8.         ACAH Stockholder Approval.

(a)                         As promptly as reasonably practicable following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act (and in any event within three (3) Business Days after such date), ACAH shall (i) duly give notice of and duly convene and hold a meeting of its stockholders (the “ACAH Stockholders Meeting”) in accordance with the Governing Documents of ACAH, for the purposes of obtaining the ACAH Stockholder Approval and, if applicable, any approvals related thereto and providing its applicable stockholders with the opportunity to elect to effect an ACAH Stockholder Redemption, (ii) cause the Registration Statement / Proxy Statement to be disseminated to the ACAH Stockholders in compliance with applicable Law and (iii) solicit proxies from the ACAH Stockholders to vote in favor of each of the Transaction Proposals. Subject to the further provisions of this Section 5.8, (i) ACAH shall, through the ACAH Board, recommend to its stockholders (the “ACAH Board Recommendation”), (A) the adoption and approval of this Agreement and the transactions contemplated hereby (including the Merger) (the “Business Combination Proposal”); (B) the adoption and approval of the Post-Closing ACAH Certificate of Incorporation (the “Required Governing Document Proposal”); (C) the adoption and approval of the ACAH Equity Incentive Plan and the ACAH ESPP (the “Equity Plans Proposal”); (D) the adoption and approval of each other proposal that either the SEC or Nasdaq (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto; (E) the adoption and approval of each other proposal reasonably agreed to by ACAH and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents; and (F) the adoption and approval of a proposal for the postponement or adjournment of the ACAH Stockholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in clauses (A) through (F), collectively, the “Transaction Proposals”), and (ii) ACAH shall include such recommendation contemplated by clause (i) in the Registration Statement / Proxy Statement. Notwithstanding the foregoing or anything to the contrary herein, ACAH may postpone or adjourn the ACAH Stockholders Meeting (1) to solicit additional proxies for the purpose of obtaining the ACAH Stockholder Approval, (2) for the absence of a quorum, (3) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that ACAH has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing ACAH Stockholders prior to the ACAH Stockholders Meeting or (4) if the holders of ACAH Class A Shares have elected to redeem a number of ACAH Class A Shares as of such time that would reasonably be expected to result in the condition set forth in Section 6.3(c) not being satisfied; provided that, without the consent of the Company, in no event shall ACAH adjourn the ACAH Stockholders Meeting for more than fifteen (15) Business Days later than the most recently adjourned meeting or to a date that is beyond the Termination Date. Upon request by the Company, ACAH, acting through the ACAH Board (or a committee thereof), will postpone or adjourn the ACAH Stockholders Meeting one or more times until the date on which ACAH has received proxies and votes representing a sufficient number of shares to obtain the ACAH Stockholder Approval; provided that, in no event shall ACAH be required to adjourn the ACAH Stockholders Meeting to a date that is beyond the Termination Date.

(b)                         Notwithstanding anything to the contrary contained in this Agreement, at any time prior to obtaining approval of the Transaction Proposals, the ACAH Board may amend, change, withdraw, modify, withhold, qualify or fail to make the ACAH Board Recommendation (any such action an “ACAH Change in Recommendation”) if the ACAH Board shall have concluded in good faith, after consultation with its outside legal advisors and financial advisors, that the failure to make an ACAH Change in Recommendation would constitute a breach of its fiduciary duties under applicable Law; provided, that: (A) ACAH shall have delivered written notice to the Company of its intention to make an ACAH Change in Recommendation at least five (5) Business Days prior to the taking of such action by ACAH, (B) during such period and prior to making an ACAH Change in Recommendation, if requested by the Company, ACAH and its Representatives shall have negotiated in good faith with the Company and its Representatives regarding any revisions or adjustments proposed by the Company to the terms and conditions of this Agreement as would enable the ACAH Board to reaffirm the ACAH Board Recommendation and not make such ACAH Change in Recommendation and (C) if the Company requested negotiations in accordance with clause (B), ACAH may make an ACAH Change in Recommendation only if the ACAH Board, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that the Company shall have, prior to the expiration of the five (5) Business Day period, offered in writing to ACAH, continues to determine in good faith that failure to make an ACAH Change in Recommendation would constitute a breach of its fiduciary duties to the ACAH Stockholders under applicable Law. ACAH agrees that, unless the Agreement is terminated in accordance with its terms, its obligation to establish a record date for, duly call, give notice of, convene and hold the ACAH Stockholders’ Meeting for the purpose of voting on the Transaction Proposals shall not be affected by any ACAH Change in Recommendation.

Section 5.9.        Conduct of Business of ACAH.

(a)                         From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, ACAH shall, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law (including COVID-19 Measures), as set forth on Section 5.9 of the ACAH Disclosure Schedules, or as consented to in writing by the Company (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use commercially reasonable efforts (i) to operate the business of ACAH in the ordinary course in all material respects and (ii) to maintain and preserve intact the business organization, assets, properties and business relations of ACAH in all material respects.

(b)                         From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, ACAH shall not, and shall cause its Subsidiaries not to, as applicable, except as expressly contemplated by this Agreement or any Ancillary Document (including, for the avoidance of doubt, in connection with any Transaction Financing), as required by applicable Law, as set forth on Section 5.9 of the ACAH Disclosure Schedules or as consented to in writing by the Company (which consent shall not be unreasonably conditioned, withheld, delayed or denied), do any of the following:

(i)           adopt any amendments, supplements, restatements or modifications to the Trust Agreement or the Governing Documents of any ACAH Party;

(ii)         declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, its Equity Securities, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any of its outstanding Equity Securities, other than, for the avoidance of doubt, for the ACAH Stockholder Redemption;

(iii)        split, combine or reclassify any of its capital stock or other Equity Securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

(iv)        incur, create or assume any Indebtedness, except for Indebtedness for borrowed money in an amount not to exceed $250,000 in the aggregate;

(v)         make any loans or advances to, or capital contributions in, any other Person, other than to, or in, ACAH or any of its Subsidiaries;

(vi)        issue any Equity Securities or grant any additional options, warrants or stock appreciation rights with respect to its Equity Securities, other than the issuance of ACAH Class A Shares in connection with the exercise of any ACAH Warrant outstanding as of the date of this Agreement;

(vii)       (i) amend, modify or renew any ACAH Related Party Transaction, other than (A) the entry into any Contract with an ACAH Related Party with respect to the incurrence of Indebtedness permitted by Section 5.9(b)(iv) or (B) for the avoidance of doubt, any expiration or automatic extension or renewal of any Contract pursuant to its terms, or (ii) enter into any Contract that would constitute an ACAH Related Party Transaction;

(viii)      engage in any activities or business, or incur any material ACAH Liabilities, other than any activities, businesses or ACAH Liabilities that are either permitted under this Section 5.9 (including, for the avoidance of doubt, any activities, businesses or ACAH Liabilities contemplated by, incurred in connection with or that are otherwise incidental or attendant to this Agreement or any Ancillary Document, the performance of any covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby) or in accordance with this Section 5.9;

(ix)         authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

(x)          enter into any Contract with any broker, finder, investment banker, advisor or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission or fees in connection with the transactions contemplated by this Agreement;

(xi)         make, change or revoke any Tax election, amend any Tax Return, change any method of accounting, enter into any closing agreement with respect to Taxes, settle any Tax claim or assessment, affirmatively surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment (other than any such extension of time to file Tax Returns that is obtained in the ordinary course of business); or

(xii)        enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.9.

Notwithstanding anything in this Section 5.9 or this Agreement to the contrary, nothing set forth in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of any ACAH Party.

Section 5.10.       Nasdaq Listing. ACAH shall satisfy all applicable initial and continuing listing requirements of Nasdaq, and shall use its reasonable best efforts to (a) remain listed as a public company on the Nasdaq from the date hereof through the Closing and (b) cause the ACAH New Common Shares issuable in accordance with this Agreement to be approved for listing on Nasdaq, in each case as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Effective Time. The Company shall, and shall cause its Representatives to, reasonably cooperate with ACAH and its Representatives in connection with the foregoing.

Section 5.11.       Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 6 and provision of notice thereof to the Trustee, (a) at the Closing, ACAH shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the Public Stockholders of ACAH pursuant to the ACAH Stockholder Redemption, (B) pay the amounts due to the underwriters of ACAH’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to ACAH in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 5.12.      Company Stockholder Approval.

(a)                         As promptly as reasonably practicable (and in any event within two (2) Business Days) following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act (the “Company Stockholder Written Consent Deadline”), the Company shall obtain and deliver to ACAH a true and correct copy of a written consent (in form and substance reasonably satisfactory to ACAH) approving and adopting this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) that is duly executed by the Company Stockholders constituting the Company Requisite Approval (the “Company Stockholder Written Consent”). The Company, through the Company Board, shall recommend to the holders of Company Shares the approval and adoption of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) (the “Company Board Recommendation”).

(b)                         Promptly following the receipt of the Company Stockholder Written Consent, the Company shall prepare and deliver to each Company Stockholder who has not executed and delivered the Company Stockholder Written Consent an information statement, in form and substance required under the DGCL in connection with the Merger and otherwise reasonably satisfactory to ACAH, which information statement shall include (i) copies of this Agreement and the Registration Statement / Proxy Statement, (ii) the Company Board Recommendation, (iii) a description of any dissenters’ rights of the Company Stockholders available under Section 262 of the DGCL and any other disclosure with respect to dissenters’ rights required by applicable Law and (iv) in accordance with the requirements of Section 228(e) of the DGCL, notice to any Company Stockholder who has not executed and delivered the Company Stockholder Written Consent of the corporate action by those Company Stockholders who did execute the Company Stockholder Written Consent.

Section 5.13.       ACAH Indemnification; Directors’ and Officers’ Insurance.

(a)                          Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of each ACAH Party, as provided in the applicable ACAH Party’s Governing Documents or otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) ACAH will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, ACAH shall advance, or caused to be advanced, expenses in connection with such indemnification as provided in the applicable ACAH Party’s Governing Documents or other applicable agreements as in effect immediately prior to the Effective Time. The indemnification and liability limitation or exculpation provisions of the ACAH Parties’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified following the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Effective Time, or at any time prior to such time, were directors or officers of any ACAH Party (the “ACAH D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Effective Time and relating to the fact that such ACAH D&O Person was a director or officer of any ACAH Party on or prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b)                         ACAH shall not have any obligation under this Section 5.13 to any ACAH D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such ACAH D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c)                         For a period of six (6) years following the Effective Time, ACAH shall maintain, without any lapses in coverage, directors’ and officers’ liability insurance for the benefit of those Persons who are covered by any comparable insurance policies of the ACAH Parties in effect as of the date of this Agreement with respect to wrongful acts allegedly occurring on or prior to the Effective Time. Such insurance policies shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the Persons covered thereby than) the coverage provided under ACAH’s directors’ and officers’ liability insurance policies in effect as of the date of this Agreement; provided that the premium to be paid under this Section 5.13(c) for such “tail” insurance policies shall not exceed three hundred percent (300%) of the full premium paid by ACAH prior to the date of this Agreement and the premium for such “tail” insurance policies shall be paid by the Company.

(d)                         If ACAH or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of ACAH shall assume all of the obligations set forth in this Section 5.13.

(e)                          The Persons entitled to the indemnification, liability limitation, exculpation or insurance coverage set forth in this Section 5.13 are intended to be third-party beneficiaries of this Section 5.13. This Section 5.13 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of ACAH.

Section 5.14.      Company Indemnification; Directors’ and Officers’ Insurance.

(a)                         Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of the Company, as provided in the Company’s Governing Documents or otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) ACAH will cause the applicable Company to perform and discharge all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, ACAH shall cause the applicable Company to advance expenses in connection with such indemnification as provided in the Company’s Governing Documents or other applicable agreements in effect as of immediately prior to the Effective Time. The indemnification and liability limitation or exculpation provisions of the Company’s Governing Documents shall not, during such six (6)- year period, be amended, repealed or otherwise modified following the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Effective Time or at any time prior to the Effective Time, were directors or officers of the Company (the “Company D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such Company D&O Person was a director or officer of the Company on or prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b)                         None of ACAH or the Company shall have any obligation under this Section 5.14 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c)                         The Company shall, as promptly as practicable from the date hereof, in consultation with ACAH, and with ACAH’s reasonable cooperation and assistance, obtain customary directors’ and officers’ liability insurance coverage for the benefit of the Company and its directors and officers (the “D&O Policy”), to be effective on the Closing Date. The Company shall purchase, at or prior to the Closing, and shall maintain, or cause to be maintained, in effect for a period of six (6) years following the Effective Time, without lapses in coverage, a “tail” policy or policies providing directors’ and officers’ liability insurance coverage for the benefit of those Persons covered by the Company’s directors’ and officers’ liability insurance policies in effect as of the date of this Agreement with respect to wrongful acts allegedly occurring on or prior to the Effective Time. Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the Persons covered thereby) the coverage provided under the Company’s directors’ and officers’ liability insurance policies in effect as of the date of this Agreement; provided that the premium for such “tail” insurance policies to be paid under this Section 5.14(c) shall not exceed three hundred percent (300%) of the full premium paid by the Company prior to the date of this Agreement and the premium for such “tail” insurance policies shall be paid by the Company.

(d)                         If ACAH or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of ACAH shall assume all of the obligations set forth in this Section 5.14.

(e)                         The Persons entitled to the indemnification, liability limitation, exculpation or insurance coverage set forth in this Section 5.14 are intended to be third-party beneficiaries of this Section 5.14. This Section 5.14 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of ACAH.

Section 5.15.      ACAH Public Filings. From the date hereof through the Effective Time, ACAH will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws; provided that the Company has (i) notified ACAH about any information, action or event involving the Company that would trigger any such filing or reporting obligations and (ii) provided any information or statements in a reasonably timely manner as reasonably requested by ACAH to be included in any such reports or otherwise required to comply with ACAH’s reporting obligations under applicable Securities Laws.

Section 5.16.      PIPE Financing. Unless otherwise approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned or delayed), ACAH shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the PIPE Subscription Agreements other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision); provided, that, in the case of any such permitted assignment or transfer, the initial party to such PIPE Subscription Agreement remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase the ACAH New Common Shares contemplated thereby. Subject to the immediately preceding sentence and in the event that all conditions in the PIPE Subscription Agreements have been satisfied, ACAH shall use its reasonable best efforts to take, or to cause to be taken, all actions required or necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the PIPE Subscription Agreements on the terms described therein, including using its reasonable best efforts to enforce its rights under the PIPE Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) ACAH the applicable purchase price under each PIPE Investor’s applicable PIPE Subscription Agreement in accordance with its terms. Without limiting the generality of the foregoing, ACAH shall give the Company prompt written notice: (i) of the receipt of any request from a PIPE Investor for an amendment to any PIPE Subscription Agreement; (ii) of any breach or default to the knowledge of ACAH (or any event or circumstance that, to the knowledge of ACAH, with or without notice, lapse of time or both, would give rise to any breach or default) by any party to any PIPE Subscription Agreement; (iii) of the receipt by ACAH of any written notice or other written communication with respect to any actual or potential threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation of a PIPE Subscription Agreement by a PIPE Investor; and (iv) if ACAH does not expect to receive all or any portion of the applicable purchase price under any PIPE Subscription Agreement in accordance with its terms.

Section 5.17.      Section 16 Matters. Prior to the Effective Time, each of the Company and ACAH shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Company Common Shares or acquisitions of ACAH Common Shares (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated hereby to be exempt under Rule B-3 promulgated under the Exchange Act.

Section 5.18.      Cooperation; Consultation.

(a)                         Prior to Closing, each of the Company and ACAH shall, and each of them shall cause its respective Subsidiaries (as applicable) and its and their officers, directors, managers, employees, consultants, counsel, accounts, agents and other representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement the parties mutually agree to seek in connection with the transactions contemplated by this Agreement (it being understood and agreed that the consummation of any such financing by the Company or ACAH shall be subject to the parties’ mutual agreement), including (if mutually agreed by the parties) (a) by providing such information and assistance as the other party may reasonably request (including the Company providing such financial statements and other financial data relating to the Company and its Subsidiaries as would be required if ACAH were filing a general form for registration of securities under Form 10 following the consummation of the transactions contemplated hereby and a registration statement on Form S-1 for the resale of the securities issued in any Transaction Financing, as applicable, following the consummation of the transactions contemplated hereby), (b) granting such access to the other party and its representatives as may be reasonably necessary for their due diligence, and (c) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other representatives of the Company and its Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, ACAH or their respective auditors.

(b)                         From the date of the announcement of this Agreement or the transactions contemplated hereby (pursuant to any applicable public communication made in compliance with Section 5.4(b)), until the Closing Date, ACAH shall use its reasonable best efforts to, and shall instruct its financial advisors to, keep the Company and its financial advisors reasonably informed with respect to any Transaction Financing during such period, including by (i) providing regular updates and (ii) consulting and cooperating with, and considering in good faith any reasonable feedback from, the Company or its financial advisors with respect to such matters; provided that, except as otherwise set forth in Section 5.18(b) of the ACAH Disclosure Schedule, each of ACAH and the Company acknowledges and agrees that none of their respective financial advisors (whether currently engaged or engaged in the future) shall be entitled to any fees with respect to any Transaction Financing unless otherwise mutually agreed by the Company and ACAH in writing.

Section 5.19.      Post-Closing Directors and Officers.

(a)                         Subject to the terms of ACAH’s Governing Documents, ACAH shall take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time:

(i)          the ACAH Board shall consist of (A) five (5) directors selected by the Company and (B) two (2) directors selected by the officers of ACAH set forth in Section 5.19 of the ACAH Disclosure Schedules;

(ii)         the ACAH Board shall have a majority of “independent” directors for the purposes of Nasdaq, each of whom shall serve in such capacity in accordance with the terms of ACAH’s Governing Documents following the Effective Time

(b)                         The individuals identified on Section 5.19(a)(ii) of the Company Disclosure Schedules shall be the officers of ACAH immediately after the Effective Time, with each such individual holding the title set forth opposite his or her name. In the event that any such individual identified on Section 5.19(a)(ii) of the Company Disclosure Schedules is unwilling or unable (whether due to death, disability or otherwise) to serve as an officer of ACAH then, prior to the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Company may (in consultation with ACAH) replace such individual with another individual to serve as such officer of ACAH and, in such case, Section 5.19(a)(ii) of the Company Disclosure Schedules shall automatically be deemed amended to include such replacement individual as an officer of ACAH in lieu of, and to serve with the same title as, the individual so replaced.

Section 5.20.      Required Financials.

(a)                         The Company shall deliver to ACAH, as promptly as reasonably practicable following the date of this Agreement the Closing Company Financial Statements, as applicable. The Closing Company Financial Statements (i) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except, in the case of any audited financial statements, as may be specifically indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be, individually or in the aggregate, material) and the absence of notes thereto), (ii) will fairly present in all material respects the financial position, results of operation, stockholders’ equity and cash flows of the Company as at the date thereof and for the period indicated therein, (iii) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except, in the case of any audited financial statements, as may be specifically indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be, individually or in the aggregate, material) and the absence of notes thereto), (iv) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and will contain an unqualified report of the Company’s auditor and (v) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates of delivery (including Regulation S-X or Regulation S-K, as applicable).

(b)                         In the event the Closing Company Financial Statements go stale prior to the Closing Date under the Securities Laws, the Company shall use commercially reasonable efforts to deliver as promptly as practicable such further historical financial statements of the Company that would be required to be included in the Registration Statement / Proxy Statement and any other filings to be made by ACAH with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document.

(c)                         The Company shall use commercially reasonable efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Company, ACAH in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement / Proxy Statement and any other filings to be made by ACAH with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

Section 5.21.      ACAH Equity Plan. Prior to the Closing Date, the ACAH Board shall approve and adopt an equity incentive plan (the “ACAH Equity Incentive Plan”) and an employee stock purchase plan (the “ACAH ESPP”), each in a form to be mutually agreed upon between the Company and ACAH subject to the terms set forth in Section 5.21 of the Company Disclosure Schedule. Within two (2) Business Days following the expiration of the 60 day period following the date on which ACAH has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company (or such longer period as may be required by rule or regulation of the SEC), ACAH shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the ACAH New Common Shares issuable under the ACAH Equity Incentive Plan and ACAH ESPP and the ACAH New Common Shares issuable upon exercise of the Exchanged Options, and ACAH shall use commercially reasonable efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the ACAH Equity Incentive Plan and ACAH ESPP and the Exchanged Options remain outstanding.

Section 5.22.      FIRPTA Certificates. At or prior to the Closing, the Company shall deliver, or cause to be delivered, to ACAH a certificate, duly executed by the Company, complying with Treasury Regulations Section 1.1445-2(c)(3), together with evidence that the Company has provided notice to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), in each case, in a form and substance reasonably acceptable to ACAH.

Section 5.23.      Company Related Party Transactions. The Company shall take, or cause to be taken, all actions necessary or advisable to terminate at or prior to the Closing all Company Related Party Transactions (other than those set forth on Section 5.23 of the Company Disclosure Schedules) without any further obligations or Liabilities to the Company or any of its Affiliates (including, from and after the Effective Time, ACAH and its Affiliates). On or prior to the Closing, each of the Company Equityholders and the Company shall, and shall cause their respective Affiliates to, repay or cause to be repaid in full, or otherwise satisfy and settle, all Indebtedness, receivables, payables and other similar arrangements between the Company, on the one hand, and any Company Equityholder or any of its Affiliates, on the other hand, in each case, other than those set forth on Section 5.23 of the Company Disclosure Schedules.

Article 6.

CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT

Section 6.1.         Conditions to the Obligations of the Parties. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists of the following conditions:

(a)                         all HSR Act waiting periods (and any extensions thereof) applicable to the Transactions, and any commitments by the Parties not to consummate the Transactions before a certain date under a timing agreement entered into with a Governmental Entity, shall have expired or been terminated;

(b)                         no Order or Law entered, issued, enacted or promulgated by any court of competent jurisdiction or other Governmental Entity, or other legal restraint or prohibition, preventing, making unlawful, restraining or prohibiting the consummation of the Transactions shall be in effect;

(c)                         the Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement / Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(d)                         the ACAH New Common Shares shall have been approved for listing on Nasdaq;

(e)                         the Company Stockholder Written Consent shall have been obtained;

(f)                          the Required ACAH Stockholder Approval shall have been obtained; and

(g)                         after giving effect to the transactions contemplated hereby (including any Transaction Financing), ACAH shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time.

Section 6.2.         Other Conditions to the Obligations of the ACAH Parties. The obligations of the ACAH Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by ACAH (on behalf of itself and the other ACAH Parties) of the following further conditions:

(a)                         (i) the Company Fundamental Representations (other than the representations and warranties set forth in Section 3.3(a) and Section 3.10(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 3.3(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) the representations and warranties set forth in Section 3.10(a) shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), provided, however, that this clause (iii) shall be deemed to be satisfied if no Company Material Adverse Effect is continuing and (iv) the representations and warranties of the of the Company set forth in Article 3 (other than the Company Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;

(b)                         the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Company under this Agreement at or prior to the Closing;

(c)                         since the date of this Agreement, no Company Material Adverse Effect shall have occurred;

(d)                         the Company Note Conversion, the Company Warrant Conversion and the Company Preferred Conversion shall have occurred; and

(e)                         at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to ACAH the following documents:

(i)           a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 6.2(a), Section 6.2(b) and Section 6.2(c) are satisfied, in a form and substance reasonably satisfactory to ACAH;

(ii)         the Registration Rights Agreement duly executed by the applicable Company Stockholders party thereto; and

(iii)        the Lock-Up Agreement duly executed by the applicable Company Stockholders party thereto.

Section 6.3.         Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following further conditions:

(a)                         (i) the ACAH Fundamental Representations (other than the representations and warranties set forth in Section 4.6(a)) shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 4.6(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date) and (iii) the representations and warranties of the ACAH Parties (other than the ACAH Fundamental Representations) contained in Article 4 of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “ACAH Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause an ACAH Material Adverse Effect;

(b)                         the ACAH Parties shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing;

(c)                        ACAH shall have satisfied all applicable initial and continuing listing requirements of Nasdaq, and ACAH shall not have received any notice of non-compliance therewith that has not been cured prior to, or would not be cured at or immediately following, the Effective Time;

(d)                         the Aggregate Transaction Proceeds shall be equal to or greater than $170,000,000; and

(e)                         at or prior to the Closing, ACAH shall have delivered, or caused to be delivered, the following documents to the Company:

(i)          a certificate duly executed by an authorized officer of ACAH, dated as of the Closing Date, to the effect that the conditions specified in Section 6.3(a) and Section 6.3(b) are satisfied, in a form and substance reasonably satisfactory to the Company;

(ii)         the Registration Rights Agreement duly executed by ACAH and the ACAH Sponsor; and

(iii)        the Lock-Up Agreement duly executed by ACAH and the ACAH Sponsor.

Section 6.4.        Frustration of Closing Conditions. The Company may not rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was proximately caused by the Company’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2, or a breach of this Agreement. None of the ACAH Parties may rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was proximately caused by an ACAH Party’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2, or a breach of this Agreement.

Article 7.

TERMINATION

Section 7.1.        Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a)                         by mutual written consent of ACAH and the Company;

(b)                         by ACAH, if any of the representations or warranties set forth in Article 3 shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.2(a) or Section 6.2(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company by ACAH, and (ii) the Termination Date; provided, however, that none of the ACAH Parties is then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) from being satisfied;

(c)                         by the Company, if any of the representations or warranties set forth in Article 4 shall not be true and correct or if any ACAH Party has failed to perform any covenant or agreement on the part of such applicable ACAH Party set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to ACAH by the Company and (ii) the Termination Date; provided, however, the Company is not then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 6.2(a) or Section 6.2(b) from being satisfied;

(d)                         by either ACAH or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to May 30, 2022 (the “Termination Date”); provided, that, if any of the conditions to Closing set forth in Section 6.1(a), Section 6.1(b), Section 6.1(c) or Section 6.1(f) have not been satisfied by the Termination Date, the Company may, upon written notice to ACAH prior to the Termination Date, extend the Termination Date for an additional 30 days; provided, further, that (i) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to ACAH if any ACAH Party’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, and (ii) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to the Company if the Company’s breach of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;

(e)                         by either ACAH or the Company, if any Governmental Entity shall have entered, issued, enacted or promulgated an Order or Law or taken any other action permanently enjoining, preventing, restraining, making unlawful or otherwise prohibiting the Transactions and such Order, Law or other action shall have become final and nonappealable; provided, that (i) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to ACAH if any ACAH Party’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the entry, issuance, enactment or promulgation of such Order or Law or the occurrence of such other action, and (ii) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to the Company if the Company’s breach of its covenants or obligations under this Agreement shall have proximately caused the entry, issuance, enactment or promulgation of such Order or Law or the occurrence of such other action;

(f)                          by either ACAH or the Company, if the ACAH Stockholders Meeting has been held (including any adjournment or postponement thereof), has concluded, ACAH’s stockholders have duly voted and the Required ACAH Stockholder Approval was not obtained;

(g)                         by ACAH, (i) if the Company does not deliver, or cause to be delivered to ACAH a Transaction Support Agreement duly executed by each Supporting Company Stockholder in accordance with Section 5.12(a) on the date of this Agreement or (ii) if the Company does not deliver, or cause to be delivered to ACAH the Company Stockholder Written Consent in accordance with Section 5.12(a) on or prior to the Company Stockholder Written Consent Deadline, or if the Company Stockholder Written Consent is, at any time, no longer valid or is otherwise revoked or rescinded at any time; or

(h)                         by the Company upon any ACAH Change in Recommendation.

Section 7.2.         Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, (a) this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Representatives) with the exception of Section 5.3(a), this Section 7.2, Article 8 and Article 1 (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with its terms. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 7.1 shall not affect (i) any Liability on the part of any Party for any willful breach of any covenant or agreement set forth in this Agreement prior to such termination or fraud or (ii) any Person’s Liability under any Ancillary Document to which such Person is a party to the extent arising from a claim against such Person by another Person party to such agreement on the terms and subject to the conditions thereunder.

Article 8.

MISCELLANEOUS

Section 8.1.         Non-Survival. Other than those representations, warranties and covenants set forth in Section 2.1, Section 2.2, Section 2.3, Section 2.4, Section 3.27 and Section 3.28, each of which shall survive following the Effective Time, or as otherwise provided in the last sentence of this Section 8.1, each of the representations and warranties, and each of the agreements and covenants (to the extent such agreement or covenant contemplates or requires performance at or prior to the Effective Time), of the Parties set forth in this Agreement, shall terminate at the Effective Time, such that no claim for breach of any such representation, warranty, agreement or covenant, detrimental reliance or other right or remedy (whether in contract, in tort, at law, in equity or otherwise) may be brought with respect thereto after the Effective Time against any Party. Each covenant and agreement contained herein that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms, and each covenant and agreement contained in any Ancillary Document that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms and any other provision in any Ancillary Document that expressly survives the Effective Time shall so survive the Effective Time in accordance with the terms of such Ancillary Document.

Section 8.2.         Entire Agreement; Assignment. This Agreement (together with the Ancillary Documents) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of (a) ACAH and the Company prior to Closing and (b) ACAH and the ACAH Sponsor after the Closing. Any attempted assignment of this Agreement not in accordance with the terms of this Section 8.2 shall be void.

Section 8.3.         Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by (a) ACAH and the Company prior to the Closing and (b) ACAH and the ACAH Sponsor after the Closing. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.3 shall be void, ab initio.

Section 8.4.         Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a)            If to any ACAH Party, to:

Atlantic Coastal Acquisition Corp.

6 St Johns Lane

New York, NY 10013

Attention:	Shahraab Ahmad

E-mail:	shahraab@atlanticcoastalacqusition.com

with a copy (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP

31 West 52nd Street

New York, NY 10019

Attention:	Stephen B. Amdur
Bianca K. Bowen

E-mail:	stephen.amdur@pillsburylaw.com bianca.bowen@pillsburylaw.com

(b)            If to the Company, to:

Essentium, Inc.

19025 N Heatherwilde Blvd, Suite 100

Pflugerville, TX 78660

Attention: Blake Teipel, Ph.D., Chief Executive Officer

E-mail: blake.teipel@essentium.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

301 Congress Avenue, Suite 900
Austin, TX 78701

Attention:	Jenifer Smith Nick S. Dhesi

E-mail:	jen.smith@lw.com nick.dhesi@lw.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 8.5.         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Section 8.6.         Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Unpaid Company Expenses and the Company shall not be responsible for any Unpaid ACAH Expenses and (b) if the Closing occurs, then ACAH shall pay, or cause to be paid, all Unpaid Company Expenses and all Unpaid ACAH Expenses.

Section 8.7.         Construction; Interpretation. The term “this Agreement” means this Business Combination Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (k) the words “provided” or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to ACAH, any documents or other materials posted to the electronic data room located at https://services.intralinks.com under the project name “Project Excelsior” as of 5:00 p.m., Eastern Time, at least three (3) days prior to the date of this Agreement; (l) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; and (m) unless the context requires otherwise, any reference to the “Company” in this Agreement shall mean and refer to the “Surviving Company” from and after the Effective Time. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Section 8.8.         Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the ACAH Disclosure Schedules corresponding to any Section or subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the ACAH Disclosure Schedules) shall be deemed to have been disclosed with respect to every other section and subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the ACAH Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article 3 or Article 4 may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.

Section 8.9.         Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 5.13, Section 5.14, the last sentence of this Section 8.9 and Section 8.13, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The ACAH Sponsor shall be an express third-party beneficiary of Section 5.4, Section 5.19, Section 8.2, Section 8.3, this Section 8.9 and Section 8.14.

Section 8.10.      Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 8.11.      Counterparts; Electronic Signatures. This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by e-mail, scanned pages or other electronic imaging (including “pdf,” “tif,” “jpg,” DocuSign, AdobeSign or other similar electronic transmission) shall be effective as delivery of a manually executed counterparty to this Agreement or any such Ancillary Document.

Section 8.12.      Knowledge of Company; Knowledge of ACAH. For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12 of the Company Disclosure Schedules, assuming reasonable due inquiry of his or her direct reports. For all purposes of this Agreement, the phrase “to ACAH’s knowledge” and “to the knowledge of ACAH” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12 of the ACAH Disclosure Schedules, assuming reasonable due inquiry of his or her direct reports. For the avoidance of doubt, none of the individuals set forth on Section 8.12 of the Company Disclosure Schedules or Section 8.12 of the ACAH Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.

Section 8.13.      No Recourse. This Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and without limiting the generality of the foregoing, none of the Representatives of ACAH or the Company shall have any Liability arising out of or relating to this Agreement, the negotiation thereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith (except as expressly provided herein) or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Company or ACAH concerning the Company, any ACAH Party, this Agreement or the transactions contemplated hereby.

Section 8.14.       Extension; Waiver. The Company prior to the Closing and the ACAH Sponsor after the Closing may (a) extend the time for the performance of any of the obligations or other acts of the ACAH Parties set forth herein, (b) waive any inaccuracies in the representations and warranties of the ACAH Parties set forth herein or (c) waive compliance by the ACAH Parties with any of the agreements or conditions set forth herein. ACAH (prior to the Closing Date) and the ACAH Sponsor (after the Closing Date), may (i) extend the time for the performance of any of the obligations or other acts of the Company set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company set forth herein or (iii) waive compliance by the Company with any of the agreements or conditions set forth herein. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 8.15.      Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.15.

Section 8.16.      Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within State of New York, New York County), for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or under any Ancillary Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding claim, demand, action or cause of action against such Party (i) arising under this Agreement or under any Ancillary Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 8.16 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 8.4 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.

Section 8.17.         Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 8.18.         Trust Account Waiver. Reference is made to the final prospectus of ACAH, filed with the SEC (File No. 333-253003) on March 5, 2021 (the “Prospectus”). The Company acknowledges and agrees and understands that ACAH has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of ACAH’s public stockholders (including overallotment shares acquired by ACAH’s underwriters, the “Public Stockholders”), and ACAH may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of ACAH entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Representatives that, notwithstanding the foregoing or anything to the contrary in this Agreement, neither the Company nor any of its Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between ACAH or any of its Representatives, on the one hand, and, the Company or any of its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). The Company on its own behalf and on behalf of its Representatives, hereby irrevocably waives any Trust Account Released Claims that it or any of its Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with ACAH or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with ACAH or its Affiliates).

*      *      *      *      *

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

ATLANTIC COASTAL ACQUISITION CORP.

By:
/s/ Shahraab Ahmad
Name: Shahraab Ahmad

Title: Chief Executive Officer

ALPHA MERGER SUB 1, INC.

By:
/s/ Shahraab Ahmad
Name: Shahraab Ahmad

Title: President

ESSENTIUM, INC.

By:
/s/ Blake Teipel
Name: Blake Teipel

Title: Chief Executive Officer

[Signature Page to Business Combination Agreement]

Exhibit A

Form of Registration Rights Agreement

[See attached.]

2

FORM OF AMENDED AND RESTATED
REGISTRATION RIGHTS AGREEMENT

This Amended and Restated Registration Rights Agreement (this “Agreement”), dated as of [●], is made and entered into by and among Essentium, Inc., a Delaware corporation (formerly known as Atlantic Coastal Acquisition Corp., a Delaware corporation (“ACAH”)) (the “Company”), Atlantic Coastal Acquisition Management LLC, a Delaware limited liability company (“Sponsor Parent”), and Atlantic Coastal Finance Company LLC, a Delaware limited liability company (“Sponsor SPE” and, collectively with Sponsor Parent, “Sponsor Holdco”), Cantor Fitzgerald Securities, a New York general partnership (“Lender”), and the persons set forth on Schedule I hereto (together with Sponsor Holdco and Lender, each, a “Sponsor” and, together, the “Sponsors”), and certain former stockholders of the Company set forth on Schedule II hereto (such stockholders, the “Legacy Company Holders,” and, collectively with the Sponsors, the Legacy Company Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 or Section 5.10 of this Agreement, the “Holders” and each, a “Holder”).

Recitals

Whereas, the Company and certain of the Sponsors are party to that certain Registration Rights Agreement, dated as of March 3, 2021 (the “Original RRA”);

Whereas, the Company has entered into that certain Business Combination Agreement, dated as of November 30, 2021, (as it may be amended or supplemented from time to time, the “Business Combination Agreement”), by and among the Company, Alpha Merger Sub 1, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company and ACAH;

Whereas, on the date hereof, pursuant to the Business Combination Agreement, the Legacy Company Holders received shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company;

Whereas, certain investors (the “Investor Stockholders”) purchased an aggregate of [●] shares of Common Stock (the “Investor Shares”) in a transaction exempt from registration under the Securities Act pursuant to the respective Subscription Agreements, each dated as of November 22, 2021, entered into by and between the Company and each of the Investor Stockholders (each, a “Subscription Agreement” and, collectively, the “Subscription Agreements”);

Whereas, Sponsor SPE has entered into that certain Loan and Security Agreement between Sponsor and Lender, dated as of November 30, 2021 (as may be amended or modified from time to time, the “Loan Agreement”), pursuant to which Sponsor SPE has pledged all shares of Common Stock of the Company held by it (which constitutes all shares of Common Stock formerly held by Sponsor Parent and all shares acquired by Sponsor SPE pursuant to that certain Subscription Agreement, dated as of November 30, 2021, between the Company and Sponsor SPE);

Whereas, pursuant to Section 6.05 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders (as defined in the Original RRA) of at least a majority-in-interest of the Registrable Securities (as defined in the Original RRA) at the time in question, and the Sponsors are Holders (as defined in the Original RRA) in the aggregate of at least a majority-in-interest of the Registrable Securities (as defined in the Original RRA) as of the date hereof; and

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Whereas, the Company and the applicable Sponsors desire to amend and restate the Original RRA in its entirety and enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

Now, Therefore, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1           Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Additional Holder” shall have the meaning given in Section 5.10.

“Additional Holder Common Stock” shall have the meaning given in Section 5.10.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or the Chief Financial Officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain a Misstatement, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble hereto.

“Board” shall mean the Board of Directors of the Company.

“Business Combination Agreement” shall have the meaning given in the Recitals hereto.

“Closing” shall have the meaning given in the Business Combination Agreement.

“Closing Date” shall have the meaning given in the Business Combination Agreement.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

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“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Competing Registration Rights” shall have the meaning given in Section 5.7.

“Demanding Holder” shall have the meaning given in Section 2.1.4.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-1 Shelf” shall have the meaning given in Section 2.1.1.

“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.

“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

“Investor Shares” shall have the meaning given in the Recitals hereto.

“Investor Stockholders” shall have the meaning given in the Recitals hereto.

“Joinder” shall have the meaning given in Section 5.10.

“Legacy Company Holders” shall have the meaning given in the Preamble hereto.

“Legacy Essentium” shall have the meaning given in the Preamble hereto.

“Lender” shall have the meaning given in the Preamble hereto.

“Loan Agreement” shall have the meaning given in the Recitals hereto.

“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Original RRA” shall have the meaning given in the Recitals hereto.

“Permitted Transferees” shall mean any person or entity to whom such Holder is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter, including, for the avoidance of doubt, (i) pursuant to Section 5.2 of this Agreement and (ii) solely with respect to Lender, pursuant to the terms of the Loan Agreement.

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“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any outstanding shares of Common Stock or any other equity security (including warrants to purchase shares of Common Stock and shares of Common Stock issued or issuable upon the exercise of any other equity security of the Company) held by a Holder immediately following the Closing (including any securities distributable pursuant to the Business Combination Agreement and any Investor Shares); (b) any Additional Holder Common Stock; and (c) any other equity security of the Company issued or issuable with respect to any securities referenced in clause (a) and (b) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B)(i) such securities shall have been otherwise transferred, (ii) new certificates for such securities not bearing (or book-entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and (iii) subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no limitation as to volume, timing or manner of sale); and (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(A)           all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc. and any national securities exchange on which the Common Stock is then listed);

(B)           fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C)           printing, messenger, telephone and delivery expenses;

(D)           reasonable fees and disbursements of counsel for the Company;

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(E)            reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F)            in the case of an Underwritten Offering, reasonable fees and expenses of one (1) legal counsel (and one local or foreign counsel in each applicable jurisdiction) selected by a majority-in-interest of the Demanding Holders initiating such Underwritten Offering.

“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holders” shall have the meaning given in Section 2.1.5.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration Statement, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Sponsor Parent” shall have the meaning given in the Preamble hereto.

“Sponsor SPE” shall have the meaning given in the Preamble hereto.

“Sponsor Holdco” shall have the meaning given in the Preamble hereto.

“Subscription Agreement” shall have the meaning given in the recitals hereto.

“Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.1.2.

“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

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“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.

“Withdrawal Notice” shall have the meaning given in Section 2.1.6.

ARTICLE II

REGISTRATIONS AND OFFERINGS

2.1           Shelf Registration.

2.1.1           Filing. Within sixty (60) days following the Closing Date, the Company shall prepare and file with the Commission a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), if the Company is then eligible to use a Form S-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two (2) business days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) the sixtieth (60th) calendar day (or ninetieth (90th) calendar day if the Commission notifies the Company that it will “review” the Registration Statement) following the filing date thereof and (b) the tenth (10th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to, subject to any lock-up period applicable to such Holder, sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use Form S-3. The Company’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4.

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2.1.2           Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to, subject to any lock-up period applicable to such Holder, sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.3           Additional Registrable Securities. Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of Sponsor Holdco or a Legacy Company Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be so covered twice per calendar year for each of the Sponsor Holdco, on the one hand, and the Legacy Company Holders, on the other hand.

2.1.4           Requests for Underwritten Shelf Takedowns. Subject to Section 3.4 and any lock-up period applicable to such Holder, at any time and from time to time when an effective Shelf is on file with the Commission, the Sponsor Holdco or a Legacy Company Holder (the Sponsor Holdco or a Legacy Company Holder being in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, $50 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. The Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Sponsor Holdco, on the one hand, and the Legacy Company Holders, on the other hand, may each demand not more than two (2) Underwritten Shelf Takedowns pursuant to this Section 2.1.4 in any twelve (12) month period. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.

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2.1.5           Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and all other shares of Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any shares of Common Stock or other equity securities proposed to be sold by Company or by other holders of Common Stock or other equity securities, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata (as nearly as practicable) based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities. To facilitate the allocation of Registrable Securities in accordance with the above provisions, the Company or the Underwriters may round the number of shares allocated to any Holder to the nearest 100 Registrable Securities.

2.1.6           Withdrawal. Prior to the effective date of an Underwritten Shelf Takedown, a Demanding Holder or Requesting Holder shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of its intention to withdraw from such Underwritten Shelf Takedown; provided that the Sponsor Holdco or a Legacy Company Holder may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Sponsor Holdco, the Legacy Company Holders or any of their respective Permitted Transferees, as applicable. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1.4, unless such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if the Sponsor Holdco or a Legacy Company Holder elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demand by the Sponsor Holdco or such Legacy Company Holder, as applicable, for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to the second sentence of this Section 2.1.6.

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2.2           Piggyback Registration.

2.2.1           Piggyback Rights. Subject to Section 2.4.3 and any lock-up period applicable to such Holder, if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company, including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan, (v) for a rights offering, (vi) for a Block Trade, or (vii) for an Other Coordinated Offering then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.

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2.2.2        Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company desires to sell, taken together with (i) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then

(a)           if the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata (as nearly as practicable), based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;

(b)           if the Registration is pursuant to a demand by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the shares of Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata (as nearly as practicable), based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities; and

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(c)           if the Registration and Underwritten Shelf Takedown is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration securities in the priority set forth in Section 2.1.5.

2.2.3        Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, prior to the effectiveness of such Shelf Registration. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4        Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 hereof.

2.3            Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade (as defined herein) or Other Coordinated Offering (as defined herein)), if requested by the managing Underwriter or Underwriters, each Holder agrees that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriter or Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders). Notwithstanding the foregoing, this Section 2.3 shall not be applicable to Lender and, with respect to Sponsor Parent and Sponsor SPE, this Section 2.3 shall not apply to sales or transfers required by or made pursuant to the Loan Agreement.

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2.4           Block Trades; Other Coordinated Offerings.

2.4.1           Notwithstanding the foregoing, at any time and from time to time when an effective Shelf is on file with the Commission and effective, subject to any lock-up period applicable to such Holder, if a Demanding Holder or Demanding Holders wish to engage in an underwritten block trade or similar transaction or other transaction with a two (2)-day or less marketing period (a “Block Trade”) or an otherwise coordinated registered offering through a broker, sales agent or distribution agent, whether as agent or principal (an “Other Coordinated Offering”), in each case, either (x) with an anticipated aggregate offering price reasonably expected to exceed $50 million or (y) of all remaining Registrable Securities held by the Demanding Holder or Demanding Holders, then such Demanding Holder needs to notify the Company of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.

2.4.2           Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company and the Underwriter or Underwriters (if any) and any brokers, sale agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.4.2.

2.4.3           Notwithstanding anything to the contrary in this Agreement, Section 2.2 hereof shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.

2.4.4           The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sale agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.4.5           A Holder in the aggregate may demand no more than two (2) Block Trades or Other Coordinated Offerings pursuant to this Section 2.4 in any twelve (12) month period. For purposes of clarity, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.4 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4.

ARTICLE III

COMPANY PROCEDURES

3.1           General Procedures. In connection with any Registration of Registrable Securities, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

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3.1.1           prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold or have ceased to be Registrable Securities;

3.1.2           prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder or group of Holders that holds at least five percent (5%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3           prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4           prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be reasonably necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

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3.1.5           use reasonable best efforts to cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;

3.1.6           provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7           advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8           prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9           notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;

3.1.10         in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, permit a representative of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11         use commercially reasonable efforts to obtain a “comfort” letter (including a bring-down letter dated as of the date the Registrable Securities are delivered for sale pursuant to such Registration) from the Company’s independent registered public accountants in the event of an Underwritten Offering, Block Trade or Other Coordinated Offering that is registered or sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountings and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

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3.1.12         in the event of an Underwritten Offering, Block Trade or Other Coordinated Offering that is registered or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, use commercially reasonable efforts to obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions, provided such participating Holders provide such information to such counsel as is customarily required for purpose of such opinions;

3.1.13         in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale;

3.1.14         make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect), and which requirement will be deemed to be satisfied if the Company timely files complete and accurate information on Forms 10-K, 10-Q and 8-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act;

3.1.15         with respect to an Underwritten Offering pursuant to Section 2.1.4, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.16         otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or broker, sales agent or placement agent if such Underwriter or broker, sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter or broker, sales agent or placement agent, as applicable.

3.2            Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all fees and expenses of any legal counsel representing the Holders.

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3.3            Requirements for Registration and Participation in Underwritten Offerings. The Holders of Registrable Securities shall provide such information as may reasonably be requested by the Company, or the managing Underwriter or placement agent or sales agent, if any, in connection with the preparation of any Registration Statement or Prospectus, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act pursuant to ARTICLE II and in connection with the Company’s obligation to comply with federal and applicable state securities laws. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with such requested information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel and in good faith, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person or entity may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4           Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1           Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.

3.4.2           Subject to Section 3.4.3, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board such Registration, be materially detrimental to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company or (ii) render the Company unable to comply with the requirements under the Securities Act or Exchange Act, the Company may, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

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3.4.3           The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4.2 shall be exercised by the Company, in the aggregate, for not more than sixty (60) consecutive calendar days or more than one hundred and twenty (120) total calendar days in each case, during any twelve (12)-month period.

3.5            Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to use commercially reasonable efforts to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Section 4(a)(2) of the Securities Act and/or Rule 144 promulgated under the Securities Act (or any successor rule then in effect), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1            Indemnification.

4.1.1           The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person or entity who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto filed pursuant to this Agreement or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

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4.1.2           To the extent permitted by law, each Holder of Registrable Securities shall indemnify the Company, its directors, officers and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use in the Registration Statement in which such Holder is participating; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3           Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

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4.1.4           The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5           If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

5.1           Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: Essentium, Inc., 19025 N Heatherwilde Blvd Suite 100, Pflugerville, TX 78660, Attention: Blake Teipel, Email: blake.teipel@essentium.com, and, if to any Holder, at such Holder’s address, electronic mail address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

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5.2           Assignment; No Third-Party Beneficiaries.

5.2.1           This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2           Subject to Section 5.2.4 and Section 5.2.5, this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees; provided that, with respect to the Legacy Company Holders and the Sponsors, the rights hereunder that are personal to such Holders may not be assigned or delegated in whole or in part, except that (x) each of the Legacy Company Holders shall be permitted to transfer its rights hereunder as the Legacy Company Holders to one or more affiliates or any direct or indirect partners, members or equity holders of such Legacy Company Holder (it being understood that no such transfer shall reduce any rights of such Legacy Company Holder or such transferees) and (y) each of the Sponsors shall be permitted to transfer its rights hereunder as the Sponsor Holdco to one or more affiliates or any direct or indirect partners, members or equity holders of the Sponsor Holdco (it being understood that no such transfer shall reduce any rights of the Sponsor Holdco or such transferees).

5.2.3           This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4           This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2.

5.2.5           No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless it is permitted under Section 5.2.2 and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3           Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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5.4            Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (1) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS, AND (2) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

5.5            TRIAL BY JURY. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

5.6           Amendments and Modifications. Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities then held, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.7           Other Registration Rights. Other than (i) the Investor Stockholders who have registration rights with respect to their Investor Shares pursuant to their respective Subscription Agreements and (ii) as provided in the Warrant Agreement, dated as of March 3, 2021, between the Company and Continental Stock Transfer & Trust Company, the Company represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person or entity. The registration rights granted under this Agreement shall supersede any registration, qualification or similar rights of the Holders with respect to any shares or securities of the Company granted under any other agreement, including, but not limited to, the Original RRA, any of such preexisting registration, qualification or similar rights and such agreements shall be terminated and of no further force and effect.

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5.8            Term. This Agreement shall terminate on the earlier of (a) the seventh anniversary of the date of this Agreement and (b) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

5.9            Holder Information. Each Holder agrees, if reasonably requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

5.10         Additional Holders; Joinder. In addition to persons or entities who may become Holders pursuant to Section 5.2 hereof, subject to the prior written consent of the Sponsor Holdco and each Legacy Company Holder, the Company may make any person or entity who has or acquires Common Stock or rights to acquire Common Stock after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Common Stock then owned (including shares of Common Stock issued or issuable upon the exercise of any equity security of the Company), or underlying any rights then owned, by such Additional Holder (the “Additional Holder Common Stock”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Stock.

5.11         Lender as Holder. In the event that Sponsor Parent or Sponsor SPE transfers any or all of its Registrable Securities to Lender or any of its affiliates, or Lender or any of its affiliates otherwise hold such Common Stock, in each case pursuant to the terms of the Loan Agreement, in addition to Lender’s rights set forth herein as a Sponsor, Lender shall also have the same rights as Sponsor Holdco as set forth herein.

5.12         Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

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5.13         Entire Agreement; Restatement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Upon the Closing, the Original RRA shall no longer be of any force or effect.

[SIGNATURE PAGES FOLLOW]

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In Witness Whereof, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

ESSENTIUM, INC.
(formerly known as Atlantic Coastal Acquisition Corp.)

By:

Name:

Title:

[Signature Page to Amended and Restated Registration Rights Agreement]

In Witness Whereof, the undersigned have caused this Agreement to be executed as of the date first written above.

SPONSORS:

Atlantic Coastal Acquisition Management LLC
a Delaware limited liability company

By:

Name: Shahraab Ahmad

Title: Authorized Signatory

Atlantic Coastal Finance Company LLC
a Delaware limited liability company

By:

Name: Shahraab Ahmad

Title: Authorized Signatory

Name: Joanna Lord

Name: Bryan Dove

Name: Iqbaljit Kahlon

Name: Daniel M. Tapiero

[Signature Page to Amended and Restated Registration Rights Agreement]

Cantor Fitzgerald Securities
a New York general partnership

By:

Name:

Title:

[Signature Page to Amended and Restated Registration Rights Agreement]

In Witness Whereof, the undersigned have caused this Agreement to be executed as of the date first written above.

LEGACY COMPANY HOLDERS:

[Signature Page to Amended and Restated Registration Rights Agreement]

Exhibit A

REGISTRATION RIGHTS AGREEMENT JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Amended and Restated Registration Rights Agreement, dated as of [●], 2022 (as the same may hereafter be amended, the “Registration Rights Agreement”), among Essentium, Inc., a Delaware corporation (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s shares of Common Stock shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein; provided, however, that the undersigned and its permitted assigns (if any) shall not have any rights as Holders, and the undersigned’s (and its transferees’) shares of Common Stock shall not be included as Registrable Securities, for purposes of the Excluded Sections.

For purposes of this Joinder, “Excluded Sections” shall mean [_____________].

Accordingly, the undersigned has executed and delivered this Joinder as of the ___ day of ________________, 20_________.

Signature of Stockholder

Print Name of Stockholder

Its:

Address:

Agreed and Accepted as of

_____________________, 20___

Essentium, Inc.

By:

Name:

Its:

A-1

Schedule I

Schedule of Sponsors

Sponsors
Atlantic Coastal Acquisition Management LLC(1)
Atlantic Coastal Finance Company LLC
Joanna Lord
Bryan Dove
Iqbaljit Kahlon
Daniel M. Tapiero

(1) Mr. Ahmad may be deemed to beneficially own securities held by Atlantic Coastal Acquisition Management LLC by virtue of his control over Atlantic Coastal Acquisition Management LLC. Mr. Ahmad disclaims beneficial ownership of securities held by Atlantic Coastal Acquisition Management LLC except to the extent of his pecuniary interests therein.

Schedule II

Schedule of Legacy Company Holders

G. & A. Birdwell Family Limited Partnership

BASF Venture Capital GMBH

Robert Vanman

Vanman Charitable Trust

Erik Gjovik

William Jack MacNeish III

Lars Uffhausen

Blake Ryland Teipel

Elisa Marina Teipel

Ryan Joseph Vano

Charles Brandon Sweeney

Exhibit B

Form of Lock-Up Agreement

[See attached.]

FORM OF LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”), dated as of [●], is made and entered into by and between Essentium, Inc., a Delaware corporation (the “Company”) (formerly known as Atlantic Coastal Acquisition Corp., a Delaware corporation), and the undersigned (the “Securityholder”).

WHEREAS, the Company, Alpha Merger Sub 1, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (“Merger Sub”), and Essentium, Inc., a Delaware corporation (“Legacy Essentium”), entered into that certain Business Combination Agreement (as amended or modified from time to time, the “Business Combination Agreement”; capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement), dated as of November 22, 2021, pursuant to which, among other things, on the date hereof Merger Sub will merge with and into Legacy Essentium, with Legacy Essentium continuing on as the surviving entity (the “Surviving Corporation”) and a wholly owned subsidiary of the Company, on the terms and conditions set forth therein (the “Merger”);

WHEREAS, upon closing of the Merger, the Securityholder will own equity interests in the Company;

WHEREAS, in connection with the Merger, the parties hereto wish to set forth herein certain understandings between such parties with respect to restrictions on transfer of equity interests in the Company; and

WHEREAS, each of the Persons set forth on Schedule I hereto is concurrently entering into a Lock-Up Agreement (collectively with this Agreement, the “Lock-Up Agreements”), on substantially the same terms as the Securityholder (other than certain lock-up terms as set forth in the form of Lock-Up Agreement attached as an exhibit to the Business Combination Agreement) (such Persons, together with any person or entity who hereafter becomes a party to the Lock-Up Agreements pursuant to Section 2 or Section 7 hereof or thereof, the “Securityholders”)

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NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in the Business Combination Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.              Subject to the exceptions set forth herein, each Securityholder agrees not to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, any shares of common stock, par value $0.0001 per share, of the Company (“Company Common Stock”) held by it immediately after the effective time of the Merger, any shares of Company Common Stock issuable upon the exercise of options to purchase shares of Company Common Stock held by it immediately after the effective time of the Merger, or any securities convertible into or exercisable or exchangeable for Company Common Stock held by it immediately after the effective time of the Merger (the “Lock-up Shares”), (ii) enter into any swap, hedge, or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, “Transfer”) until [one year after the date hereof]1 [the earlier of (A) the later of (x) 180 days after the date hereof and (y) the date upon which the volume-weighted average price of the Company Common Stock is greater than or equal to $15 per share over any 20 Trading Days within any 30 consecutive Trading Day period and (B) one year after the date hereof]2 [the earlier of (A) the later of (x) 180 days after the date hereof and (y) the date upon which the volume-weighted average price of the Company Common Stock is greater than or equal to $12 per share over any 20 Trading Days within any 30 consecutive Trading Day period (the “Early Release”) and (B) one year after the date hereof; provided, that if the Early Release occurs, prior to one year after the date hereof, the Securityholder may not Transfer Lock-Up Shares in excess of 5% of the Lock-Up Shares held by such Securityholder upon the closing of the Merger per Trading Day]3 (the “Lock-Up Period”), subject to the early release provisions set forth in Section 3 below. [For purposes of this Section 1, a “Trading Day” means any day on which The Nasdaq Stock Market is open for trading.]4 In furtherance of the foregoing during the Lock-Up Period, the Company will (i) place a stop order on all the Lock-up Shares, including those which may be covered by a registration statement, and (ii) notify the Company’s transfer agent in writing of the stop order and the restrictions on the Lock-up Shares under this Agreement and direct the Company’s transfer agent not to process any attempts by the Securityholder to resell or transfer any Lock-up Shares, except in compliance with this Agreement.

2.              The restrictions set forth in Section 1 shall not apply to:

(i)	in the case of an entity, Transfers (A) to another entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the undersigned, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the undersigned or affiliates of the undersigned or who shares a common investment advisor with the undersigned or (B) as part of a distribution to members, partners, shareholders or equity holders of the undersigned;

(ii)	in the case of an individual, Transfers by gift to members of the individual’s immediate family (as defined below) or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization;

1   Note to Draft: To be included for executive officers and directors of the Surviving Corporation.

2    Note to Draft: To be included for equityholders of pre-closing Essentium who are not officers or directors of the Surviving Corporation (other than carved out equityholders).

3    Note to Draft: To be included for ACAH sponsor, ACAH sponsor directors, and carved out equityholders which are (i) PM Operating, Ltd., (ii) PSH Investments, LTD, (iii) Brass Advisors, LLC, (iv) George E. Seay III Separate Property, (v) F16 Partners I, LLC, (vi) KPG3 Holdings, LLC, (vii) Cohn-Huggins, LLC, (viii) Red Rock Interests, Ltd., (ix) Teidi Holdings, LLC, (x) James Rootes, (xi) Marc Boom, (xii) ED and DB Sheffield Family Partners, LP, (xiii) Tadd Tellepsen 2007 Children’s Trust, (xiv) Tellepsen Holdings, LLC, (xv) Genesis Park II L.P (only with respect to 20% of its Lockup Shares; remaining 80% to be locked up on terms applicable to equityholders of the Company who are not officers or directors of the Surviving Corporation).

4    Note to Draft: To be included for equityholders of the Company who are not officers or directors of the Surviving Corporation, including carved out equityholders.

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(iii)	in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of the individual;

(iv)	in the case of an individual, Transfers by operation of law or pursuant to a court order, such as a qualified domestic relations order, divorce decree or separation agreement;

(v)	in the case of an individual, Transfers to a partnership, limited liability company or other entity of which the undersigned and/or the immediate family (as defined below) of the undersigned are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(vi)	in the case of an entity that is a trust, Transfers to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

(vii)	in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(viii)	transfers of any shares of Company Common Stock or other securities acquired as part of the PIPE Financing or issued in exchange for, or on conversion or exercise of, any securities issued as part of the PIPE Financing;

(ix)	transfers relating to Company Common Stock or other securities convertible into or exercisable or exchangeable for Company Common Stock acquired in open market transactions after the Closing; provided that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise, other than a required filing on Schedule 13F, 13G or 13G/A) during the Lock-Up Period;

(x)	the exercise of stock options or warrants to purchase shares of Company Common Stock or the vesting of stock awards of Company Common Stock and any related transfer of shares of Company Common Stock in connection therewith (x) deemed to occur upon the “cashless” or “net” exercise of such options or warrants or (y) for the purpose of paying the exercise price of such options or warrants or for paying taxes due as a result of the exercise of such options or warrants, the vesting of such options, warrants or stock awards, or as a result of the vesting of such shares of Company Common Stock, it being understood that all shares of Company Common Stock received upon such exercise, vesting or transfer will remain subject to the restrictions of this Agreement during the Lock-Up Period;

(xi)	transfers to the Company pursuant to any contractual arrangement in effect at the effective time of the Merger that provides for the repurchase by the Company or forfeiture of Company Common Stock or other securities convertible into or exercisable or exchangeable for Company Common Stock in connection with the termination of the Securityholder’s service to the Company;

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(xii)	the entry, by a Securityholder, at any time after the effective time of the Merger, of any trading plan providing for the sale of shares of Company Common Stock by a Securityholder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act; provided, however, that such plan does not provide for, or permit, the sale of any shares of Company Common Stock during the Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period (whether on Form 4, Form 5 or otherwise, other than a required filing on Schedule 13F, 13G or 13G/A);

(xiii)	transfers in the event of completion of a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Company’s securityholders having the right to exchange their shares of Company Common Stock for cash, securities or other property;

(xiv)	transfers to satisfy any U.S. federal, state, or local income tax obligations of a Securityholder (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Business Combination Agreement was executed by the parties, and such change prevents the Merger from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the Merger does not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), in each case solely and to the extent necessary to cover any tax liability as a direct result of the transaction; and

(xv)	in the case of Company Common Stock held by Atlantic Coastal Acquisition Management LLC (“Sponsor”) or Atlantic Coastal Finance Company LLC (“Borrower”), the pledge of such Company Common Stock to Lender (as defined in that certain Loan and Security Agreement between Borrower and Lender, dated as of November 30, 2021, as amended or modified from time to time (the “Loan Agreement”)), the sale or transfer (including, without limitation, Transfers) of such Company Common Stock to any third party as required by the Loan Agreement, and transfers of such Company Common Stock to Lender;

provided, however, that (A) in the case of clauses (i) through (vii), these permitted transferees must enter into a written agreement, in substantially the form of this Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the applicable Securityholder and not to the immediate family of the transferee), agreeing to be bound by these Transfer restrictions and (B) in the case of clause (xv), if Lender takes possession of such Company Common Stock being used as Collateral (as defined in the Loan Agreement) pursuant to the terms of the Loan Agreement or any third party acquires or receives such Company Common Stock, the parties hereto agree that neither the Lender nor any such third party shall be subject to any restrictions on transfer set forth in this Agreement and this Agreement shall have no force or effect with respect to such Company Common Stock, provided, further, however, that in the case of clause (B) above, if Sponsor or Borrower takes back possession of any or all such Company Common Stock pursuant to the Loan Agreement, the restrictions on transfer set forth herein shall continue to be applicable for any Company Common Stock held by Sponsor or Borrower. For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child (including by adoption), father, mother, brother or sister of the undersigned, and lineal descendant (including by adoption) of the undersigned or of any of the foregoing persons; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

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3.              This Agreement shall terminate upon the earlier of (i) the expiration of the Lock-Up Period, (ii) the closing of a merger, liquidation, stock exchange, reorganization or other similar transaction after the Closing date of the Merger that results in all of the public stockholders of the Company having the right to exchange their shares of Company Common Stock for cash, securities or other property or (iii) the liquidation of the Company.

4.              In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the securities described therein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Agreement.

5.              The Lock-Up Agreements may be amended or modified, or any provision hereof waived, in whole or in part, only by a duly authorized agreement in writing, unanimously approved by the Company’s board of directors and executed by the Company and the Securityholders holding a majority of the shares then held by the Securityholders in the aggregate as to which the Lock-Up Agreements have not been terminated, executed in the same manner as the Lock-Up Agreements and which makes reference to the Lock-Up Agreements; provided, however, that no amendment, modification or waiver that is adverse to Lender (as determined by Lender) shall be made or become effective without the written consent of Lender. The Lock-Up Agreements may not be modified or amended or any provision hereof waived except as provided in the immediately preceding sentence and any purported amendment, modification or waiver by any party or parties hereto effected in a manner which does not comply with this Section 6 shall be null and void, ab initio.

6.              Except as set forth herein, this Agreement and the obligations of the Securityholder pursuant hereto are personal to the Securityholder and may not be transferred by the Securityholder at any time. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on the Securityholder and each of its respective successors, heirs and assigns and permitted transferees.

7.              This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Agreement shall be brought and enforced in the Delaware Chancery Court, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

8.              This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any joinder to this Agreement by electronic means, including DocuSign, e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

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9.              Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable law, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

10.             The liability of any Securityholder under the Lock-Up Agreements is several (and not joint). Notwithstanding any other provision of the Lock-Up Agreements, in no event will any Securityholder be liable for any other Securityholder’s breach of such other Securityholder’s obligations under the Lock-Up Agreements.

[remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

ESSENTIUM, INC.

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

STOCKHOLDERS:

[●]

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

SCHEDULE I

SECURITYHOLDERS

[●]5

5   Note to Draft: To be entered into by sponsor (and affiliates), the SPE party to the Loan Agreement with Lender, insider equityholders of the company and all other equityholders of the company.

Exhibit C

Form of Second Amended and Restated Certificate of Incorporation of ACAH

[See attached.]

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ATLANTIC COASTAL ACQUISITION CORP.

Atlantic Coastal Acquisition Corp. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1.              The name of the Corporation is Atlantic Coastal Acquisition Corp. The Corporation was incorporated under the name Atlantic Coastal Acquisition Corp. by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on December 7, 2020 (the “Original Certificate”).

2.              An Amended and Restated Certificate of Incorporation, which amended and restated the Original Certificate in its entirety, was filed with the Secretary of State of the State of Delaware on March 5, 2021 (as amended from time to time, the “Existing Certificate”).

3.              This Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”), which amends and restates the Existing Certificate in its entirety, has been approved by the Board of Directors of the Corporation (the “Board of Directors”) in accordance with Sections 242 and 245 of the DGCL and has been adopted by the stockholders of the Corporation at a meeting of the stockholders of the Corporation in accordance with the provisions of Section 211 of the DGCL.

4.              The text of the Existing Certificate is hereby amended and restated by this Second Amended and Restated Certificate to read in its entirety as set forth in EXHIBIT A attached hereto.

5.              This Second Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of the State of Delaware.

6.              IN WITNESS WHEREOF, Atlantic Coastal Acquisition Corp. has caused this Second Amended and Restated Certificate to be signed by a duly authorized officer of the Corporation, on [ ● ], 2022.

ATLANTIC COASTAL ACQUISITION CORP.

By:
Name:
Title:

EXHIBIT A

ARTICLE I
NAME

The name of the corporation is Essentium, Inc. (the “Corporation”).

ARTICLE II
REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801, and the name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented.

ARTICLE IV
CAPITAL STOCK

The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock which the Corporation shall have authority to issue is 1,100,000,000. The total number of shares of Common Stock that the Corporation is authorized to issue is 1,000,000,000, having a par value of $0.0001 per share, and the total number of shares of Preferred Stock that the Corporation is authorized to issue is 100,000,000, having a par value of $0.0001 per share.

The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:

(a)            COMMON STOCK.

1.      General.          The voting, dividend, liquidation, and other rights and powers of the Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) and outstanding from time to time.

2.	Voting.

a.	Except as otherwise provided herein (including any Certificate of Designation) or otherwise required by law, the holders of the shares of Common Stock shall exclusively possess all voting power with respect to the Corporation.

b.	Except as otherwise provided herein or expressly required by law, each holder of Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of stockholders and shall be entitled to one (1) vote for each share of Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter.

c.	Except as otherwise provided herein (including any Certificate of Designation) or otherwise required by law, at any annual or special meeting of the stockholders of the Corporation, holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders.

d.	Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any Certificate of Designation (as defined below)) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Certificate of Designation) or pursuant to the DGCL.

Subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

3.      Dividends. Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of Common Stock, as such, shall be entitled to the payment of dividends on the Common Stock when, as and if declared by the Board of Directors in accordance with applicable law.

4.      Liquidation. Subject to the rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.

(b)	PREFERRED STOCK

Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board of Directors as hereinafter provided.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Second Amended and Restated Certificate (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Second Amended and Restated Certificate (including any Certificate of Designation).

The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE V
BOARD OF DIRECTORS

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

A. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the directors of the Corporation shall be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible and designated as Class I, Class II and Class III. The initial Class I directors shall serve for a term expiring at the first annual meeting of the stockholders following the date of this Second Amended and Restated Certificate; the initial Class II directors shall serve for a term expiring at the second annual meeting of the stockholders following the date of this Second Amended and Restated Certificate; and the initial Class III directors shall serve for a term expiring at the third annual meeting following the date of this Second Amended and Restated Certificate. At each annual meeting of the stockholders of the Corporation beginning with the first annual meeting of the stockholders following the date of this Second Amended and Restated Certificate, subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of the stockholders held in the third year following the year of their election. Each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director. The Board of Directors is authorized to assign members of the Board of Directors already in office to Class I, Class II and Class III.

B. Except as otherwise expressly provided by the DGCL or this Second Amended and Restated Certificate, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors. Directors shall be elected by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.

C. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.

D. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of Preferred Stock), and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term of the class to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification, or removal.

E. Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Second Amended and Restated Certificate (including any Certificate of Designation). Notwithstanding anything to the contrary in this Article V, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to paragraph B of this Article V, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided in the Certificate of Designation(s) in respect of one or more series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Certificate of Designation(s), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

F. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Amended and Restated Bylaws of the Corporation (as amended and/or restated from time to time, the “Bylaws”). In addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Second Amended and Restated Certificate (including any Certificate of Designation in respect of one or more series of Preferred Stock) or the Bylaws of the Corporation, the adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors.

G. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

ARTICLE VI
STOCKHOLDERS

A. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and shall not be taken by written consent in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.

B. Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or the President, and shall not be called by any other person or persons.

C. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE VII

LIABILITY

No director of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article VII, or the adoption of any provision of the Second Amended and Restated Certificate inconsistent with this Article VII, shall not adversely affect any right or protection of a director of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

ARTICLE VIII

INDEMNIFICATION

A. To the fullest extent permitted by the DGCL or any other applicable law, as it presently exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she or a person for whom he or she is the legal representative is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding; provided that such indemnitee acted in good faith and in a manner such indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such indemnitee’s conduct was unlawful. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Article VIII or otherwise. The rights to indemnification and advancement of expenses conferred by this Article VIII shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Article VIII, except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

B. The rights to indemnification and advancement of expenses conferred on any indemnitee by this Article VIII shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Second Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

C. Any repeal or amendment of this Article VIII by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second Amended and Restated Certificate inconsistent with this Article VIII, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

D. This Article VIII shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX
FORUM SELECTION

Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the bylaws of the Corporation or this Second Amended and Restated Certificate (as either may be amended from time to time) or (iv) any action, suit or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Article IX, the federal district courts of the United States of America (the “Federal Courts”) shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, except for, as to each of (a) and (b), any claim as to which the Chancery Court or the Federal Courts, as applicable, determines that there is an indispensable party not subject to the jurisdiction of the Chancery Court or the Federal Courts, as applicable (and the indispensable party does not consent to the personal jurisdiction of the Chancery Court or Federal Courts, as applicable, within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Chancery Court or the Federal Courts, as applicable, or for which the Chancery Court or Federal Courts, as applicable, does not have subject matter jurisdiction. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article IX. Notwithstanding the foregoing, the provisions of this Article IX shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

ARTICLE X
AMENDMENTS

A. Notwithstanding anything contained in this Second Amended and Restated Certificate to the contrary, in addition to any vote required by applicable law, the following provisions in this Second Amended and Restated Certificate may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the total voting power of all the then outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class: Part B of Article IV, Article V, Article VI, Article VII, Article VIII, Article IX, and this Article X.

B. If any provision or provisions of this Second Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any person, entity, or circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Second Amended and Restated Certificate (including, without limitation, each such portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Second Amended and Restated Certificate.

Exhibit D

Form of Second Amended and Restated Bylaws of ACAH

[See attached.]

Second Amended and Restated Bylaws of

Essentium, Inc.

(a Delaware corporation)

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

Article X - Amendments	24
Article XI - Forum Selection	25
Article XII - Definitions	25

iii

Second Amended and Restated Bylaws of

Essentium, Inc.

Article I - Corporate Offices

1.1	Registered Office.

The address of the registered office of Essentium, Inc. (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”).

1.2          Other Offices.

The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board”) may from time to time establish or as the business and affairs of the Corporation may require.

Article II - Meetings of Stockholders

2.1          Place of Meetings.

Meetings of stockholders shall be held at any place, within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office, whether within or outside of the State of Delaware.

2.2          Annual Meeting.

The Board shall designate the date and time of the annual meeting. At the annual meeting, the stockholders entitled to vote on such matters shall elect those directors of the Corporation to fill any term of a directorship that expires on the date of such annual meeting and may transact any other business as may properly be brought before the meeting in accordance with Section 2.4. The Board may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders.

2.3          Special Meeting.

Special meetings of the stockholders may be called only by such persons and only in such manner as set forth in the Certificate of Incorporation.

No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting. The Board may postpone, reschedule or cancel any previously scheduled special meeting of stockholders.

2.4          Notice of Business to be Brought before a Meeting.

(a)          At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by or at the direction of the Board or the Chairman of the Board or (iii) otherwise properly brought before the meeting by a stockholder present in person who (A) (1) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with this Section 2.4 in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”). The foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. The only matters that may be brought before a special meeting are the matters specified in the notice of meeting given by or at the direction of the person calling the meeting pursuant to Section 2.3, and stockholders shall not be permitted to propose business to be brought before a special meeting of the stockholders. For purposes of this Section 2.4, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or a qualified representative of such proposing stockholder, appear at such annual meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Stockholders seeking to nominate persons for election to the Board must comply with Section 2.5, and this Section 2.4 shall not be applicable to nominations except as expressly provided in Section 2.5.

(b)          For business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if no annual meeting was held in the preceding year, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not earlier than the close of business on the one hundred and twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation; provided, further, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

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(c)          To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the Secretary of the Corporation shall set forth:

(i)                    As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (B) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Stockholder Information”);

(ii)                    As to each Proposing Person, (A) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of shares of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (B) any rights to dividends on the shares of any class or series of shares of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (C) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (D) any other material relationship between such Proposing Person, on the one hand, and the Corporation or any affiliate of the Corporation, on the other hand, (E) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (F) a representation that such Proposing Person intends or is part of a group that intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal and (G) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (G) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner; and

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(iii)                    As to each item of business that the stockholder proposes to bring before the annual meeting, (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these bylaws, the language of the proposed amendment), and (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other person or entity (including their names) in connection with the proposal of such business by such stockholder; and (D) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this Section 2.4(c)(iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner.

For purposes of this Section 2.4, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(d)          A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.

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(e)          Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The presiding officer of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(f)          This Section 2.4 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(g)          For purposes of these bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

2.5          Notice of Nominations for Election to the Board.

(a)          Nominations of any person for election to the Board at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (i) by or at the direction of the Board, including by any committee or persons authorized to do so by the Board or these bylaws, or (ii) by a stockholder present in person (A) who was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 2.5 as to such notice and nomination. For purposes of this Section 2.5, “present in person” shall mean that the stockholder proposing that the business be brought before the meeting of the Corporation, or a qualified representative of such stockholder, appear at such meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. The foregoing clause (ii) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting or special meeting.

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(b)          (i) Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting, the stockholder must (1) provide Timely Notice (as defined in Section 2.4) thereof in writing and in proper form to the Secretary of the Corporation, (2) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.5 and (3) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5.

(ii) Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling a special meeting, then for a stockholder to make any nomination of a person or persons for election to the Board at a special meeting, the stockholder must (i) provide Timely Notice thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, (ii) provide the information with respect to such stockholder and its candidate for nomination as required by this Section 2.5 and (iii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. To be timely, a stockholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the one hundred twentieth (120th) day prior to such special meeting and not later than the ninetieth (90th) day prior to such special meeting or, if later, the tenth (10th) day following the day on which public disclosure (as defined in Section 2.4) of the date of such special meeting was first made.

(iii) In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

(iv) In no event may a Nominating Person provide Timely Notice with respect to a greater number of director candidates than are subject to election by shareholders at the applicable meeting. If the Corporation shall, subsequent to such notice, increase the number of directors subject to election at the meeting, such notice as to any additional nominees shall be due on the later of (i) the conclusion of the time period for Timely Notice, (ii) the date set forth in Section 2.5(b)(ii) or (iii) the tenth day following the date of public disclosure (as defined in Section 2.4) of such increase.

(c)            To be in proper form for purposes of this Section 2.5, a stockholder’s notice to the Secretary of the Corporation shall set forth:

(i)  As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(c)(i), except that for purposes of this Section 2.5, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(c)(i));

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(ii)  As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(c)(ii), except that for purposes of this Section 2.5, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(c)(ii) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(c)(ii) shall be made with respect to the election of directors at the meeting); and

(iii)  As to each candidate whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 if such candidate for nomination were a Nominating Person, (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant and (D) a completed and signed questionnaire, representation and agreement as provided in Section 2.5(f).

For purposes of this Section 2.5, the term “Nominating Person” shall mean (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (iii) any other participant in such solicitation.

(d)          A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.

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(e)          In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

(f)          To be eligible to be a candidate for election as a director of the Corporation at an annual or special meeting, a candidate must be nominated in the manner prescribed in Section 2.5 and the candidate for nomination, whether nominated by the Board or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board), to the Secretary of the Corporation at the principal executive offices of the Corporation, (i) a completed written questionnaire (in a form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such proposed nominee and (ii) a written representation and agreement (in form provided by the Corporation) that such candidate for nomination (A) is not and, if elected as a director during his or her term of office, will not become a party to (1) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed to the Corporation and (C) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect).

(g)          The Board may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s corporate governance guidelines.

(h)          A candidate for nomination as a director shall further update and supplement the materials delivered pursuant to this Section 2.5, if necessary, so that the information provided or required to be provided pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation (or any other office specified by the Corporation in any public announcement) not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business or resolutions proposed to be brought before a meeting of the stockholders.

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(i)          No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with this Section 2.5. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with Section 2.5, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.

(j)          Notwithstanding anything in these bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with Section 2.5.

2.6          Notice of Stockholders’ Meetings.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with Section 8.1 not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and time of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

2.7          Quorum.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the person presiding over the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to recess the meeting or adjourn the meeting from time to time in the manner provided in Section 2.8 until a quorum is present or represented. At any recessed or adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

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2.8           Adjourned Meeting; Notice.

When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such meeting as of the record date so fixed for notice of such adjourned meeting.

2.9           Conduct of Business.

The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the person presiding over any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures (which need not be in writing) and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the person presiding over the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present (including, without limitation, rules and procedures for removal of disruptive persons from the meeting); (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the person presiding over the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting (including, without limitation, determinations with respect to the administration and/or interpretation of any of the rules, regulations or procedures of the meeting, whether adopted by the Board or prescribed by the person presiding over the meeting), shall, if the facts warrant, determine and declare to the meeting that a matter of business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

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2.10         Voting.

Except as may be otherwise provided in the Certificate of Incorporation, these bylaws or the DGCL, each stockholder shall be entitled to one (1) vote for each share of capital stock held by such stockholder.

Except as otherwise provided by the Certificate of Incorporation, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) on such matter.

2.11         Record Date for Stockholder Meetings and Other Purposes.

In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than sixty (60) days nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

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2.12         Proxies.

Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A proxy may be in the form of an electronic transmission which sets forth or is submitted with information from which it can be determined that the transmission was authorized by the stockholder.

2.13         List of Stockholders Entitled to Vote.

The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.13 or to vote in person or by proxy at any meeting of stockholders.

2.14         Inspectors of Election.

Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If any person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the person presiding over the meeting shall appoint a person to fill that vacancy.

Such inspectors shall:

(i) determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;

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(ii) count all votes or ballots;

(iii) count and tabulate all votes;

(iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and

(v) certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.

Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such persons to assist them in performing their duties as they determine.

2.15         Delivery to the Corporation.

Whenever this Article II requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered. For the avoidance of doubt, the Corporation expressly opts out of Section 116 of the DGCL with respect to the delivery of information and documents to the Corporation required by this Article II.

Article III - Directors

3.1           Powers.

Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

3.2           Number of Directors.

Subject to the Certificate of Incorporation, the total number of directors constituting the Board shall be determined from time to time by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3           Election, Qualification and Term of Office of Directors.

Except as provided in Section 3.4, and subject to the Certificate of Incorporation, each director, including a director elected to fill a vacancy or newly created directorship, shall hold office until the expiration of the term of the class, if any, for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification or removal. Directors need not be stockholders or residents of the State of Delaware. The Certificate of Incorporation or these bylaws may prescribe qualifications for directors.

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3.4           Resignation and Vacancies.

Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in Section 3.3.

Unless otherwise provided in the Certificate of Incorporation or these bylaws, vacancies resulting from the death, resignation, disqualification or removal of any director, and newly created directorships resulting from any increase in the authorized number of directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

3.5           Place of Meetings; Meetings by Telephone.

The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in person at the meeting.

3.6           Regular Meetings.

Regular meetings of the Board may be held within or outside the State of Delaware and at such time and at such place as which has been designated by the Board and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other means of electronic transmission. No further notice shall be required for regular meetings of the Board.

3.7           Special Meetings; Notice.

Special meetings of the Board for any purpose or purposes may be called at any time by the chairperson of the Board, the Chief Executive Officer, the President or the Secretary of the Corporation or a majority of the total number of directors constituting the Board.

Notice of the time and place of special meetings shall be:

(i) delivered personally by hand, by courier or by telephone;

(ii) sent by United States first-class mail, postage prepaid;

(iii) sent by facsimile or electronic mail; or

(iv) sent by other means of electronic transmission,

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directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least twenty-four (24) hours before the time of the holding of the meeting. If the notice is sent by U.S. mail, it shall be deposited in the U.S. mail at least four (4) days before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

3.8           Quorum.

At all meetings of the Board, unless otherwise provided by the Certificate of Incorporation, a majority of the total number of directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

3.9           Board Action without a Meeting.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board, or the committee thereof, in the same paper or electronic form as the minutes are maintained. Such action by written consent or consent by electronic transmission shall have the same force and effect as a unanimous vote of the Board.

3.10         Fees and Compensation of Directors.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

Article IV - Committees

4.1           Committees of Directors.

The Board may designate one (1) or more committees, each committee to consist, of one (1) or more of the directors of the Corporation. The Board may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.

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4.2           Committee Minutes.

Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

4.3           Meetings and Actions of Committees.

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i)	Section 3.5 (place of meetings; meetings by telephone);

(ii)	Section 3.6 (regular meetings);

(iii)	Section 3.7 (special meetings; notice);

(iv)	Section 3.9 (board action without a meeting); and

(v)	Section 7.13 (waiver of notice),

with such changes in the context of these bylaws as are necessary to substitute the committee and its members for the Board and its members; provided, however, that:

(i)              the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee;

(ii)            special meetings of committees may also be called by resolution of the Board or the chairperson of the applicable committee; and

(iii)           the Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.3, provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.

4.4           Subcommittees.

Unless otherwise provided in the Certificate of Incorporation, these bylaws or the resolutions of the Board designating the committee, a committee may create one (1) or more subcommittees, each subcommittee to consist of one (1) or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

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Article V - Officers

5.1           Officers.

The officers of the Corporation shall include a Chief Executive Officer, a President and a Secretary. The Corporation may also have, at the discretion of the Board, a Chairperson of the Board, a Vice Chairperson of the Board, a Chief Financial Officer, a Chief Operating Officer, a Treasurer, one (1) or more Vice Presidents, one (1) or more Assistant Vice Presidents, one (1) or more Assistant Treasurers, one (1) or more Assistant Secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person. No officer need be a stockholder or director of the Corporation.

5.2           Appointment of Officers.

The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3.

5.3           Subordinate Officers.

The Board may appoint, or empower the Chief Executive Officer or, in the absence of a Chief Executive Officer, the President, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board may from time to time determine.

5.4           Removal and Resignation of Officers.

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.

Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5           Vacancies in Offices.

Any vacancy occurring in any office of the Corporation shall be filled by the Board or as provided in Section 5.2.

5.6           Representation of Shares of Other Corporations.

The Chairperson of the Board, the Chief Executive Officer, or the President of this Corporation, or any other person authorized by the Board, the Chief Executive Officer or the President, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares or voting securities of any other corporation or other person standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

5.7           Authority and Duties of Officers.

All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

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5.8           Compensation.

The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by or at the direction of the Board. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he or she is also a director of the Corporation.

Article VI - Records

A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code as adopted in the State of Delaware.

Article VII - General Matters

7.1           Execution of Corporate Contracts and Instruments.

The Board, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.

7.2           Stock Certificates.

The shares of the Corporation shall be represented by certificates or shall be uncertificated. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The Chairperson or Vice Chairperson of the Board, the Chief Executive Officer, the President, Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

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The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

7.3           Special Designation of Certificates.

If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or on the back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of uncertificated shares, set forth in a notice provided pursuant to Section 151 of the DGCL); provided, however, that except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face of back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of any uncertificated shares, included in the aforementioned notice) a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

7.4           Lost Certificates.

Except as provided in this Section 7.4, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

7.5           Shares Without Certificates

The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

7.6           Construction; Definitions.

Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.

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7.7           Dividends.

The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.

The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

7.8           Fiscal Year.

The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

7.9           Seal.

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

7.10         Transfer of Stock.

Shares of the stock of the Corporation shall be transferable in the manner prescribed by law and in these bylaws. Shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred.

7.11         Stock Transfer Agreements.

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

7.12         Registered Stockholders.

The Corporation:

(i)  shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner; and

(ii) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

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7.13         Waiver of Notice.

Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these bylaws.

Article VIII - Notice

8.1           Delivery of Notice; Notice by Electronic Transmission.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provisions of the DGCL, the Certificate of Incorporation, or these bylaws may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation and shall be given (1) if mailed, when the notice is deposited in the U.S. mail, postage prepaid, (2) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address or (3) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice or electronic transmission to the Corporation. Notwithstanding the provisions of this paragraph, the Corporation may give a notice by electronic mail in accordance with the first paragraph of this section without obtaining the consent required by this paragraph.

Any notice given pursuant to the preceding paragraph shall be deemed given:

(i)	if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(ii)	if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(iii)	if by any other form of electronic transmission, when directed to the stockholder.

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Notwithstanding the foregoing, a notice may not be given by an electronic transmission from and after the time that (1) the Corporation is unable to deliver by such electronic transmission two (2) consecutive notices given by the Corporation and (2) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice; provided, however, that the inadvertent failure to discover such inability shall not invalidate any meeting or other action.

An affidavit of the Secretary or an Assistant Secretary of the Corporation or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Article IX - Indemnification

9.1	Indemnification of Directors and Officers.

The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL or any other applicable law, as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or non-profit entity, including service with respect to employee benefit plans (hereinafter, an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as director, officer, employee, or agent, or in any other capacity while serving as director, officer, employee or agent, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with any such Proceeding; provided that such indemnitee acted in good faith and in a manner such indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such indemnitee’s conduct was unlawful. Notwithstanding the preceding sentence, except as otherwise provided in Section 9.4, the Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such indemnitee only if the Proceeding was authorized in the specific case by the Board.

9.2           Indemnification of Others.

The Corporation shall have the power to indemnify and hold harmless, to the fullest extent permitted by the DGCL or any other applicable law, as it presently exists or may hereafter be amended, any employee or agent of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

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9.3           Prepayment of Expenses.

In addition to the obligation to indemnify conferred in Section 9.1, the Corporation shall to the fullest extent not prohibited by the DGCL or any other applicable law pay the expenses (including attorneys’ fees) incurred by any indemnitee, and may pay the expenses incurred by any employee or agent of the Corporation, in defending any Proceeding in advance of its final disposition; provided, however, that such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by or on behalf of the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified under this Article IX or otherwise.

9.4           Determination; Claim.

If a claim for indemnification (following the final disposition of such Proceeding) under this Article IX is not paid in full within sixty (60) days, or a claim for advancement of expenses under this Article IX is not paid in full within thirty (30) days, after a written claim therefor has been received by the Corporation the indemnitee may thereafter (but not before) file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

9.5           Non-Exclusivity of Rights.

The rights conferred on any person by this Article IX shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

9.6           Insurance.

The Corporation shall purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

9.7           Other Indemnification.

The Corporation’s obligation, if any, to indemnify or advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

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9.8           Continuation of Indemnification.

The rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, this Article IX shall continue notwithstanding that the person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such person.

9.9           Amendment or Repeal; Interpretation.

The provisions of this Article IX shall constitute a contract between the Corporation, on the one hand, and, on the other hand, each individual who serves or has served as a director or officer of the Corporation (whether before or after the adoption of these bylaws), in consideration of such person’s performance of such services, and pursuant to this Article IX the Corporation intends to be legally bound to each such current or former director or officer of the Corporation. With respect to current and former directors and officers of the Corporation, the rights conferred under this Article IX are present contractual rights and such rights are fully vested, and shall be deemed to have vested fully, immediately upon adoption of theses bylaws. With respect to any directors or officers of the Corporation who commence service following adoption of these bylaws, the rights conferred under this provision shall be present contractual rights and such rights shall fully vest, and be deemed to have vested fully, immediately upon such director or officer commencing service as a director or officer of the Corporation. Any repeal or modification of the foregoing provisions of this Article IX shall not adversely affect any right or protection (i) hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification or (ii) under any agreement providing for indemnification or advancement of expenses to an officer or director of the Corporation in effect prior to the time of such repeal or modification.

Any reference to an officer of the Corporation in this Article IX shall be deemed to refer exclusively to the Chief Executive Officer, the President and the Secretary of the Corporation, or other officer of the Corporation appointed by (x) the Board pursuant to Article V or (y) an officer to whom the Board has delegated the power to appoint officers pursuant to Article V, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors (or equivalent governing body) of such other entity pursuant to the certificate of incorporation and bylaws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article IX.

Article X - Amendments

The Board is expressly empowered to adopt, amend or repeal the bylaws of the Corporation. The stockholders also shall have power to adopt, amend or repeal the bylaws of the Corporation; provided, however, that such action by stockholders shall require, in addition to any other vote required by the Certificate of Incorporation or applicable law, the affirmative vote of the holders of at least two-thirds of the voting power of all the then-outstanding shares of voting stock of the Corporation with the power to vote generally in an election of directors, voting together as a single class.

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Article XI - Forum Selection

Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative Proceeding brought on behalf of the Corporation, (ii) any Proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any Proceeding arising pursuant to any provision of the DGCL or the Certificate of Incorporation or these bylaws (as either may be amended from time to time) or (iv) any Proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Article XI, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. If any action the subject matter of which is within the scope of clause (b) of the immediately preceding sentence is filed in a court other than the federal district courts of the United States of America (a “Foreign Securities Act Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the federal district courts of the United States of America in connection with any action brought in any such court to enforce clause (b) (a “Securities Act Enforcement Action”), and (ii) having service of process made upon such stockholder in any such Securities Act Enforcement Action by service upon such stockholder’s counsel in the Foreign Securities Act Action as agent for such stockholder.

Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article XI. Notwithstanding the foregoing, the provisions of this Article XI shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.

Article XII - Definitions

As used in these bylaws, unless the context otherwise requires, the following terms shall have the following meanings:

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

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An “electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files and information).

An “electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.

The term “person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

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Essentium, Inc.

Certificate of Amendment and Restatement of Bylaws

The undersigned hereby certifies that he is the duly elected, qualified, and acting Secretary of Essentium, Inc., a Delaware corporation (the “Corporation”), and that the attached Bylaws are a true and correct copy of the Bylaws of the Corporation in effect as of the date of this certificate.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand this [ ● ], 2022.

Name:

Title: